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Exhibit 10.1

LOAN AGREEMENT

Dated as of July 11, 2001

Between

Borrower (as defined herein)

And

UBS WARBURG REAL ESTATE INVESTMENTS INC.,
as Lender

III	INTEREST; PAYMENTS			35
	3.1	Interest; Monthly Loan Payments		35
		3.1.1	Interest Generally	35
		3.1.2	Payment Before Maturity Date	35
		3.1.3	Intentionally Deleted	36
		3.1.4	Payment on Maturity Date	36
		3.1.5	Property Cash Flow Allocation	36
		3.1.6	Payments after Default; Default Rate	36
	3.2	Loan Repayment; Voluntary Prepayment; Prepayment After Default		36
		3.2.1	Repayment	36
		3.2.2	Mandatory Prepayments	37
		3.2.3	Application of Prepayments to Components	37
	3.3	Release of Property		37
		3.3.1	Release of Collateral Properties	37
		3.3.2	Release on Payment in Full	38
		3.3.3	Release Documents	38
		3.3.4	Release of Funds	38
	3.4	Payments and Computations		38
		3.4.1	Making of Payments	38
		3.4.2	Interest Calculation	38
		3.4.3	Late Payment Charge	39
	3.5	Taxes		39
IV	CASH MANAGEMENT; ESCROWS AND RESERVES			39
	4.1	Cash Management Arrangements		39
		4.1.1	Lockbox Account	39
		4.1.2	Deposits into Lockbox Account	40
		4.1.3	The Accounts	40
	4.2	Required Repair Reserves		40
		4.2.1	Required Repair Fund	40
		4.2.2	Payment of Required Repair Expenses	41
	4.3	Tax and Insurance Escrow Fund		42
	4.4	Replacement and Rollover Reserves		43
		4.4.1	Replacement and Rollover Reserve Fund	43
		4.4.2	Payment of Replacement Expenses and Leasing Expenses	44
	4.5	Intentionally Omitted		44
	4.6	Ground Rent Escrow		45
		4.6.1	Ground Rent Escrow Fund	45
	4.7	Operating Expense Reserves		45
		4.7.1	Operating Expense Reserve Fund	45
		4.7.2	Payment of Approved Operating Expenses	45
	4.8	Casualty/Condemnation Fund		46
	4.9	Security Deposits		46
	4.10	Funds, Generally		46
		4.10.1	Grant of Security Interest; Application of Funds	46
		4.10.2	Investments of Funds	47
	4.11	Best Buy Reserve		47
		4.11.1	Best Buy Reserve Fund	47
		4.11.2	Release of Best Buy Repair Fund	48
	4.12	Letter of Credit		48

V	REPRESENTATIONS AND WARRANTIES			50
	5.1	Borrower Representations		50
		5.1.1	Organization; Special Purpose	50
		5.1.2	Proceedings; Enforceability	50
		5.1.3	No Conflicts	50
		5.1.4	Litigation	51
		5.1.5	Agreements	51
		5.1.6	Title	51
		5.1.7	Survey	51
		5.1.8	No Bankruptcy Filing	51
		5.1.9	Full and Accurate Disclosure	51
		5.1.10	No Plan Assets	52
		5.1.11	Compliance	52
		5.1.12	Contracts	52
		5.1.13	Financial Information	52
		5.1.14	Condemnation	52
		5.1.15	Federal Reserve Regulations	52
		5.1.16	Utilities and Public Access	53
		5.1.17	Not a Foreign Person	53
		5.1.18	Separate Lots	53
		5.1.19	Assessments	53
		5.1.20	Enforceability	53
		5.1.21	Insurance	53
		5.1.22	Use of Property; Licenses	53
		5.1.23	Flood Zone	53
		5.1.24	Physical Condition	53
		5.1.25	Boundaries and Encroachments	54
		5.1.26	Leases and Rent Roll	54
		5.1.27	Filing and Recording Taxes	54
		5.1.28	Investment Company Act	55
		5.1.29	Fraudulent Transfer	55
		5.1.30	Ownership of Borrower	55
		5.1.31	Management Agreement	55
		5.1.32	Hazardous Substances	55
		5.1.33	Name; Principal of Business	56
		5.1.34	Subordinated Debt	56
		5.1.35	Ground Leases	56
		5.1.36	REA	58
		5.1.37	Tenant Estoppels	58
		5.1.38	No Prior Assignment	58
		5.1.39	Special Purpose Entity/Separateness	58
		5.1.40	Illegal Activity	58
	5.2	Survival of Representations and Covenants		58
VI	AFFIRMATIVE COVENANTS			59
	6.1	Existence		59
	6.2	Taxes and Other Charges		59
	6.3	Repairs; Maintenance and Compliance; Alterations; Required Repairs		59
		6.3.1	Repairs and Maintenance	59
		6.3.2	Legal Compliance	60

		6.3.3	Alterations	60
		6.3.4	Required Repairs	61
	6.4	Litigation		61
	6.5	Performance of Other Agreements		61
	6.6	Notices		61
	6.7	Cooperate in Legal Proceedings		62
	6.8	Further Assurances		62
	6.9	Financial Reporting		62
		6.9.1	Bookkeeping	62
		6.9.2	Annual Reports	62
		6.9.3	Monthly and Quarterly Reports	63
		6.9.4	Other Reports	63
		6.9.5	Annual Budget	65
		6.9.6	Delivery of Financial Information	66
	6.10	Environmental Matters		66
		6.10.1	Hazardous Substances	66
		6.10.2	Environmental Monitoring	66
		6.10.3	Title to the Property	68
		6.10.4	Easements; Dedications	68
	6.11	Leases		68
		6.11.1	Form of Lease	68
		6.11.2	New and Renewal Leases	69
		6.11.3	Leasing Covenants	69
		6.11.4	Non-disturbance Agreements	69
		6.11.5	Reciprocal Easement Agreements	69
		6.11.6	Notice to Tenants	69
	6.12	Estoppel Statement		70
	6.13	Property Management		70
		6.13.1	Management Agreement	70
		6.13.2	Management Consultant	70
		6.13.3	Manager's Subordination	70
	6.14	Special Purpose Entity		70
	6.15	Expenses		71
	6.16	Indemnity		71
	6.17	Third Party Reports		72
	6.18	Replacement Guarantor		72
	6.19	Fire Alarm and Sprinkler Compliance		72
	6.20	Performance by Borrower		73
	6.21	Secondary Market Transaction Master Estoppel		73
	6.22	Environmental Compliance		73
	6.23	Mobil Indemnification		73
	6.24	Sears Indemnification		73
VII	NEGATIVE COVENANTS			74
	7.1	Management Agreement		74
	7.2	Liens		74
	7.3	Dissolution		74
	7.4	Change In Business or Operation of Property		74
	7.5	Debt Cancellation		74
	7.6	Assets		74
	7.7	Transfers		74

v

	7.8	Debt		77
	7.9	Assignment of Rights		77
	7.10	Principal Place of Business		77
	7.11	Corporate Organization		77
	7.12	ERISA.		77
	7.13	No Joint Assessment		78
	7.14	Affiliate Transactions		78
VIII	INSURANCE			78
		8.1.1	Coverage	78
		8.1.2	Policies	79
	8.2	Casualty		80
		8.2.1	Notice; Restoration	80
		8.2.2	Settlement of Proceeds	80
	8.3	Condemnation		80
		8.3.1	Notice; Restoration	80
		8.3.2	Collection of Award	81
	8.4	Application of Proceeds or Award		81
		8.4.1	Application to Restoration	81
		8.4.2	Application to Debt	81
		8.4.3	Procedure for Application to Restoration	82
		8.4.4	Ground Lease; Anchor Lease; REA	82
IX	DEFAULTS			82
	9.1	Events of Default		82
	9.2	Remedies.		84
		9.2.1	Acceleration	84
		9.2.2	Remedies Cumulative	84
		9.2.3	Severance	85
		9.2.4	Delay	85
		9.2.5	Lender's Right to Perform	85
X	SPECIAL PROVISIONS			86
	10.1	Sale of the Note and Secondary Market Transaction		86
		10.1.1	Cooperation	86
		10.1.2	Use of Information	87
		10.1.3	Borrower's Obligations Regarding Disclosure Documents	87
		10.1.4	Borrowers Indemnity Regarding Filings	88
		10.1.5	Indemnification Procedure	89
		10.1.6	Contribution	89
		10.1.7	Rating Comfort Letter	89
XI	MISCELLANEOUS			89
		11.1.1	Exculpation	89
XII	NOTICES			91
	12.1	Notice Addresses		91
		12.1.1	Borrower's Representative	92
	12.2	Brokers and Financial Advisors		92
	12.3	Retention of Servicer		92
	12.4	Survival		92
	12.5	Lender's Discretion		92

12.6	Governing Law; Venue		93
12.7	Modification; Waiver in Writing		93
12.8	Delay Not a Waiver		93
12.9	TRIAL BY JURY		94
12.10	Heading		94
12.11	Severability		94
12.12	Preferences		94
12.13	Waiver of Notice		94
12.14	Remedies of Borrower		94
12.15	Prior Agreements		94
12.16	Offsets, Counterclaims and Defenses		95
12.17	Publicity		95
12.18	No Usury		95
12.19	Conflict; Construction of Documents		95
12.20	No Joint Venture or Partnership; No Third Party Beneficiaries		95
12.21	Yield Maintenance Premium		96
12.22	Assignment		96
12.23	Cross-Default; Waiver of Marshalling of Assets		96
12.24	Joint and Several Liability		97
12.25	California Waivers		97
	12.25.1	California Provisions	97
	12.25.2	Modifications to Loan and Loan Documents	97
	12.25.3	Waivers	97
	12.25.4	Borrower Guarantor Informed of Borrower's Condition	98
	12.25.5	Waiver of Estoppel Defense	99
	12.25.6	Subrogation	99
	12.25.7	Confirmation of Waivers	99
12.26	Counterparts		100
Schedule 1	—	Allocated Loan Amount
Schedule 2	—	Intentionally Deleted
Schedule 3	—	Required Repairs
Schedule 4	—	Intentionally Omitted
Schedule 5	—	Exception to Representations
Schedule 6	—	Organizational Chart
Schedule 7	—	Environmental Post Closing Obligations
Schedule 8	—	Intentionally Deleted
Schedule 9	—	Amortization Schedule
Schedule 10	—	Properties in Flood Zones

LOAN AGREEMENT

    LOAN AGREEMENT dated as of July 11, 2001 between the Borrower (as hereinafter defined) and UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation (together with its successors and assigns, "Lender").

I   DEFINITIONS: PRINCIPLES OF CONSTRUCTION

    1.1  Specific Definitions.  The following terms have the meanings set forth below:

    "Acceptable Appraisal":  an appraisal of a Collateral Property (or proposed Substitute Property) or the Collateral Pool (i) dated not more than 180 days prior to the Closing Date or the date of the proposed Substitution, as applicable, (ii) signed by a qualified MAI/FIRREA appraiser with no interest, direct or indirect, in the Loan, any Collateral Property or the proposed Substitute Property, and whose compensation is not affected by the Appraised Value (and Lender agrees that as of the date hereof Landauer Associates, Inc. satisfies the foregoing criteria), (iii) addressed to Lender and its successors and assigns, (iv) made in compliance with the Uniform Standards of Appraisal Practice, and (v) otherwise reasonably satisfactory to Lender in all respects.

    "ADA":  shall mean The Americans with Disabilities Act of 1990.

    "Additional Replacement and Rollover Reserve Funding Event":  the period of time from and after (A) the occurrence of an Event of Default, which Event of Default shall then be continuing, (B) the Debt Service Coverage Ratio at any time is less than 1.20:1, (C) the Replacement and Rollover Reserve Guaranty fails to be in full force and effect or (D) Guarantor fails to satisfy the Liquidity Requirement.

    "Affiliate":  as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

    "Affiliated Loans" shall mean a loan made by Lender to an Affiliate of Borrower or Guarantor.

    "Agent":  shall mean PNC Bank, National Association.

    "Agreement":  this Loan Agreement.

    "Allocated Loan Amount":  shall mean the portion of the principal amount of the Loan allocated to each Collateral Property as set forth on Schedule 1 hereto.

    "Allocated Monthly Debt Service Payment Amount":  shall mean the monthly payment of principal and interest under the Loan allocable to the Principal Shortfall.

    "Anchor Tenant":  shall mean any Tenant from time to time leasing more than 75,000 square feet of gross leasable area in any particular Collateral Property.

    "Applicable Rating Agencies":  means the Rating Agencies that have rated any Securities issued in connection with a Secondary Market Transaction.

    "Appraised Value":  the fair market value of a Collateral Property or the Collateral Pool reflected in an Acceptable Appraisal.

    "Approved Leasing Expenses":  expenses incurred by a Borrower in leasing space at the Collateral Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions, tenant improvements and other inducements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender's approval under the Loan Documents, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

    "Approved Manager":  Westfield Corporation, Inc., a Delaware corporation, or any other wholly owned, direct or indirect, subsidiary of Westfield Holdings Limited, or any successor or assignee of any of the foregoing, provided that (i) each successor or assignee shall be approved by Lender in Lender's reasonable discretion (unless such successor or assign is wholly owned, directly or indirectly, by Westfield Holdings Limited and evidence thereof reasonably satisfactory to Lender has been delivered to Lender prior to the change in Manager, in which case Lender's approval shall not be required) and (ii) after any Secondary Market Transaction, Lender's approval shall be conditioned on receipt by Lender of a Rating Comfort Letter.

    "Approved Operating Expenses":  Operating Expenses incurred by a Borrower following the occurrence of a Cash Management Event which (i) are included in the Operating Budget for the Current Month for the Collateral Property owned by such Borrower, (ii) are for electric, gas, oil, water, sewer or other utility service to the Collateral Property or Management Fees payable under the applicable Management Agreement for the current Month for the Collateral Property, or (iii) have been approved by Lender, which approval shall not be unreasonably withheld or delayed.

    "Approved Replacement Expenses":  Replacement Expenses incurred by a Borrower which (i) are included in the approved Replacement Budget for the Current Month for the Collateral Property or (ii) have been approved by Lender, which approval shall not be unreasonably withheld or delayed.

    "Assignment of Leases":  shall mean, with respect to each Collateral Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from the applicable Borrower, as assignor, to Lender, as assignee, assigning to Lender all of the Borrower's interest in and to the Leases and Rents of such Collateral Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

    "Borrower":  collectively, Parkway Plaza LP, a Delaware limited partnership, Plaza West Covina LP, a Delaware limited partnership, Horton Plaza LP, a Delaware limited partnership, Fox Hills Mall LP, a Delaware limited partnership, Northwest Plaza LLC, a Delaware limited liability company, WEA Crestwood Plaza LLC, a Delaware limited liability company, Mid Rivers Mall LLC, a Delaware limited liability company, West Park Partners, L.P., a Missouri limited partnership, Enfield Square LLC, a Delaware limited liability company, and Mid Rivers Land LLC II, a Delaware limited liability company, together with their respective permitted successors and assigns.

    "Borrower Representative":  with respect to each Borrower that is a limited partnership, the sole general partner of such Borrower and, with respect to each Borrower that is a limited liability company, the sole managing member of such Borrower.

    "Business Day":  means any day other than (i) a Saturday or a Sunday, and (ii) a day on which federally insured depository institutions in New York, New York or Los Angeles, California are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

    "Cash Flow Differential":  shall mean for any period an amount equal to (i) the difference between (x) the Net Operating Income of the Collateral Pool and (y) the Stabilized Net Operating Income of the Collateral Pool, (ii) divided by 1.35, (iii) divided by .09, (iv) plus the interest payable on such portion of the Loan proceeds for the period for the which the Cash Flow Differential Letter of Credit is reasonably anticipated to be outstanding (i.e., such period shall be twelve (12) months as of the Closing Date) (the amount described under clause (iv), the "Cash Flow Differential Interest Component"), as determined by Lender in its sole discretion but substantially in accordance with the methodology previously approved by Lender and WEA. For purposes of determining the Cash Flow Differential, the Net Operating Income of the Collateral Pool will be deemed to be equal to: (1) the annualized Operating Income of the Collateral Pool based on the Operating Income for the Collateral Pool for (A) the month of June, 2001 (in the event such determination is made in connection with the Cash Flow Differential Letter of Credit delivered on the Closing Date), (B) the month in which any proposed reduction in the amount of the Cash Flow Differential Letter of Credit is to be effective pursuant to any LC Reduction Request under Section 4.12(c) hereof or (C) the month in which the LC Extension Date occurs, as applicable (it being understood and agreed that, in each case, such Operating Income shall be based on a certified rent roll for the Collateral Pool for such month), less (2) the Operating Expenses of the Collateral Pool for the twelve (12) month period preceding (A) the month of June, 2001 (in case such determination is made in connection with the Cash Flow Differential Letter of Credit delivered on the Closing Date), (B) the month in which any proposed reduction in the amount of the Cash Flow Differential Letter of Credit is to be effective pursuant to any LC Reduction Request under Section 4.12(c) hereof or (C) the month in which the LC Extension Date occurs, as applicable.

    "Cash Management Agreement":  shall mean collectively the Lockbox Account Agreement and the Deposit Account Agreement.

    "Cash Management Event":  the period of time from and after (A) an Event of Default occurs or (B) the Debt Service Coverage Ratio at any time is less than 1.20:1.

    "Cash Management Fee":  the fees charged from time to time by the Agent in accordance with the Deposit Account Agreement.

    "Cash Management Termination":  the giving by Lender to the Lockbox Bank of notice that the sweeping of funds into the Cash Management Account may cease (a "Cash Management Termination Notice"), which notice Lender shall only be required to give on one occasion during the term of the Loan with respect to each of the following: (y) if following the occurrence of a Cash Management Event, a One Time Cash Management Event Cure has occurred and no Event of Default shall have then occurred and be continuing or (z) if the Debt Service Coverage Ratio has been 1.20:1 or higher for three consecutive fiscal quarters (such Debt Service Coverage Ratio being tested on a quarterly basis) since the occurrence of a Cash Management Event and no Event of Default shall have then occurred and be continuing.

    "Closing Date":  shall mean the date of the funding of the Loan or, in the case of a Substitution, the Substitution Date.

    "Code":  the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

    "Collateral Pool":  collectively, each and every Collateral Property which is subject to the terms of this Agreement, including any Substitute Property.

    "Collateral Property":  shall mean each parcel of real property (or Borrower's Leasehold Estate therein), the Improvements thereon, the Equipment and all personal property owned by the applicable Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each Mortgage.

    "Component":  shall mean, individually, any one of Component A-1, Component A-2, Component B, Component C, Component D, Component E, Component F or Component G.

    "Component A-1":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component A-2":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component B":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component C":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component D":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component E":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component F":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Component G":  shall mean that certain Component of the Note having the original principal amount set forth in Section 2.1.4.

    "Components":  shall mean, collectively, Component A-1, Component A-2, Component B, Component C, Component D, Component E, Component F and Component G.

    "Control":  with respect to any Person, either (i) ownership directly or through other entities of more than fifty percent (50%) of all beneficial equity interest in such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

    "Core Properties":  collectively, the Collateral Properties known as Westfield Shoppingtown Parkway, El Cajon, California (the "Parkway Property"); Westfield Shoppingtown West Park, Cape Girardeau, Missouri; Westfield Shoppingtown Enfield, Enfield, Connecticut (the "Enfield Property"); Westfield Shoppingtown Horton Plaza, San Diego California (the "Horton Plaza Property"); Westfield Shoppingtown Crestwood, St. Louis, Missouri (the "Crestwood Property"); and Westfield Shoppingtown West Covina, West Covina, California.

    "Current Month":  as of any date of determination following the occurrence of a Cash Management Event, the then current calendar month.

    "Debt":  the unpaid principal, all interest accrued and unpaid thereon, any Yield Maintenance Premium and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages, or under any Loan Document.

    "Debt Service":  with respect to any particular period of time, the scheduled amount of principal and interest payments due under the Note in such period.

    "Debt Service Coverage Ratio":  as of any date, the ratio of (i) the Net Operating Income for the twelve (12) month period ending with the most recently completed calendar quarter to (ii) the assumed aggregate amount of principal and interest due and payable on the Note for the same period in determining Net Operating Income under clause (i) above using an assumed interest and principal constant for such period of nine percent (9%) per annum, as determined by Lender in its sole discretion but substantially in accordance with the methodology previously approved by Lender and WEA.

    "Default":  the occurrence of any event under any Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

    "Default Rate":  a rate per annum with respect to each Component equal to the lesser of (i) the Maximum Rate and (ii) five percent (5%) above the Interest Rate for such Component compounded monthly.

    "Defeasance Collateral":  shall mean obligations or securities not subject to prepayment, call or early redemption which are "Government Securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended, and the ownership of which will not cause Lender to be an

"investment company" under such Act, as evidenced by an opinion of counsel reasonably acceptable to Lender, and which qualify under § 1.860G-2(a)(8) of the Treasury regulations. All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon, on or prior to the Business Day preceding the date such amounts are required to be applied under this Agreement and shall provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates if any, under the Defeasance Note or the Note, as applicable, after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Schedule Defeasance Payments.

    "Deposit Account Agreement":  shall mean that certain Deposit Account Agreement, dated as of the date hereof, by and between Borrower, Lender, Manager and Agent.

    "Eligible Account":  shall mean a separate and identifiable account from all other funds held by an Eligible Institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

    "Eligible Institution":  shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least A-1+ by S&P and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "AA" by Fitch and S&P) (it being understood and agreed that a depository institution or trust company shall qualify as an Eligible Institution if its short term and long term unsecured debt obligations, commercial paper or accounts, as applicable, satisfy the foregoing rating requirements of the Applicable Rating Agencies), or such other account or accounts with respect to which the Applicable Rating Agencies shall have confirmed in writing that the then current ratings assigned in any Secondary Market Transaction will not be qualified, downgraded or withdrawn by reason thereof.

    "Enfield Anchor Parcel Ground Lease" shall mean that certain Lease dated September 1, 1975 between The May Department Stores Company and May Centers, Inc. (previously known as The May Stores Shopping Centers, Inc.), as amended by that certain First Amendment of Lease dated August 1983 between The May Department Stores Company and May Centers, Inc., as assigned by WEA (previously known as CenterMark Properties, Inc.) to Enfield Square LLC pursuant to that certain Assignment of Lease dated November 17, 1998, and as amended pursuant to that certain letter dated June 25, 2001 from The May Department Stores Company to Enfield Square LLC.

    "Enfield Parking Ground Lease" that certain Lease Agreement dated November 18, 1996 between State of Connecticut, Department of Transportation and CenterMark Properties, Inc., as assigned by CenterMark Properties, Inc. to Enfield Square LLC pursuant to that certain Assignment of Lease dated November 17, 1998.

    "Environmental Event":  means, with respect to any Collateral Property, (a) a violation of any Environmental Law with respect to such Collateral Property of which Borrower has received written notice from a Governmental Authority, or (b) the presence of any Hazardous Substance on, about, or under such Collateral Property that, under or pursuant to any Environmental Law, would require remediation, if in the case of either (a) or (b), such event or circumstance could result in a material adverse effect on the value or operations of such Collateral Property.

    "ERISA":  the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

    "ERISA Affiliate":  all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

    "FASIT":  Financial Asset Securitization Investment Trust within the meaning of Section 860L(a)(1) of the Code.

    "Fiscal Year":  each twelve month period commencing on January 1 and ending on December 31 during each year of the Term.

    "Fitch":  shall mean Fitch Inc.

    "Funds":  shall have the meaning set forth in Section 4.10.1.

    "GAAP":  generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

    "Governmental Authority":  any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) now or hereafter in existence.

    "Ground Lease":  any lease defined as a "Ground Lease" in any Mortgage.

    "Ground Lessor":  a lessor under a Qualified Ground Lease.

    "Ground Rent":  with respect to any Ground Lease, all ground rents, square footage rents, percentage rents or any other payments or rents owing by a Borrower under such Ground Lease.

    "Guarantor":  shall mean WEA.

    "Improvements":  shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Collateral Property.

    "Independent Director":  shall mean a director or manager of the SPE Member who is not at the time of initial appointment, or at any time while serving as a director of the SPE Member, and has not been at any time during the preceding five (5) years: (a) a shareholder, director (with the exception of serving as the Independent Director of the SPE Member), limited partner, member, officer, employee, partner, attorney or counsel of the SPE Member, the Borrower or any Affiliate of either of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the SPE Member, the Borrower or any Affiliate of either of them; (c) a Person controlling or under common control with Borrower, SPE Member or any Affiliate of such Person or any such stockholder, partner, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. An individual that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director of the SPE Member if such individual is at the time of initial appointment, or at any time while serving as an Independent Director of the SPE Member, an Independent Director of a Special Purpose Entity Affiliated with the Borrower or the SPE Member.

    "Insurance Funding Event":  the period of time from and after (A) the occurrence of an Event of Default, which Event of Default shall then be continuing, (B) the Debt Service Coverage Ratio at any time is less than 1.20:1, (C) the Insurance Premiums Guaranty fails to be in full force and effect or (D) Guarantor fails to satisfy the Liquidity Requirement.

    "Insurance Funding Termination":  shall mean the achievement of a Debt Service Coverage Ratio of 1.20:1 or higher for three consecutive fiscal quarters (such Debt Service Coverage Ratio being tested on a quarterly basis) since the occurrence of an Insurance Funding Event (if such Insurance Funding Event is based on the failure to satisfy the Debt Service Coverage Ratio as described in clause (B) of the definition of the term "Insurance Funding Event").

    "Interest Period":  (i) the period from the Closing Date through the first day thereafter that is an Interest Period Termination Date and (ii) each period thereafter from an Interest Period Commencement Date through an Interest Period Termination Date; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

    "Interest Period Commencement Date":  the eleventh (11th) day of each calendar month; provided, however, that if the Payment Date is changed by Lender pursuant to the definition thereof, Lender may adjust this definition accordingly.

    "Interest Period Termination Date":  the tenth (10th) day of each calendar month (notwithstanding that the succeeding Payment Date may not be an Interest Period Commencement Date because the day after such Interest Period Termination Date is not a Business Day); provided, however, that if the Payment Date is changed by Lender pursuant to the definition thereof, Lender may adjust this definition accordingly.

    "Interest Rate":  shall mean the following rates per annum with respect to the corresponding Components comprising the Note as set forth below:

Component A-1	7.2425% per annum
Component A-2	7.2425% per annum
Component B	7.2425% per annum
Component C	7.2425% per annum
Component D	7.2425% per annum
Component E	7.2425% per annum
Component F	7.2425% per annum
Component G	7.2425% per annum.

    "LC Expiration Date":  shall mean the date which is eighteen months from the date hereof.

    "LC Reduction Request" shall have the meaning set forth in Section 4.12.

    "LC Replacement Collateral" shall mean obligations or securities not subject to prepayment, call or early redemption which are "Government Securities" as defined in Section 2(a)(16) of the Investment Company Act, of 1940, as amended, and the ownership of which will not cause Lender to be an "investment company" under such Act as evidenced by an opinion of counsel reasonably acceptable to Lender. All such obligations or securities shall mature or be redeemable, or provide for payments of interest thereon, on or prior to the Business Day preceding the date such amounts are required to be applied under this Agreement and shall provide payments, subject to the terms and conditions of Section 4.12, (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates if any, under the Note after the LC Resizing Date and up to and including the Maturity Date, (ii) in amounts equal to or greater than the Allocated Monthly Debt Service Payment Amount and (iii) in an amount sufficient to pay the Principal Shortfall at the Maturity Date.

    "LC Replacement Collateral Account" shall mean an Eligible Account that Borrower must deliver the LC Replacement Collateral into in accordance with the terms of Section 4.12, which account shall at all times be an Eligible Account.

    "LC Resizing Date" shall mean the date that is the first Payment Date after Lender purchases the LC Replacement Collateral in accordance with Section 4.12(d).

    "Lease Rollover Number":  as to any calendar year, the aggregate number of square feet of gross leasable area at the Improvements in the Collateral Pool that are covered by Leases the expiration dates of which (after taking into account all renewals and extensions that have been unconditionally exercised as of the date in question) are scheduled to occur in such calendar year.

    "Lease Rollover Percentage":  as to any calendar year, a fraction, expressed as a percentage, the numerator of which is the Lease Rollover Number for such calendar year and the denominator of which is the aggregate number of square feet of gross leasable area of all Improvements in the Collateral Pool.

    "Leasehold Estate":  the leasehold interest and estate of any Borrower created pursuant to a Ground Lease.

    "Leases":  all leases and other agreements existing on the date hereof or hereafter entered into affecting the use, or occupancy of, or the conduct of any activity upon or in, any Collateral Property or any Improvements thereon, including any extensions, renewals, modifications or amendments thereof, but excluding (i) reciprocal easement and operating agreements, (ii) subleases where the sublessee is not in privity with a Borrower, (iii) Ground Leases, (iv) Permitted Encumbrances (other than Leases) and (v) any other agreements that do not grant any possessory interest in any Collateral Property or any Improvements thereon.

    "Legal Requirements":  statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of, or agreements with, Governmental Authorities (including, but not limited to, any laws enacted with respect to the ADA) affecting all or part of any Collateral Property, any Ground Lease or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to any Borrower, at any time in force affecting all or part of any Collateral Property, including any that may (i) require repairs, modifications or alterations in or to all or part of any Collateral Property, or (ii) in any way limit the use and enjoyment thereof.

    "Letter of Credit":  shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic banking institution or the U.S. agency or branch of a foreign banking institution; provided, that such banking institution has a long term senior unsecured debt obligation rating of at least "AA-" by S&P and Fitch and a short term senior unsecured debt obligation rating of at least "F-1+" by Fitch, and if rated by any other Applicable Rating Agency, an equivalent rating. Lender hereby acknowledges that as of the date hereof, National Australia Bank Ltd. is an acceptable banking institution for purposes of this definition.

    "Lien":  any mortgage, deed of trust, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest or any other encumbrance, charge or transfer of, on or affecting all or part of any Collateral Property or any interest therein, or in any Borrower or in any Borrower Representative, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialmen's and other similar liens and encumbrances.

    "Liquidity Requirement":  shall mean as to Guarantor, liquidity of at least $25,000,000, calculated based on cash, cash equivalents and amounts immediately available under credit lines pursuant to terms reasonably acceptable to Lender, which calculation shall be made in good faith by Lender based upon evidence of such liquidity reasonably satisfactory in form and substance to Lender.

    "Lockbox Account Agreement":  shall mean that certain Lockbox Account Agreement dated as of the date hereof by and between the Borrower, Lender, Manager and Lockbox Bank.

    "Lockbox Bank":  shall mean Bank of America, N.A.

    "Loan":  shall mean the loan made by Lender to Borrower pursuant to this Agreement.

    "Loan Constant" shall mean nine percent (9%).

    "Loan Documents":  this Agreement and all other documents, agreements and instruments evidencing, securing or delivered to Lender in connection with the Loan, whether now existing or hereafter executed, including the following: (i) the Note, (ii) the mortgage or deed of trust on each Collateral Property (individually a "Mortgage" and collectively, the "Mortgages"), (iii) the Assignment of Leases with respect to each Collateral Property, (iv) the Assignment of Agreements with respect to each Collateral Property, (v) the Manager's Consent and Subordination of Management Agreement with respect to each Collateral Property, (vi) the Indemnity and Guaranty Agreement (the "Indemnity"), (vii) the Guaranty of Replacement and Rollover Reserve (the "Replacement and Rollover Reserve Guaranty"), (viii) the Guaranty of Insurance Premiums (the "Insurance Premiums Guaranty"), (ix) the Guaranty of Required Repair Funds (the "Required Repair Guaranty"), (x) the Guaranty of Development Obligations, (xi) the Guaranty of ADA Compliance, (xii) the Guaranty of Ground Rent Obligations (the "Ground Rent Guaranty"), (xiii) the Guaranty of Environmental Obligations, (xiv) the Contribution Agreement and (xv) the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

    "Maintenance and Repairs":  items of maintenance and repair to the Improvements or Equipment similar to the items of work (but not limited to such specific items) described in the physical inspection reports delivered to Lender in connection with the closing of the Loan.

    "Management Agreement":  as to each Collateral Property, the management agreement in effect on the date hereof between the applicable Borrower and an Approved Manager for such Collateral Property, pursuant to which such Approved Manager is to manage such Collateral Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time with the prior approval of Lender (which consent shall not be reasonably withheld or delayed), and after any Secondary Market Transaction, a Rating Comfort Letter (provided, however, that any modification which does not modify the term or economics of the Management Agreement or otherwise materially modify the Management Agreement, shall require prior notice to, but not the consent of, Lender, and shall not require a Rating Comfort Letter).

    "Management Fee(s)":  as to any Management Agreement, all fees in the nature of management fees payable to Manager under such Management Agreement.

    "Manager":  as to each Collateral Property, the Approved Manager under the Management Agreement for such Collateral Property.

    "Material Alteration":  shall have the meaning set forth in Section 6.3.3; provided, however, that in no event shall (i) tenant improvement work pursuant to Leases approved by Lender or for which Lender's approval is not required hereunder or under the other Loan Documents, (ii) alterations performed as part of a Restoration, or (iii) the Required Repairs constitute a Material Alteration.

    "Material Lease":  as to any Collateral Property, any Lease (i) which demises more than ten thousand (10,000) square feet or (ii) the fixed annual rent under which exceeds five percent (5%) of the aggregate fixed annual rent payable under all Leases of such Collateral Property.

    "Maturity Date":  shall mean the Stated Maturity Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

    "Maximum Rate":  the maximum interest rate allowed by applicable law in effect with respect to the Loan on the date for which a determination of interest accrued hereunder is made, after taking into account all fees, payments and other charges that are, under applicable law, characterized as interest.

    "Monthly Debt Service Payment Amount":  shall mean the sum of (i) the aggregate amount of interest due on each Component calculated at the Interest Rate (in the manner set forth in Section 3.4.2) and (ii) the principal payment due on the applicable Payment Date in the amount set forth on the amortization schedule attached hereto as Schedule 9, as such amount may be adjusted in connection with any Partial Defeasance under Section 2.4.2.

    "Net Operating Income":  for any period, the excess, if any, of Operating Income for such period over Operating Expenses for such period.

    "Net Operating Income After Debt Service":  for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Operating Income for such period.

    "Non-Consolidation Opinion":  shall mean one or more substantive Non-Consolidation Opinion letters, dated the date hereof, delivered by Debevoise & Plimpton on behalf of Borrower in connection with the Loan.

    "Obligations":  all obligations, liabilities and Debt of Borrower to Lender, whether now existing or hereafter arising, under this Agreement or any of the other Loan Documents.

    "Officer's Certificate":  as to any Borrower, a certificate delivered to Lender by such Borrower which is signed by a senior executive officer of such Borrower's Borrower Representative.

    "One Time Cash Management Event Cure":  In the event that a Cash Management Event is due to the Debt Service Coverage Ratio being below 1.20:1, the opportunity one (1) time during the Loan term on the part of Borrower to deposit cash or a Letter of Credit with Lender in an amount determined by Lender, in its sole discretion (but substantially in accordance with the methodology previously approved by Lender and WEA), to be equal to the reduction in the outstanding principal balance of the Loan necessary to immediately achieve a Debt Service Coverage Ratio of 1.25:1, provided that such One Time Cash Management Event Cure shall no longer be effective (and a Cash Management Event shall be deemed to have occurred) if Borrower has failed to achieve a Debt Service Coverage Ratio of not less than 1.20:1 on the date that is the final date of the third calendar month immediately following the posting of the collateral described above, which Debt Service Coverage Ratio shall be determined without consideration of any cash or Letter of Credit deposited with Lender.

    "Operating Expenses":  shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Collateral Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs, together with assumed tenant improvement expenses, leasing commissions and replacement expenses equal to the initial underwritten amount of $1.20 per square foot for the in-line tenant space per annum per Collateral Property (which assumed amounts for tenant improvement expenses, leasing commissions and replacement expenditures shall be subject to adjustment in accordance with a determination made by Lender, in its sole and reasonable discretion, based on a review by Lender of actual historical tenant improvement expenses, leasing commissions and replacement expenditures incurred at the Collateral Property) (which assumed amounts for tenant improvement expenses and leasing commissions shall be subject to adjustment in accordance with the terms of Section 4.4.1), but excluding depreciation, Debt Service, Replacement Expenses, non-cash items such as depreciation and amortization or any extraordinary one time expenditures not considered operating expenses under GAAP.

    "Operating Income":  as to any Collateral Property or proposed Substitute Property, for any period, all regular ongoing revenues actually received by Borrower from the operation of such Collateral Property or proposed Substitute Property during such period, provided, that Operating Income will not include (1) income from non-recurring income sources; (2) advance rents or other advance payments; (3) deposits or escrows; (4) any income otherwise includable in Operating Income but paid to a Person other than the applicable Borrower; (5) proceeds of Casualty insurance or Condemnation Awards; (6) interest income or (7) income from a sale, financing or other capital transaction.

    "Other Charges":  with respect to any Collateral Property, all Ground Rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining such Collateral Property, now or hereafter levied or assessed or imposed against such Collateral Property or any part thereof, including all interest and penalties on any of the foregoing.

    "Parkway Parking Ground Lease" that certain Ground Lease dated January 23, 1989 between Sears, Roebuck and Co. and H&H-El Cajon, as amended by that certain First Amendment to Parking Ground Lease, dated July 24, 1991 between Sears, Roebuck and Co. and H & H-El Cajon, as assigned by H&H-El Cajon to Parkway Plaza LLC pursuant to that certain Assignment of Ground Lease dated as of September 25, 1998.

    "Partial Defeasance Collateral":  shall mean Defeasance Collateral which provides payments (i) on or prior to, but as close as possible to, all Payments Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments.

    "Payment Date":  the eleventh (11th) day of each calendar month (or such other day of a calendar month selected by Lender to collect debt service payments under loans which it makes and securitizes) or, if such day is not a Business Day, the first Business Day thereafter.

    "Permitted Encumbrances":  as to any Collateral Property: (a) the Liens created by the Loan Documents, (b) all Liens and other matters disclosed in the Title Insurance Policies insuring the Mortgage on such Collateral Property, (c) Liens, if any, for Taxes or Other Charges not yet payable or delinquent, (d) easements for utilities and rights of way which do not have a material adverse affect on the use, operation or value of such Collateral Property and (e) such other title and survey exceptions as Lender approves in writing in Lender's reasonable discretion.

    "Permitted Investments":  shall mean, subject to the provisions in the last paragraph of this Definition, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Secondary Market Transaction or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

      (1) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business

  Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

      (2) Federal Housing Administration debentures;

      (3) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

      (4) federal funds, unsecured certificates of deposit, time deposits, the short term obligations of which at all times are rated in the highest short term rating category by each Applicable Rating Agency; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

      (5) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Applicable Rating Agency; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

      (6) debt obligations with maturities of not more than 365 days and at all times rated by each Applicable Rating Agency in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

      (7) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Applicable Rating Agency in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an "r" highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

      (8) units of taxable money market funds or mutual funds rated AAAm or AAAm-G, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Applicable Rating Agency for money market funds or mutual funds; and

      (9) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Applicable Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Applicable Rating Agency;

      provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, (C) such obligation or security would represent more than ten percent (10%) of the total voting power or total value of the outstanding securities of any one issuer and thus result in a violation of Section 856(c)(4)(B) of the Code or (D) such obligation or security has a maturity date in excess of one (1) year.

    "Person":  any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

    "Plan":  (i) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

    "Pooling and Servicing Agreement":  the Trust and Servicing Agreement entered into with the Servicer in connection with any Secondary Market Transaction, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

    "Prepayment Lockout Expiration Date":  shall mean the date that is the later of (a) three (3) years from the Closing Date or (b) two (2) years from the "startup day" within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust.

    "Principal Shortfall" shall mean an amount equal to (i) the difference between (x) the Net Operating Income of the Collateral Pool and (y) the Stabilized Net Operating Income of the Collateral Pool, (ii) divided by 1.35, (iii) divided by .09, as determined by Lender in its sole discretion but substantially in accordance with the methodology previously approved by Lender and WEA. For purposes of determining the Principal Shortfall, the Net Operating Income of the Collateral Pool will be deemed to be equal to the annualized Operating Income of the Collateral Pool based on the Operating Income for the Collateral Pool for the month in which the LC Extension Date occurs or

Lender purchases the LC Replacement Collateral in accordance with the terms and conditions of Section 4.12, as applicable (it being understood and agreed that such Operating Income shall be based on a certified rent roll for the Collateral Pool for such month), less the Operating Expenses of the Collateral Pool for the twelve (12) month period preceding the month in which the LC Extension Date occurs or Lender purchases the LC Replacement Collateral in accordance with the terms and conditions of Section 4.12, as applicable.

    "Principal Shortfall Interest Stated Amount":  shall mean an amount equal to six (6) months of interest due under the Loan allocable to the Principal Shortfall as of the LC Extension Date.

    "Qualified Ground Lease":  a ground lease of a Collateral Property under which a Borrower is the lessee, all of the terms and conditions of which are acceptable to Lender in its reasonable discretion (or, in the case of a ground lease which covers only portions of a Collateral Property not material to the use, operation or legal compliance of such Collateral Property, in Lender's reasonable discretion) and as to which the Ground Lessor has executed and delivered to Lender an estoppel certificate in form, scope and substance satisfactory to Lender in its reasonable discretion.

    "Qualified REA":  an REA all of the terms and conditions of which are acceptable to Lender in its reasonable discretion and as to which each of the parties to the REA (other than the applicable Borrower) has executed and delivered to Lender an estoppel certificate in form, scope and substance satisfactory to Lender in its reasonable discretion.

    "Rating Agency":  any of S&P, Fitch or any other nationally recognized statistical rating agency which has issued a rating of any Securities.

    "Rating Comfort Letter":  a letter issued by each of the Applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction.

    "REA":  any "construction, operation and reciprocal easement agreement" or similar agreement (including any "separate agreement" or other agreement between a Borrower and one or more other parties to an REA with respect to an REA) affecting any Collateral Property or portion thereof.

    "Real Property":  as to any Collateral Property, the portions thereof constituting land, Improvements thereon and all rights pertaining to such land and Improvements.

    "REMIC":  a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code that holds the Note.

    "Rents":  with respect to any Collateral Property, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of a Borrower, Manager (in its capacity as manager of such Collateral Property, and excluding sums payable by Borrower to Manager pursuant to the Management Agreement) or any of their agents or employees from any and all sources arising from or attributable to such Collateral Property and the Improvements therein, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of such Collateral Property or rendering of services by the applicable Borrower or Manager (in its capacity as manager of such Collateral Property, and excluding sums payable by a Borrower to a Manager pursuant to Management Agreement), and proceeds, if any, from business interruption or other loss of income insurance.

    "Replacement Expenses":  expenses incurred to pay for replacements, improvements and/or Maintenance and Repairs of the Improvements or Equipment or portions of either, including, without limitation, repairs to, and replacements of, the structural components, roofing, building systems, parking garages and parking lots forming a part of any Collateral Property.

    "Required Record":  any financial statement, certificate, report or information required to be delivered under Section 6.9.

    "Routine Hazardous Substances":  Hazardous Substances typically used in the ordinary course of business at retail properties, which are generated, used, stored and disposed of in compliance with all applicable Environmental Laws.

    "S&P":  shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc.

    "Scheduled Defeasance Payments":  shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Payment Dates occurring after the Defeasance Date or Partial Defeasance Date, as applicable, and up to and including the Maturity Date (including, in the case of a Total Defeasance, the outstanding principal balance on the Note as of the Maturity Date and, in the case of a Partial Defeasance, the outstanding principal balance on the Defeased Note as of the Maturity Date), and all payments required after the Defeasance Date or Partial Defeasance Date, as applicable, if any, under the Loan Documents for servicing fees, fees to Agent and other similar charges.

    "Security Agreement":  shall mean a security agreement in form and substance satisfactory to Lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable.

    "Servicer":  Midland Loan Services, Inc., or its successor in interest, or if any successor servicer is appointed pursuant to the Pooling and Servicing Agreement, such successor servicer.

    "SPE Member":  shall have the meaning set forth in subparagraph (5) of the definition of "Special Purpose Entity" contained in this Section 1.1.

    "Special Purpose Entity":  shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:

      (1) is organized solely for the purpose of (A) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating a Collateral Property, entering into this Agreement with the Lender, refinancing a Collateral Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; (B) acting as a general partner of the limited partnership that owns a Collateral Property or managing member of the limited liability company that owns a Collateral Property; (C) acting as a Borrower under this Agreement; (D) guaranteeing the obligations under this Agreement and securing its obligations under such guarantee with a Collateral Property and/or; (E) acting as the sole managing member or sole general partner of a Borrower or any entity which owns a partnership interest or a membership interest in (i) a Borrower or (ii) any parent of a Borrower.

      (2) is not engaged and will not engage in any business unrelated to the purposes described in subparagraph (1) above;

      (3) does not have and will not have any assets other than those related to a Collateral Property and other than for the purposes described in subparagraph (1) above;

      (4) is not engaged in and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

      (5) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies (with more than one member) (together with the members required pursuant to subparagraph (7) below (if applicable), the "SPE Member");

      (6) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors or managers of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors or managers unless all Independent Directors shall have participated in such vote;

      (7) if such entity is a limited liability company (with more than one member), has at least one member that is a Special Purpose Entity that has at least two (2) Independent Directors and that owns at least one percent (1%) of the equity of the limited liability company;

      (8) if such entity is (a) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets or the assets of the Borrower (as applicable); (3) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of the Lender; or (4) without the affirmative vote of all Independent Directors and of all other directors or managers of the corporation or entity (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

      (9) if such entity is a limited partnership or a limited liability company that is the general partner of a limited partnership or the managing member of a limited liability company (with more than one member) that is the Borrower, has an entity that owns at least one percent (1%) of the equity of such entity as its general partner or managing member, as applicable, that is a Special Purpose Entity;

      (10) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

      (11) will not fail to correct any known misunderstanding regarding the separate identity of such entity;

      (12) maintains and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

      (13) maintains and will maintain its own records, books, resolutions and agreements;

      (14) other than as provided in the Cash Management Agreement, (a) does not and will not commingle its funds or assets with those of any other Person (other than any other Borrower) and (b) does not participate and will not participate in any cash management system with any other Person (other than any other Borrower);

      (15) holds its assets in its own name;

      (16) conducts and will conduct its business in its name or in a name franchised or licensed to it by an entity, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Section 7.14 of this Agreement, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

      (17) maintains and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP;

      (18) pays and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

      (19) observes and will observe all partnership, corporate or limited liability company formalities, as applicable;

      (20) will not create, incur or assume any indebtedness other than (i) the Debt, (ii) Taxes, Insurance Premiums, Approved Replacement Expenses and Approved Leasing Expenses and (iii) other trade debt incurred in the ordinary course of business relating to the ownership and operation of its Collateral Property which other trade debt does not exceed, at any time, a maximum aggregate amount of $1,000,000 for each Collateral Property and such trade debt is paid within sixty (60) days of the date incurred (other than amounts being disputed in good faith);

      (21) does not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

      (22) does not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate except as permitted pursuant to this Agreement;

      (23) allocates and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an affiliate;

      (24) the stationary, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity's Manager.

      (25) will not pledge its assets for the benefit of any other Person except as permitted in this Agreement;

      (26) will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Section 7.14 herein, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;

      (27) will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

      (28) will not make loans to any Person or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity) except as permitted pursuant to this Agreement;

      (29) will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

      (30) is not a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (A) those referred to in Section 7.14 of this Agreement, (B) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party and (C) in connection with this Agreement;

      (31) will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

      (32) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions referred to in clause 8(c)(4) of this definition;

      (33) will not have any of its obligations guaranteed by any Affiliate other than those obligations guaranteed in connection with the Loan except as otherwise permitted pursuant to this Agreement or in connection with obligations relating to alterations or additions to any Collateral Property; and

      (34) complies and will comply with all of the terms and provisions contained in its organizational documents.

    "Stabilized Net Operating Income": as of any date, the Net Operating Income with respect to the Collateral Pool that would be necessary to support a Debt Service Coverage Ratio with respect to the then outstanding principal balance of the Loan of 1.35:1 (based on a principal and interest constant of nine percent (9%) per annum), such amount as determined by Lender in its sole discretion, but substantially in accordance with the methodology previously approved by Lender and WEA.

    "State": as to any Collateral Property, the state in which such Collateral Property or any part thereof is located.

    "Stated Maturity Date" shall mean July 11, 2011.

    "Survey": a current as-built survey of a Collateral Property prepared by a surveyor licensed by the State in which such Collateral Property is located and certified to Lender and the Title Company and prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys meeting the Accuracy Standards of an Urban Survey, with accuracy and precision requirements modified to meet current angular and linear tolerance requirements of such State, showing the legal description and street address of the Collateral Property; all visible or recorded easements, building lines, curb cuts, and party walls; all parking, sewage, water, electricity, gas and other utility facilities, together with recording information concerning the documents creating any such easements and building lines; stating the net, after deduction of land dedicated or used or subject to easements for roads, highways, fire lanes, utilities, storm drains or any other public purpose, and gross area of the land; and including the following Table A items: 1, 2, 3, 4, 6, 7(a), 7(b)(1), 8, 10, 11 and 13.

    "Taxes": as to any Collateral Property, all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against all or any part of such Collateral Property.

    "Tenant": shall mean any Person leasing, subleasing or otherwise occupying any portion of any Collateral Property under a Lease or other occupancy agreement with Borrower.

    "Term": the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

    "Title Company": collectively, Chicago Title Insurance Company and First American Title Insurance Company of New York, together with any other title company providing re-insurance in connection with Lender's Title Insurance Policy, and their respective successors.

    "Title Insurance Policy": as to any Collateral Property, a policy of title insurance, in form and amount acceptable to Lender, issued by the Title Company for the benefit of Lender, its successors and assigns, insuring the Lien of the Mortgage on such Collateral Property subject to no Liens other than Liens acceptable to Lender, and containing such endorsements and affirmative coverages (including affirmative coverage as to "creditors' rights" and "tie-in" or "aggregation" coverage) as Lender may require.

    "Total Defeasance Collateral": shall mean Defeasance Collateral which provides payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Note after the Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments.

    "Transfer": any sale, conveyance, transfer, lease (including any amendment, extension, modification, waiver or renewal thereof), assignment, mortgage, pledge, grant of a security interest or hypothecation, whether by law or otherwise, of or in (i) all or part of any Collateral Property (including any legal or beneficial direct or indirect interest therein), (ii) any direct or indirect interest in any Borrower, or (iii) any direct or indirect interest in the Borrower Representative of any Borrower.

    "UCC": as to any Collateral Property, the Uniform Commercial Code as in effect in the State in which such Collateral Property is located.

    "U.S. Obligations": shall mean direct non-callable obligations of the United States of America or other obligations which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the Applicable Rating Agencies.

    "Yield Maintenance Premium": shall mean with respect to the principal amount being prepaid, the amount which, when added to the amount of such principal prepayment, would be sufficient to purchase U.S. Obligations which provide payments (a) on or prior to, but as close as possible to, all successive scheduled payment dates under the Note through the Maturity Date and (b) in amounts equal to the allocable share of the Monthly Debt Service Payment Amount required under the Note through the Maturity Date together with a principal payment on the Maturity Date in the amount equal to the amount of such prepayment. In no event shall the Yield Maintenance Premium be less than zero.

    1.2  Index of Other Definitions.  The following terms are defined in the sections or Loan Documents indicated below:

    "Account(s)"—4.1.3
    "Acquired Property"—6.9.4
    "Acquired Property Statements"—6.9.4
    "Additional Non-Consolidation Opinion"—5.1.39
    "Annual Budget"—6.9.5
    "Applicable Taxes"—3.5
    "Award"—8.3.2
    "Bankruptcy Proceeding"—5.1.8
    "Best Buy"—4.11
    "Best Buy Repair Deposit"—4.11.1
    "Best Buy Repair Fund"—4.11.1
    "Best Buy Work"—4.11.1
    "Borrower Guarantor"—11.26.1
    "Borrower Representative"—5.1.30
    "Cash Flow Differential Interest Component"—Definition of "Cash Flow Differential"
    "Cash Flow Differential Letter of Credit"—4.12
    "Cash Flow Differential Letter of Credit Stated Amount—4.12
    "Cash Management Account"—4.1.2
    "Cash Management Accounts"—4.10.1
    "Cash Management Termination Notice"—Definition of "Cash Management Termination"
    "Casualty"—8.2.1
    "Casualty/Condemnation Prepayment"—3.2.2
    "Casualty/Condemnation Fund"—4.8
    "Closing Estoppels"—6.21
    "Condemnation"—8.3.1
    "Debt Service Reserve Account"—4.1.3
    "Defeasance Collateral Account"—2.4.3
    "Defeasance Date"—2.4.1
    "Defeased Note"—2.4.2
    "Disbursement Request"—4.2.2
    "Disclosure Document"—10.1.2
    "Enfield Property"—Definition of "Core Properties"
    "Environmental Laws"—5.1.32
    "Equipment"—Mortgage
    "Event of Default"—9.1
    "Exchange Act"—10.1.2
    "Exchange Act Filing"—6.9.4
    "Existing Enfield Anchor Tax Lot Property"—4.3
    "Funds"—4.10.1
    "Ground Lease"—Mortgage
    "Ground Rent Account"—4.1.3
    "Ground Rent Escrow Fund"—4.6
    "Hazardous Substances"—5.1.32
    "Horton Plaza Property"—Definition of "Core Properties"
    "Improvements"—Mortgage
    "Indemnified Liabilities"—6.16

    "Indemnified Party"—6.16
    "Indemnity"—Definition of "Loan Documents"
    "Insurance Funding Deposit"—4.3
    "Insurance Funding Event"—4.3
    "Insurance Premiums"—8.1.2
    "Insurance Premiums Guaranty"—Definition of "Loan Documents"
    "Insured Casualty"—8.2.2
    "Issuer"—10.1.3
    "Late Payment Charge"—3.4.3
    "LC Draw Date"—4.12
    "LC Extension Date"—4.12
    "LC Reduction Request"—4.12
    "Lease Termination Payments"—4.5.1
    "Lender's Consultant"—6.10.2
    "Liabilities"—10.1.3
    "Licenses"—5.1.22
    "Lockbox Account"—4.1.1
    "LTV Ratio"—2.3
    "Management Consultant"—6.13.2
    "Manager Consent and Subordination Agreement"—6.13.3
    "Master Estoppel"—6.21
    "Material Alteration"—6.3.3
    "Monthly Ground Rent"—4.6.1
    "Monthly Operating Expense Deposit"—4.7.1
    "Monthly Replacement and Rollover Deposit"—4.4.1
    "Monthly Insurance Amount"—4.3
    "Monthly Tax Amount"—4.3
    "Mortgage(s)"—Definition of "Loan Documents"
    "Note(s)"—2.1.2
    "Offering Document Date"—6.9.4
    "Operating Budget"—6.9.5
    "Operating Expense Account"—4.1.3
    "Operating Expense Reserve Fund"—4.7.1
    "Original Insurance Companies"—4.1.2
    "Other Taxes"—3.5
    "Parkway Property"—Definition of "Core Properties"
    "Partial Defeasance"—2.4.2
    "Partial Defeasance Date"—2.4.2
    "Policies"—8.1.2
    "Proceeds"—8.2.2
    "Provided Information"—10.1.1
    "Registration Statement"—10.1.3
    "Release Documents"—3.3.3
    "Release Property"—2.4.2
    "Remedial Work"—6.10.2
    "Rent Roll"—5.1.26
    "Replacement Budget"—6.9.5
    "Replacement Guarantor"—6.18
    "Replacement and Rollover Reserve Account"—4.1.3
    "Replacement and Rollover Reserve Cap"—4.4.1
    "Replacement and Rollover Reserve Cap Guaranty"—Definition of "Loan Documents"

    "Replacement and Rollover Reserve Fund"—4.4.1
    "Responsible Officer"—11.2.1
    "Restoration"—8.4.1
    "Securities"—10.1.1
    "Securities Act"—10.1.2
    "Secondary Market Transaction"—10.1.1
    "Standard Statements"—6.9.4
    "Substitute Borrower"—2.3
    "Substitute Mortgage"—2.3
    "Substitute Property"—2.3
    "Substitution"—2.3
    "Substitution Date"—2.3
    "Successor Borrower"—2.4.4
    "Tax and Insurance Escrow Fund"—4.3
    "Tax and Insurance Account"—4.1.3
    "Total Defeasance"—2.4.1
    "Transfer"—7.7
    "UBS Group"—10.1.3
    "Undefeased Note"—2.4.2
    "Underwriter Group"—10.1.3
    "Underwriters"—10.1.3
    "Voluntary Prepayment"—3.2.1
    "WALP"—7.7
    "WAT"—7.7
    "WEA"—7.7
    "WHL"—7.7

    1.3  Principles of Construction.  Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word "including" means "including but not limited to," and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

II  THE LOAN

    2.1  The Loan.

      2.1.1  Commitment.  Subject to and upon the terms and conditions of this Agreement, Lender agrees to make a loan to the Borrower on the Closing Date in an aggregate maximum principal sum of Eight Hundred Million and No/100 Dollars ($800,000,000). Borrower may request and receive only one borrowing hereunder in respect of the Loan. The Loan shall mature on the Maturity Date. No amount borrowed and repaid hereunder in respect of the Loan may be reborrowed.

      2.1.2  Note.  The Loan shall be evidenced by a promissory note in the maximum principal sum of Eight Hundred Million and No/100 Dollars ($800,000,000) (as the same may be amended, restated or otherwise modified from time to time and including any Defeased Note and Undefeased Note that may exist with respect thereto from time to time, collectively, the "Note") executed by Borrower and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

      2.1.3  Use of Loan Proceeds.  The proceeds of the Loan shall be used by the Borrower to (i) repay and discharge existing loans relating to such Borrower's Collateral Property; (ii) fund certain of the Funds required to be funded by Borrower; (iii) pay approved costs and expenses in connection with the foregoing and the Loan; and (iv) make distributions to the members or partners of such Borrower to the extent any Loan proceeds remain upon payment of the aforementioned items.

      2.1.4  Components of the Loan.  For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A-1 through G. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A-1	$100,000,000.00
A-2	$100,000,000.00
B	$100,000,000.00
C	$100,000,000.00
D	$100,000,000.00
E	$100,000,000.00
F	$100,000,000.00
G	$100,000,000.00

      2.1.5  Modification of Components.  Lender shall have the right, at any time prior to a Secondary Market Transaction, to modify the Loan in order to create additional Components, reduce the number of Components, revise the interest rate for each Component, reallocate the principal balances of the Components, increase or decrease the Monthly Debt Service Payment for each Component or eliminate the Component structure of the Loan provided that (a) the total principal balance of the Loan as of the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification, (b) the weighted average of the Interest Rate of all of the Components (or the Interest Rate for the Loan in connection with an elimination of the Component structure) as of the effective date of such modification equals the weighted average of the Interest Rate of all of the Components immediately prior to such modification, (c) the Interest Rate for each of the Components shall be a fixed rate and (d) the amortization schedule of the Loan shall not be affected. Lender shall have the right to modify the Components in accordance with this Section 2.1.5 upon ten (10) days' prior written notice to Borrower (and Borrower shall have the right to review the proposed modification during such period) and, provided that such modification shall comply with the terms of this Section 2.1.5, it shall become effective as of the end of such ten (10) day period. If requested by Lender, Borrower shall promptly execute an amendment to this Agreement and the Note to evidence such modification.

    2.2  Conditions Precedent to Closing.  The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date.

      2.2.1  Representations and Warranties; Compliance with Conditions.  The representations and warranties of Borrower, individual and collectively, contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

      2.2.2  First Mortgage and Loan Documents.  A Mortgage which shall constitute a valid first mortgage lien on the fee simple title to (or on Borrower's Leasehold Estate interest in a valid and subsisting Qualified Ground Lease of) each Collateral Property, which shall secure the Debt, subject only to such Liens as are acceptable to Lender, and such Borrower shall have delivered UCC-1 financing statements covering fixtures owned or to be owned by such Borrower and affixed to, or used in connection with, such Collateral Property, in each case appropriately completed and duly executed and delivered to Lender, or at Lender's discretion, the Title Company, for filing in the appropriate county and state offices. Lender shall have also received from Borrower fully executed and duly delivered counterparts of this Agreement, the Note and each of the other Loan Documents.

      2.2.3  Title Insurance.  Lender shall have received a Title Insurance Policy (or a marked commitment to issue a Title Insurance Policy) for each Collateral Property and the Borrower shall have paid to the Title Company (and shall have delivered to Lender evidence of such payment) all premiums, and expenses of the Title Company in connection with the issuance of such Title Insurance Policy and an amount equal to the recording and the applicable stamp taxes (including mortgage recording taxes), if any, payable in connection with recording the insured Mortgages in the appropriate county land offices. Such Title Insurance Policies shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the relevant Mortgage creates a valid first priority lien on the Collateral Property, or the Borrower's Leasehold Estate therein, as applicable, encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may request, and (iv) name Lender and its successors and assigns as the insured. The Title Insurance Policies shall be assignable.

      2.2.4  Environmental Audit.  Lender shall be satisfied that (A) there are no pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Hazardous Substances at, in, on or under the Collateral Property, (B) the Collateral Property is in compliance in all material respects with all applicable Environmental Laws, and (C) no Hazardous Substances exist at, in, on or under the Collateral Property except in compliance in all material respects with applicable Environmental Laws. Lender shall have received, without limitation, (1) a comprehensive environmental audit of each Collateral Property (which shall include a visual survey, a record review, an area reconnaissance and a Phase I environmental study and, if the Phase I study shall so require, a Phase II environmental study), reasonably satisfactory in form and substance to Lender, conducted and certified by a qualified, independent environmental consultant within six (6) months of the Closing Date, (2) evidence that all required approvals have been obtained from all governmental and quasi-governmental authorities having jurisdiction with respect to the Collateral Property, and (3) such other environmental reports, inspections and investigations pertaining to the Collateral Property as Lender shall reasonably require, prepared, in each instance, by engineers or other consultants reasonably satisfactory to Lender.

      2.2.5  Insurance.  Lender shall have received evidence of the existence of all insurance required to be maintained by each Borrower pursuant to the Loan Documents and the designation of Lender as the mortgagee and loss payee or additional insured, as applicable, thereunder to the extent required by the Loan Documents, in form and substance specified in the Loan Documents, and evidence of the payment of all premiums payable for the existing policy period.

      2.2.6  Financial Statements.  Lender shall have received, with respect to each Collateral Property, (i) an unaudited operating statement for the trailing twelve (12) month period, certified by the Chief Financial Officer or Treasurer of Borrower or the Borrower Representative and a statement of current operations certified by the applicable Borrower Representative and (ii) audited combined financial statements for all Borrowers for calendar year 2000. If Lender determines, in its sole discretion, that there have been significant changes at any Collateral Property since the most recent audited financial statement delivered to Lender, Borrower shall deliver to Lender a letter from an accounting firm acceptable to Lender in its sole discretion verifying current expenses and revenue of the applicable Collateral Property.

      2.2.7  Searches.  Lender shall have received copies of UCC filing searches, tax lien searches, judgment searches and real estate tax searches and municipal department searches setting forth any and all building violations (if available) in each county where any Collateral Property is located (and in the case of UCC filing searches, in the office of the Secretary of State or other applicable state office of the State where any Collateral Property is located), demonstrating as of a recent date the existence of no other financing statements (other than those in respect to the loans to be repaid with the proceeds of the Loan), tax liens, judgments, building violations or delinquent real estate taxes, together with evidence that all fees payable in connection with any such searches have been paid.

      2.2.8  Survey.  Lender shall have received a Survey of each Collateral Property that is satisfactory to Lender and certified to Lender and its successors and assigns, the Title Company and any other parties requested by Lender as of a certification date satisfactory to the Title Company and reasonably satisfactory to Lender.

      2.2.9  Management.  The Manager of each Collateral Property shall have executed and delivered a manager consent and subordination in accordance with Section 6.13.3.

      2.2.10  Leases and Material Contracts.  Lender shall have received certified copies of all Leases, reciprocal easement agreements and material contracts relating to each Collateral Property, including all amendments and modifications thereto, and such Leases, reciprocal easement agreements and contracts shall be in form and substance reasonably satisfactory to Lender.

      2.2.11  Intentionally Deleted.

      2.2.12  Tenant Estoppels.  Lender shall have received an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from (a) each Anchor Tenant, (b) each Tenant paying base rent in an amount equal to or exceeding five percent (5%) of the Operating Income from the applicable Collateral Property occupied by such Tenant and (c) disregarding the area leased by those described in clauses (a) and (b), lessees of not less than seventy-five percent (75%) of the remaining gross leasable area of each Collateral Property.

      2.2.13  Property Condition Report.  Lender shall have received reports covering the physical and structural condition of each Collateral Property in form and substance, and prepared by a qualified independent engineer, reasonably satisfactory to Lender and dated no more than six (6) months prior to the Closing Date, which shall (i) identify code and ADA compliance, (ii) include a schedule of deferred maintenance and the cost thereof, (iii) include a schedule of all capital expenditures projected to be required in the twelve (12) year period following the Closing Date, and (iv) for any Collateral Property in States in which Lender reasonably determines that there has been a history of earthquakes, assess the probable maximum loss in the event of the occurrence of an earthquake.

      2.2.14  Appraisal.  Lender shall have received an Acceptable Appraisal of each Collateral Property.

      2.2.15  Zoning Compliance, Etc.  Lender shall have received, with respect to each Collateral Property, evidence, in the form of (i) letters or other evidence from the appropriate municipal authorities, (ii) an ALTA 3.1 zoning endorsement (including parking coverage) for the applicable Title Insurance Policy, or (iii) a zoning opinion, in each case in substance reasonably satisfactory to Lender, that all improvements constituting part of the Collateral Property have been constructed and are being used and operated in compliance in all material respects with (A) all applicable zoning, subdivision and other similar laws, orders, rules, regulations and requirements of all governmental or quasi-governmental authorities having jurisdiction with respect to each Collateral Property, (B) all building permits issued in respect of each Collateral Property and (C) the certificates of occupancy for each Collateral Property (copies of which certificates of occupancy shall have been delivered to Lender).

      2.2.16  Recording Taxes.  Borrower shall have paid or, with the proceeds of the Loan, pay all mortgage recording taxes payable (if any) in each jurisdiction in which the Collateral Property is located in connection with the recordation of any Mortgage required under this Agreement.

      2.2.17  Perfection of Security Interests.  Lender shall have received evidence that all actions necessary or, in the opinion of Lender, desirable to perfect and protect the Liens and security interests created by the Loan Documents have been or will be taken, including evidence that each Mortgage on the Collateral Property has been or will be duly filed and recorded in the appropriate governmental offices and that the related UCC financing statements have been or will be duly filed in the appropriate governmental offices.

      2.2.18  Opinions of Borrower's Counsel.  Lender shall have received an opinion of counsel as to the applicable Borrower and an opinion of local counsel to Borrower in the State in which the proposed Collateral Property is located, in each case with respect to such matters as Lender may request (including as to enforceability of the Loan Documents against such Borrower) and a Non-Consolidation Opinion with respect to such Borrower, its partners, the Manager of the Collateral Property and such other persons as Lender shall designate, which Non-Consolidation Opinion must be in form and substance reasonably satisfactory to Lender.

      2.2.19  Ground Lease.  If any Collateral Property is subject to a Ground Lease, such Ground Lease is a Qualified Ground Lease.

      2.2.20  REA.  If any Collateral Property is subject to an REA, such REA is a Qualified REA.

      2.2.21  Reserves and Escrows.  Each Borrower shall have made such initial deposits into the Funds as Lender may require in accordance with this Agreement and the other Loan Documents.

      2.2.22  Rent Roll.  A Rent Roll (in spread sheet format, containing such information as Lender may reasonably require) for each Collateral Property, certified by the Borrower Representative on behalf of the Borrower, shall have been delivered to Lender.

      2.2.23  Further Documents.  Each Borrower shall have executed and delivered to Lender such documents, opinions and agreements and taken such action including executing such amendments or supplements to, and assumptions of, the Loan Documents, which Lender may reasonably require.

      2.2.24  Completion of Proceedings.  All corporate and other proceedings taken or to be taken by each Borrower in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

      2.2.25  Delivery of Organizational Documents.  Each Borrower shall have delivered or caused to be delivered to Lender copies certified by the Borrower of all organizational documentation related to that Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be reasonably requested by Lender.

      2.2.26  Expenses.  Borrower shall have paid all amounts required to be paid by Borrower under Section 6.15.

      2.2.27  Tax Lot.  Lender shall have received evidence that each Collateral Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender.

      2.2.28  Encumbrances.  Each Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date with respect to each Mortgage on the applicable Collateral Property, or the Borrower's Leasehold Estate therein, as applicable, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

    2.3  Substitution of Collateral Properties.

      (a) Subject to the terms and conditions set forth in this Section 2.3, Borrower may, at any time after the first (1st) anniversary of the Closing Date until thirty (30) days prior to the Maturity Date, but in no event on more than one occasion per calendar year, obtain a release of Lender's Lien against one or more Collateral Properties other than any of the Core Properties by substituting (a "Substitution") one or more other comparable real estate assets (a "Substitute Property") for the Collateral Property or Collateral Properties so released. From and after the Substitution of a Substitute Property in accordance herewith, such Substitute Property shall thereafter be deemed a Collateral Property under this Agreement and the Allocated Loan Amount of such Substitute Property shall be the same as the Allocated Loan Amount of the Collateral Property it is replacing. In the event of a Substitution, the Note shall remain in full force and effect, and a new Mortgage encumbering the Substitute Property (the "Substitute Mortgage") shall be executed and delivered by the entity owning the Substitute Property (the "Substitute Borrower") to Lender to encumber the Substitute Property, which Substitute Mortgage shall secure the Borrower's Obligations under the Note and the other Loan Documents and which shall be cross-defaulted with the other Mortgages. Concurrently with the completion of all steps necessary to substitute a Substitute Property as provided herein, Lender shall execute or cause to be executed all such documents requested by Borrower as are necessary or appropriate to release all Liens granted to Lender and affecting the replaced Collateral Property (or to assign the Mortgage relating thereto). Borrower shall prepare at its expense all such documents. The Substitute Borrower shall execute and become party to each of the Loan Documents to which the applicable Borrower was a party pursuant to amendments to the Loan Documents as would be reasonably satisfactory in form and substance to a prudent lender holding a similar loan in its portfolio, and the Substitute Borrower shall be deemed a "Borrower" hereunder and under the other Loan Documents. The Substitute Borrower shall be a Special Purpose Entity and satisfy the representations and warranties set forth in Section 5.1.1 of this Agreement. Borrower shall deliver to Lender a non-consolidation opinion with respect to the Substitute Borrower in form and substance reasonably satisfactory to a prudent lender originating a similar loan for its portfolio and as may be necessary to obtain the Rating Comfort Letter required in connection with the Substitution. The Borrower that owns the Collateral Property being replaced in the Substitution shall be released automatically from all of its obligations under the Loan Documents other than those obligations that pursuant to the terms of any of the Loan Documents survive the termination of the Loan or the repayment by the Borrower of the Obligations.

      (b) To qualify as a Substitute Property, the property must at the time of substitution:

         (i) be a property as to which the applicable Borrower will hold indefeasible fee or ground leasehold title free and clear of any Lien or other encumbrance except for Permitted Encumbrances and easements, restrictive covenants and other title exceptions and Leases which do not have a material adverse effect on the utility or value of such property for its current use;

        (ii) be the subject of an environmental report issued and certified by a recognized environmental consultant at Borrower's expense and in form and substance acceptable to the Applicable Rating Agencies, which shall demonstrate that the Substitute Property materially complies with all Environmental Laws and that an assessment of the Substitute Property does not contain any material amounts of Hazardous Substances (except for Routine Hazardous Substances) and there is no further action required with regard to such Substitute Property, unless the Borrower has agreed to deposit with the Lender such sums reasonably required to remediate any environmental problems set forth in the applicable environmental report;

        (iii) be the subject of an engineering report which shall demonstrate that the property is in good repair and condition, provided that Borrower shall deposit into the Required Repair Fund an amount equal to one hundred twenty-five percent (125%) of the deferred maintenance costs as reasonably estimated by Lender based on third-party engineering reports, provided further that Lender shall not require such deposit into the Required Repair Fund so long as (i) no Event of Default has occurred and is continuing, (ii) Guarantor shall satisfy the Liquidity Requirement, (iii) the Required Repairs Guaranty remains in full force and effect and (iv) the Debt Service Coverage Ratio is not less than 1.20:1; and

        (iv) be in compliance, in all material respects, with Legal Requirements, as shall be certified in an Officer's Certificate in form and substance reasonably acceptable to Lender.

      (c) In addition to the conditions in Section 2.3(b) above, Substitution of any Collateral Property pursuant to this Section 2.3 shall be subject to the satisfaction of the following, all of which shall be prepared or obtained at Borrower's or Substitute Borrower's expense:

         (i) Borrower shall have delivered to Lender a legal opinion from counsel to Borrower opining that any REMIC Trust formed pursuant to a Secondary Market Transaction will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Internal Revenue Code Section 860D, as amended from time to time, or any successor statute, as a result of the Substitution;

        (ii) Borrower shall have delivered to Lender a Rating Comfort Letter;

        (iii) Receipt by Lender and the Applicable Rating Agencies of written notice thereof from Borrower at least forty-five (45) days before the date of the proposed Substitution (the "Substitution Date"), together with (1) written evidence that the property proposed to be a Substitute Property complies with Sections 2.3(a) and (b) above and (2) such other information, including financial information, as Lender or the Applicable Rating Agencies may reasonably request;

        (iv) Lender shall have received any due diligence materials requested by Lender with respect to each Substitute Property at least forty-five (45) days before the Substitution Date (other than items such as title reports and estoppels which are typically not delivered forty-five (45) days before a closing, provided such items are delivered within a reasonable period of time before the Substitution Date); provided that the Borrower shall only be required to provide to Lender the due diligence required pursuant to Section 2.2 of this Agreement and as otherwise required by the Rating Agencies in connection with the Substitute Property and the Substitution;

        (v) After giving effect to such Substitution, the Debt Service Coverage Ratio of the Collateral Pool shall be equal to or greater than each of (x) 1.35:1 and (y) the Debt Service Coverage Ratio of the Collateral Pool immediately before such Substitution;

        (vi) The Net Operating Income of the proposed Substitute Property shall be equal to or greater than the Net Operating Income of the Collateral Property it is replacing (calculated on the trailing twelve (12) month period);

       (vii) After giving effect to such Substitution, the Net Operating Income of the Collateral Pool as a whole shall be equal to or greater than (x) the Net Operating Income of the Collateral Pool as a whole as of the Closing Date, and (y) the Net Operating Income of the Collateral Pool as a whole immediately prior to such Substitution;

       (viii) After giving effect to such Substitution, the ratio of unpaid principal to the Appraised Value of the Collateral Pool (the "LTV Ratio") shall not exceed either of (x) the LTV Ratio as of the day after the Closing Date, or (y) the LTV Ratio immediately prior to such Substitution;

        (ix) After giving effect to such Substitution, the Lease Rollover Percentage, as reasonably determined by Lender in accordance with prudent lending principles, will not for any calendar year all or any portion of which occurs prior to the Maturity Date exceed the Lease Rollover Percentage for such calendar year (or portion thereof) as of immediately prior to such Substitution by more than thirty percent (30%);

        (x) The Borrower or Substitute Borrower shall deposit into the Replacement and Rollover Reserve Fund for such Substitute Property such amount as may be reasonably required pursuant to the then current underwriting standards of a prudent lender originating a similar loan for its portfolio and as may be necessary to obtain the Rating Comfort Letter required in connection with such Substitution, provided that any amount required to be deposited by Borrower or Substitute Borrower hereunder that would cause the balance of the Replacement and Rollover Reserve Fund to exceed the Replacement and Rollover Reserve Cap shall not be required to be made by Borrower or Substitute Borrower if (i) no Event of Default has occurred, (ii) the Replacement and Rollover Reserve Cap Guaranty remains in full force and effect, (iii) the Debt Service Coverage Ratio is not less than 1:20:1 and (iv) Guarantor shall satisfy the Liquidity Requirement;

        (xi) Borrower shall have provided such evidence which would be reasonably satisfactory to a prudent lender originating a similar loan for its portfolio that the credit (taking into account any lease guarantees or other forms of credit enhancement) of the tenant or tenants at the Substitute Property equals or exceeds that of the tenant or tenants at the Collateral Property being substituted and as may be necessary to obtain the Rating Comfort Letter required in connection with the Substitution;

       (xii) After giving effect to such Substitution the number of Collateral Properties in the Collateral Pool shall be at least nine (9);

       (xiii) Borrower shall have demonstrated that there is no Environmental Event affecting any Collateral Property that has a material adverse effect on the value of the Collateral Pool as a whole;

       (xiv) After giving effect to such Substitution, the Collateral Pool must include at least eight (8) of the nine (9) Collateral Properties that constituted the Collateral Pool as of the Closing Date;

       (xv) After giving effect to such Substitution, the Net Operating Income of each Collateral Property in the Collateral Pool shall be less than twenty percent (20%) of the Net Operating Income of the Collateral Pool as a whole;

       (xvi) With respect to each Substitute Property, Substitute Borrower, in its capacity as a Borrower, shall have complied with all of the conditions precedent set forth in Section 2.2, except that all references in Section 2.2 to Closing Date shall be deemed to refer to the Substitution Date;

      (xvii) No Event of Default shall be continuing;

      (xviii) Borrower shall have executed and/or delivered such other consents, enforceability and tax opinions, certificates, documents, agreements or instruments as Lender may reasonably request (including any modifications to this Agreement or the other Loan Documents amending, e.g., the schedules hereto);

       (xix) Borrower shall have paid all amounts required to be paid by Borrower under Section 6.15;

       (xx) Borrower shall have delivered to Lender an Officer's Certificate certifying that all information delivered to Lender by or on behalf of Borrower in connection with the Substitution is true, accurate and complete in all material respects and that all of the requirements of this Section 2.3 have been satisfied;

       (xxi) Borrower shall have paid to, or deposited with, Lender all amounts required under Article IV in connection with the Substitute Property;

      (xxii) Each Substitute Property shall be located in the United States;

      (xxiii) Borrower shall have delivered to Lender, in form and substance as would be reasonably satisfactory to a prudent lender originating a similar loan for its portfolio, originals of the following:

      (A)
      a Substitute Mortgage duly executed and acknowledged by the Substitute Borrower; a substitute Assignment of Leases; an amendment to the Cash Management Agreement with respect to the Substitute Property; each of the other Loan Documents Substitute Borrower is required to execute and become a party to pursuant to Section 2.3(a) above and such other amendments to the Loan Documents as may be necessary to evidence the Substitution; each duly executed and acknowledged by the Substitute Borrower, assigning and transferring to Lender a first priority security interest in all Rents, revenues, issues, profits and proceeds arising under the Leases relating to the Substitute Property, subject to the Permitted Encumbrances;

      (B)
      Uniform Commercial Code financing statements (Form UCC-1) (or other forms required in any jurisdiction), duly executed by the applicable Borrower, covering all fixtures, equipment and other personal property collateral and all proceeds thereof, naming the applicable Borrower as debtor and Lender as secured party;

      (C)
      insurance certificates issued by an Approved Insurer evidencing the insurance coverage required under Section 8.1.1 hereof; and

      (D)
      payment of all costs and expenses anticipated to be incurred in connection with such Substitution (including, without limitation, reimbursement of Lender's reasonable costs, title premiums, mortgage recording taxes, transfer taxes, recording fees, appraisal fees and reasonable attorneys' fees and disbursements actually incurred).

      (xxiv) Borrower shall have provided Lender with a Title Insurance Policy reasonably acceptable to Lender insuring the Lien of the Substitute Mortgage and Borrower shall have paid all title insurance premiums associated with the issuance of such Title Insurance Policy;

      (xxv) Borrower shall have represented to Lender the representation in Section 5.1.32 of this Agreement with respect to the Substitute Property; and

      (xxvi) Borrower shall have represented to Lender the representation in Section 5.1.24 of this Agreement with respect to the Substitute Property.

      (d) For purposes of calculating Net Operating Income and Debt Service Coverage Ratio under Section 2.3(c), if any Collateral Property being substituted for has suffered a Casualty or Condemnation or an Environmental Event, then, at Lender's option, the Net Operating Income of such Collateral Property shall be calculated as of the end of the last full calendar month preceding such Casualty, Condemnation or Environmental Event, as the case may be.

      (e) Upon completion of a Substitution and Borrower's fulfillment of the requirements of Section 2.3, the applicable Collateral Property shall be released from the Lien of its Mortgage and the Substitute Property, pledged to the Lender pursuant to a Substitute Mortgage, shall become part of the collateral securing the Loan. In connection with the release of the applicable Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Substitution Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the respective Collateral Property is located and would be reasonably satisfactory to a prudent lender originating a similar loan for its portfolio. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such releases. Borrower shall pay all costs, taxes and expenses associated with the releases of the Lien of the Mortgage on the Collateral Property which has been replaced pursuant to a Substitution, including Lender's reasonable attorneys' fees. Except as set forth in Section 2.3 or otherwise in this Agreement, no repayment, prepayment, substitution or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage on the Collateral Properties. Upon the completion of the Substitution, the Borrower shall have no liability to Lender relating to such released Collateral Property for any actions (or inaction) occurring thereon, or pertaining thereto, after the date of the Substitution.

    2.4  Defeasance.

      2.4.1  Total Defeasance.

      (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Prepayment Lockout Expiration Date and prior to the Maturity Date to obtain a release of the Liens of the Mortgages encumbering all of the Collateral Properties (a "Total Defeasance") upon satisfaction of the following conditions:

         (i) Borrower shall provide Lender thirty (30) days prior written notice specifying a Payment Date (the "Defeasance Date") by which Borrower shall have satisfied the conditions in this Section 2.4.1 and on which it shall effect the defeasance;

        (ii) Borrower shall pay to Lender (A) all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgages and the other Loan Documents;

        (iii) Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.4.3 and 2.4.4 hereof;

        (iv) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

        (v) Borrower shall deliver to Lender (1) an opinion of counsel for Borrower reasonably satisfactory to a prudent lender opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral and (B) if a Secondary Market Transaction has occurred, the REMIC Trust formed pursuant to such Secondary Market Transaction will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of the defeasance pursuant to this Section 2.4.1, and (2) a non-consolidation opinion with respect to the Successor Borrower;

        (vi) Borrower shall deliver to Lender a Rating Comfort Letter with respect to the defeasance;

       (vii) Borrower shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;

       (viii) Borrower shall deliver a certificate of Borrower's independent certified public accountant certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

        (ix) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

        (x) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the defeasance, including Lender's reasonable attorneys' fees and expenses and Applicable Rating Agency fees and expenses.

      (b) If Borrower has elected to defease the entire Note and the requirements of this Section 2.4.1 have been satisfied, the Collateral Properties shall be released from the Liens of the Mortgages and the other Loan Documents and the Total Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note. In connection with the release of the Liens, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, releases of Liens (and related Loan Documents) for execution by Lender. Such releases shall be in a form appropriate in the jurisdiction in which the respective Collateral Properties are located and would be reasonably satisfactory to a prudent lender originating a similar loan for its portfolio. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such releases, together with an Officer's Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the releases of the Liens of the Mortgages and the other Loan Documents, including Lender's reasonable attorneys' fees. Except as set forth in this Section 2.4.1, in Section 2.4.2 or otherwise in this Agreement, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the releases of the Liens of the Mortgages on the Collateral Properties. Notwithstanding anything contained herein to the contrary, Borrower may prepay the Loan in accordance with Section 3.2 at any time within six (6) months of the Maturity Date without any obligation to satisfy any of the conditions of Section 2.4.1 with respect to a Total Defeasance and/or Section 2.4.2 with respect to a Partial Defeasance.

      2.4.2  Partial Defeasance.

      (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Prepayment Lockout Expiration Date and prior to the Maturity Date to obtain a release of the Lien of a Mortgage or Mortgages and the other related Loan Documents encumbering one or more Collateral Properties (a "Partial Defeasance") upon satisfaction of the following conditions:

         (i) Borrower shall provide Lender thirty (30) days prior written notice specifying (A) a Payment Date (the "Partial Defeasance Date") by which Borrower shall have satisfied the conditions in this Section 2.4.2 and on which it shall effect the defeasance, and (B) the Collateral Property proposed to be released from the Lien of its Mortgage and the other related Loan Documents (the "Release Property");

        (ii) Borrower shall pay to Lender (A) all accrued and unpaid interest on the principal balance of the Note to and including the Partial Defeasance Date and (B) all other sums, then due under the Note, this Agreement and the other related Loan Documents;

        (iii) Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.4.3 and 2.4.4 hereof;

        (iv) Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to 125% of the Allocated Loan Amount for the Release Property (the "Defeased Note"), and the other note having a principal balance equal to the excess of (A) the then outstanding principal amount of the Loan, over (B) the amount of Defeased Note (the "Undefeased Note"). The Defeased Note and the Undefeased Note will each be divided into Components which correspond with the Components that existed on the Note prior to the Partial Defeasance. The amount of the Loan being defeased will be applied to reduce the principal balance of each Component of the Undefeased Note in the priority and method set forth in Section 3.2.3 hereof. Each Component of the Defeased Note will have an initial principal balance equal to the amount of the reduction in connection with such Partial Defeasance of the corresponding Component of the Undefeased Note. The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized. A Defeased Note may not be the subject of any further defeasance;

        (v) After giving effect to the release of the Lien of the Mortgage encumbering the Release Property proposed by Borrower to be released, the Debt Service Coverage Ratio for the trailing twelve (12) month period with respect to the remaining Collateral Properties is not less than the greater of (A) the Debt Service Coverage Ratio of all Collateral Properties encumbered by the Mortgages immediately prior to the release and (B) the Debt Service Coverage Ratio of all of the Collateral Properties as of the date hereof.

        (vi) Borrower shall have delivered to Lender and the Applicable Rating Agencies shall have received from Borrower with respect to the matters referred to in clause (v), (A) statements of the Net Operating Income and Debt Service (both on a consolidated basis and separately for the applicable Collateral Property to be released) for the applicable measuring period and (B) based on the foregoing statements of Net Operating Income and Debt Service, calculations of the Debt Service Coverage Ratio both with and without giving effect to the proposed release, and (C) calculations of the ratios referred to in such clause (v), accompanied by an Officer's Certificate stating that such statements, calculations and information are true, correct and complete in all material respects;

       (vii) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

       (viii) Borrower shall deliver to Lender an opinion of counsel for Borrower reasonably satisfactory to a prudent lender opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (B) if a Secondary Market Transaction has occurred, the REMIC Trust formed pursuant to such Secondary Market Transaction will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of the defeasance pursuant to this Section 2.4.2, and (C) a non-consolidation opinion with respect to the Successor Borrower;

        (ix) Borrower shall deliver to Lender a Rating Comfort Letter with respect to the defeasance;

        (x) Borrower shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 2.4.2(a) have been satisfied;

        (xi) Borrower shall deliver a certificate of Borrower's independent certified public accountant certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

       (xii) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

       (xiii) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the defeasance, including Lender's reasonable attorneys' fees and expenses and Applicable Rating Agency fees and expenses.

      (b) If Borrower has elected to partially defease the Note and the requirements of this Section 2.4.2 have been satisfied, the related Release Property shall be released from the Lien of its Mortgage and the other related Loan Documents. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Partial Defeasance Date, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Release Property is located and would be reasonably satisfactory to a prudent lender originating a similar loan for its portfolio. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer's Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage and the other related Loan Documents, including Lender's reasonable attorneys' fees. Borrower shall cause title to the Collateral Property so released from the Lien of its Mortgage and the other related Loan Documents to be transferred to and held by a Person other than Borrower. Except as set forth in this Section 2.4.2, in Section 2.4.1 or otherwise in this Agreement, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage and the other related Loan Documents on any of the Collateral Properties.

      2.4.3  Defeasance Collateral Account.  On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the "Defeasance Collateral Account") which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) the Total Defeasance Collateral or Partial Defeasance Collateral, and (ii) cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral shall be paid over to Lender on each Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral not needed to pay accrued and unpaid interest or principal shall be retained in the Defeasance Collateral Account as additional collateral for the Loan. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral are deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral and Partial Defeasance Collateral in accordance with this Agreement. Successor Borrower shall be the owner of the Defeasance Collateral Account and shall report all income accrued on the Total Defeasance Collateral and Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

      2.4.4  Successor Borrower.  In connection with a Total Defeasance or Partial Defeasance under this Section 2.4, Borrower shall establish or designate a successor entity unaffiliated with the Borrower (the "Successor Borrower") which shall be a Special Purpose Entity approved by Lender. Lender hereby specifically reserves the right to require that the Successor Borrower be an Affiliate of Lender or Servicer. Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including Lender's attorney's fees and expenses, incurred in connection therewith.

III INTEREST; PAYMENTS

    3.1  Interest; Monthly Loan Payments.

      3.1.1  Interest Generally.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Interest Rate corresponding to each of the Components comprising the Loan.

      3.1.2  Payment Before Maturity Date.  Borrower shall pay to Lender (a) on the first Payment Date following the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to but not including such Payment Date and (b) on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to the Monthly Debt Service Payment Amount, which payments shall be applied, (i) first, to accrued and unpaid interest due on the Components in alphabetical and numerical order until the interest due thereon for each Component has been paid in full and (ii) second, to the principal balance of each Component in alphabetical and numerical order until the principal due thereon for each Component has been paid in full.

      3.1.3  Intentionally Deleted.

      3.1.4  Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and other the Loan Documents.

      3.1.5  Property Cash Flow Allocation.

        (a) Upon the occurrence of a Cash Management Event and continuing on each Payment Date occurring prior to the earlier to occur of (x) the first Cash Management Termination to occur following the Cash Management Event during the term of the Loan and (y) with respect to any Cash Management Event to occur thereafter, the Maturity Date, except following the acceleration of all or any part of the Debt, all Rents with respect to the Collateral Property shall be applied as follows on a daily basis in the following order of priority: (i)  First, to make the required payment of any sums required to be deposited into the Ground Rent Escrow Fund under Section 4.6.1, (ii) Second, to make payments to the Tax and Insurance Escrow Fund if, and to the extent, required to be made by Borrower under Section 4.3 hereof; (iii) Third, to pay the monthly portion of the Cash Management Fee due and payable by Borrower; (iv) Fourth, to Lender to pay the interest payment and principal payment required under Section 3.1.2 (plus, if applicable, interest at the Default Rate and any other charges then due to Lender under the Loan Documents); (v) Fifth, to Borrower to make payments for Approved Operating Expenses pertaining to the Collateral Property; (vi) Sixth, to make payments to the Replacement and Rollover Reserve Fund if, and to the extent, required to be made by Borrower; (vii) Lastly, payments to Borrower of any excess amounts unless an Event of Default has occurred and is then continuing.

        (b) Subject to the provisions of the Cash Management Agreement, the failure of any Borrower to make all of the payments required under clauses (i) through (vi) of Section 3.1.5(a) in full on each Payment Date shall constitute an Event of Default under this Agreement.

        (c) At any time after the Maturity Date or after the acceleration of all or any portion of the Debt, Lender may, in its sole discretion, permit the application of Rents in any order, and to any portion or portions of the Debt, as Lender shall determine.

      3.1.6  Payments after Default; Default Rate.  After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time to the extent permitted by applicable law. Payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of Lender.

    3.2  Loan Repayment; Voluntary Prepayment; Prepayment After Default.

      3.2.1  Repayment.  Subject to the provisions of Section 8.4 of this Agreement, Borrower shall repay the Loan in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Note, this Agreement and the other Loan Documents. Borrower shall not have the right to prepay all or any portion of the principal before the Stated Maturity Date; provided, however, if no Event of Default shall then exist, and Borrower provides not less than thirty (30) days prior written notice to Lender, Borrower may prepay the Loan in full (but not in part) without penalty or premium at any time within six (6) months of the Maturity Date (such repayment being referred to as a "Voluntary Prepayment"). In the event any such Voluntary Prepayment is not made on a Payment Date, Borrower shall also pay interest that would have accrued on such prepaid principal to but not including the next Payment Date. Except during the continuance of an Event of Default, all proceeds of a Voluntary Prepayment of the Loan shall be applied by Lender as follows in the following order of priority: (i) First, to reasonable costs and expenses, including without limitation, reasonable attorneys' fees incurred in connection with the Voluntary Prepayment, (ii) Second, to accrued and unpaid interest due on the Components in alphabetical and numerical order until the interest thereon for each Component has been paid in full; (iii) Third, to the principal balance of each Component in alphabetical and numerical order; and (iv) Fourth, to any other amounts then due and owing under the Loan Documents. If at any time prior to the Maturity Date, the Debt is accelerated by reason of an Event of Default, any principal payment received by Lender (whether as a result of a foreclosure of any Mortgage, the exercise of any of Lender's other rights or remedies under the Loan Documents or otherwise), then Lender shall be entitled to receive, in addition to all other sums due under the Loan Documents, an amount equal to the Yield Maintenance Premium applicable to such prepayment. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on any Collateral Property (whether as a result of foreclosure of any Mortgage, the exercise of any of Lender's other rights or remedies or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender's discretion.

      3.2.2  Mandatory Prepayments.  The Loan is subject to mandatory prepayment, without premium or penalty, in certain instances of Insured Casualty or Condemnation (each a "Casualty/Condemnation Prepayment"), in the manner and to the extent set forth in Section 8.4.2. Each Casualty/Condemnation Prepayment shall be made on a Payment Date and shall be applied as follows in the following order of priority: (i) First, to costs and expenses of Lender (if any), including reasonable attorney's fees and disbursements, in connection with such prepayment or reasonably expended by Lender to protect the collateral value of the Collateral Property; (ii) Second, accrued and unpaid interest at the Interest Rate; (iii) Third, to principal (with each Casualty/Condemnation Prepayment being applied first to reduce the Allocated Loan Amount of the Borrower whose Collateral Property was the subject of the Casualty/Condemnation); and (iv) Fourth, to any other amounts then due and owing under the Loan Documents. If such Casualty/Condemnation Prepayment is not paid on a Payment Date, the payment amount will include interest that would have accrued on the principal prepaid to but not including the next Payment Date.

      3.2.3  Application of Prepayments to Components.  Any prepayment of the principal balance of the Loan, in whole or in part, shall be applied to reduce the principal balances of each of the Components in alphabetical and numerical order, until the principal balance of each Component is reduced to zero; provided, however, if a Partial Defeasance has occurred, prepayments of principal will only be allocated to the Components of the Undefeased Note (in the same priority and method set forth in this Section 3.2.3) and will not be allocated to reduce the principal balance of the Components of the Defeased Note.

    3.3  Release of Property.  Except as set forth in this Section 3.3 and otherwise set forth in this Agreement, no repayment or prepayment shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage and the other related Loan Documents.

      3.3.1  Release of Collateral Properties.  A Borrower on one or more occasions may obtain (i) the release of the Collateral Property owned by it from the Lien of the Mortgage thereon (and related Loan Documents) and (ii) the release of such Borrower's obligations under the Loan Documents with respect to such Collateral Property (other than those expressly stated to survive), upon satisfaction of each of the following conditions:

        (a) Either (i) the conditions for Voluntary Prepayment of the entire Loan pursuant to Section 3.2.1 hereof are satisfied, (ii) Lender is required to release such Collateral Property pursuant to Section 2.3 in connection with a Substitution (it being understood that a release pursuant to Section 2.3 need not satisfy any release conditions not expressly set forth in Section 2.3); or (iii) Lender is required to release such Collateral Property pursuant to Section 2.4 in connection with a Total Defeasance or a Partial Defeasance other than a Partial Defeasance pursuant to Section 4.12(d) (it being understood that a release pursuant to Section 2.4 need not satisfy any release conditions not expressly set forth in Section 2.4); and

        (b) Such Borrower shall submit to Lender the Release Documents set forth in Section 3.3.3 below, together with all other documentation Lender reasonably requires to be delivered by such Borrower in connection with such release, together with an Officer's Certificate of such Borrower.

      3.3.2  Release on Payment in Full.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance herewith, release the Liens of the Mortgages and the other Loan Documents if not theretofore released.

      3.3.3  Release Documents.  When the terms of Section 3.3 are satisfied with respect to a Collateral Property or when Lender has consented to a Substitution pursuant to Section 2.3, Lender shall execute and deliver to the Borrower such documents (collectively, the "Release Documents") as may be necessary or appropriate to release such Borrower from its obligations under the Loan Documents and to release all liens held by Lender on such Collateral Property. All such documents shall be prepared by Borrower's counsel, shall be in a form appropriate in the jurisdiction in which such Collateral Property is located, shall be reasonably acceptable to Lender in form and substance and shall be delivered to Lender at least thirty (30) days before the proposed release date.

      3.3.4  Release of Funds.  Upon the completion of the release of a Collateral Property pursuant to Section 3.3.1 or the completion of a Substitution pursuant to Section 2.3, the Lender shall refund to the Borrower all amounts on deposit in the Lockbox Account, the Cash Management Account or the Funds with respect to the released Collateral Property or if such release is pursuant to a Substitution, at Lender's option, Lender shall offset such amounts against the sums required to be deposited into the Funds for the Substitute Collateral Property.

    3.4  Payments and Computations.

      3.4.1  Making of Payments. Each payment by a Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 1:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled Payment Date. All payments made by any Borrower hereunder or under the other Loan Documents, shall be without any deduction, set-off or counterclaim, whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys' fees and court costs. Payments to Lender made from the Accounts shall be deemed to have been made before 1:00 p.m., New York City time, on the date such payment is due, provided that on the date such payment is due there are sufficient funds in such Accounts to make the payment in question.

      3.4.2  Interest Calculation.  Interest on the outstanding principal balance of each Component shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate (based on the Interest Rate for the applicable Component) based on a three hundred sixty (360) day year by (c) the outstanding principal balance of the applicable Component.

      3.4.3  Late Payment Charge.  If any principal, interest or other sum due under any Loan Document is not paid on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law (the "Late Payment Charge"), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided that if no such late payment has occurred within the prior twelve (12) month period, Borrower shall only be required to pay the late payment charge provided for in this Section 3.4.3, if such failure to pay continues for two (2) Business Days after notice from Lender. Such amount shall be secured by the Loan Documents. Any action by Lender regarding the collection of a Late Payment Charge will be without prejudice to any other rights, nor act as a waiver of any other rights, that Lender may have as provided herein, at law or in equity. No Late Payment Charge shall be due in connection with any payment to be made from the Accounts, provided that on the date such payment is due there are sufficient funds in such Accounts to make the payment in question.

    3.5  Taxes.  Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender's income, and franchise or other taxes (imposed in lieu of income taxes) imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 3.5 as "Applicable Taxes"). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply provided the Applicable Taxes do not result because the Lender (due to permitted succession or assignment) is not a United States person as defined at section 7701(a)(30) of the Code or the Lender has failed to provide information necessary to avoid back-up withholding pursuant to section 3406 of the Code: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Borrower also agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or recordation of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Borrower shall indemnify Lender for the full amount of Applicable Taxes or Other Taxes (including any Applicable Taxes or Other Taxes imposed by any jurisdiction on amounts paid or payable under this Section 3.5) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Applicable Taxes or Other Taxes were correctly or legally asserted. Payments pursuant to this Section 3.5 shall be made within fifteen (15) days after the date Lender makes written demand therefor. Borrower shall have the right to contest such Applicable Taxes and Other Taxes referred to in this Section 3.5 in accordance with the terms of Section 6.2 of this Agreement.

IV  CASH MANAGEMENT; ESCROWS AND RESERVES

    4.1  Cash Management Arrangements.

      4.1.1  Lockbox Account.  On or before the Closing Date, Borrower shall open an account for each Collateral Property (the "Lockbox Account"), pursuant to the Lockbox Account Agreement which shall be the depository account for each Borrower into which all sums due to such Borrower will be deposited. Each Lockbox Account shall be in the related Borrower's name. The Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account will be opened and maintained as an Eligible Account. At all times prior to a Cash Management Event, Borrower shall be entitled to direct the disbursement of funds deposited in the Lockbox Accounts and such funds shall be swept on a daily basis to an account controlled by Borrower.

      4.1.2  Deposits into Lockbox Account.  Borrower shall cause all Tenants at each Collateral Property to pay Rent directly into the Lockbox Account on or before the date such Rent is due under the terms of the applicable Lease. In the event that Borrower, its Affiliates or the Manager receives any Rents directly, Borrower shall hold such Rents in trust for the benefit of Lender and deposit, or cause to be deposited, all such Rents into the Lockbox Account within one (1) Business Day. During a Cash Management Event, all sums deposited into the Lockbox Account shall be swept daily into a cash management account established by Borrower with Agent on or before the Closing Date (the "Cash Management Account") (the Cash Management Account shall be held and administered in accordance with the Deposit Account Agreement). The Cash Management Account shall be in Lender's name, or at Lender's option, in the Servicer's name. The Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account will be opened and maintained as an Eligible Account. Neither the Lockbox Account, the Cash Management Account, the Deposit Account Agreement nor the Lockbox Account Agreement shall alter or diminish in any way Borrower's obligation to make timely payment and deposits to all sums required to be paid or deposited under any Loan Document.

      4.1.3  The Accounts.  On or before the Closing Date, Borrower shall open with Agent separate accounts (each of which, other than the account for the Tax and Insurance Escrow Fund, at the option of Borrower, may be subaccounts of the Cash Management Account) for each of the following Funds (hereinafter defined): Tax and Insurance Escrow Fund (the "Tax and Insurance Account"), Replacement and Rollover Reserve Fund (the "Replacement and Rollover Reserve Account"), Ground Rent Escrow Fund (the "Ground Rent Account"), Operating Expense Reserve Fund (the "Operating Expense Account"), the Debt Service Reserve Fund (the "Debt Service Reserve Account"), the Required Repair Fund (the "Required Repair Account") and the Best Buy Repair Fund (the "Best Buy Repair Account"). Tax and Insurance Escrow Funds shall be held in the Tax and Insurance Account. Replacement and Rollover Reserve Funds shall be held in the Replacement and Rollover Reserve Account. Ground Rent Escrow Funds shall be held in the Ground Rent Account. Operating Expense Reserve Funds shall be held in the Operating Expense Account. The Debt Service Reserve Fund shall be held in the Debt Service Reserve Account. Required Repair Funds shall be held in the Required Repair Account. The Best Buy Repair Funds shall be held in the Best Buy Repair Account. The accounts defined in this Section may be hereinafter referred to from to time as an "Account" or collectively as the "Accounts." At Lender's option, each of the Accounts shall be opened in Lender's name or in Servicer's name. Each of the Accounts shall be under the sole dominion and control of Lender. Each of the Accounts shall be opened and maintained as an Eligible Account. All interest or income on Funds in the Accounts shall accrue for the benefit of Borrower, in accordance with Section 4.10.2 (except that for funds held in the Tax and Insurance Escrow Account Borrower shall be entitled to interest or income accrued at the "PNC Premium Business Money Market Account" rate (or a comparable rate if the "PNC Premium Business Money Market Account" is not available) to the extent that the funds actually invested in Permitted Investments yields at least such rate of return).

    4.2  Required Repair Reserves.

      4.2.1  Required Repair Fund.  On or before the Closing Date, but subject to the last sentence of Section 4.2.2 below, Borrower shall deposit with Lender the amount of $38,750 ("Required Repair Deposit") (such payment with respect to the entire Collateral Pool, less disbursements pursuant hereto, being called the "Required Repair Fund"). Borrower shall construct, erect, undertake and complete all of the work set forth on Schedule 3 hereto (the "Required Repairs") no later than one hundred twenty (120) days from the Closing Date. Borrower shall pay for and obtain or cause to be paid for and obtained all permits, licenses and approvals required by all applicable laws with regard to the Required Repairs, whether necessary for commencement, completion, use or otherwise. Borrower shall perform or cause to be performed all work in connection with the Required Repairs in a good and workmanlike manner, in compliance in all material respects with all applicable laws, ordinances, rules and regulations of federal, state, county or municipal government or agencies now in force or that may be enacted hereafter and without regard to the sufficiency of the funds in the Required Repair Fund. Borrower covenants and agrees that the Required Repairs shall be constructed, installed or completed, as applicable, free and clear of any and all liens (including mechanic's, materialman's or other liens), claims and encumbrances whatsoever subject to Borrower's right to contest as specified in the Mortgages. If any lien should become perfected, subject to Borrower's right to contest, Borrower shall satisfy and remove the lien within ten (10) calendar days after receiving notice thereof. Upon Borrower's failure to remove or bond over the lien within twenty (20) calendar days after receiving notice thereof, Lender may pay the amount of the lien from the Required Repair Fund. Borrower specifically agrees in this event that Lender may consider the amount of the lien as presumptively correct. Borrower shall also be responsible for the amount of any premium for any bond obtained by Lender to obtain the discharge of any lien, or for the interest on any money deposited for the purpose of discharging any lien. Each contractor or subcontractor performing the Required Repairs shall be licensed by the appropriate state agency. Upon Lender's request, Borrower shall provide written evidence that each contractor and subcontractor meets the requirements of this paragraph. Borrower agrees to pay and discharge all claims for labor done and material and services furnished in connection with the Required Repairs and to diligently file or procure the filing of a valid notice of completion upon completion of the Required Repairs (if required by applicable governmental agencies). If a notice or claim of lien or the like concerning the Collateral Property alleging non-payment for Required Repairs performed should be filed, recorded, or served upon Borrower or Lender by a contractor or subcontractor, Lender shall have the right to retain in the Required Repair Fund, in lieu of any payment to Borrower then or thereafter due, an amount sufficient to completely satisfy said potential lien. Nothing herein contained shall require Borrower to pay any claims for labor, materials, or services that Borrower in good faith disputes and that Borrower, at Borrower's own expense, is currently and diligently contesting in accordance with the provisions of the Mortgages.

      4.2.2  Payment of Required Repair Expenses.  Lender shall disburse to Borrower the funds from the Required Repair Fund from time to time upon satisfaction by Borrower of each of the following conditions: (a) receipt of Lender's standard form of draw request specifying the amount requested and the Required Repairs to be paid for with the requested funds from the Required Repair Fund (a "Disbursement Request") and Lender shall, subject to the inspection rights and objection rights contained herein, release to Borrower the funds from the Required Repair Fund requested in the Disbursement Request; (b) Borrower shall provide evidence reasonably satisfactory to Lender (including, without limitation, access to the Collateral Property to Lender and an architect and/or engineer specified by Lender for the purpose of an inspection of work done, if requested by Lender) that the Required Repairs (or a part thereof) for which the funds from the Required Repair Fund are being requested have been completed in full in a good and workmanlike manner and in accordance with all applicable laws in all material respects; (c) Borrower shall submit to Lender copies of invoices for which funds from the Required Repair Fund are being requested under the Disbursement Request, together with evidence of payment therefor (or evidence that such invoice will be paid with the funds released from the Required Repair Fund) reasonably satisfactory to Lender, including, if required by Lender and customarily obtained in the location where the Required Repairs shall have been constructed, waivers of lien; and (d) Borrower shall provide Lender with such additional documents, certificates and affidavits as Lender may reasonably request. Lender shall not be obligated to release any funds from the

  Required Repair Fund for the payment of the cost of an improvement or other item other than a Required Repair as set forth on Schedule 3 hereto or for costs of Required Repairs in excess of one hundred and twenty-five percent (125%) of the costs specified therefor on Schedule 3. After full completion of all of the Required Repairs in accordance with the terms of this Agreement and the payment of all costs in connection therewith, Lender shall release any remaining funds from the Required Repair Fund to Borrower, unless otherwise specified in Schedule 3. Lender shall not be obligated to honor any Disbursement Request or release any of the funds from the Required Repair Fund to Borrower if, in addition to the conditions set forth above, an Event of Default shall then exist under this Agreement or any of the other Loan Documents. Notwithstanding anything to the contrary contained herein, Lender shall not require Borrower to make any deposits into the Required Repair Fund so long as (i) no Event of Default has occurred and is continuing, (ii) Guarantor shall satisfy the Liquidity Requirement, (iii) the Required Repairs Guaranty remains in full force and effect and (iv) the Debt Service Coverage Ratio is not less than 1.20:1.

    4.3  Tax and Insurance Escrow Fund.  Borrower shall pay to Lender on each Payment Date (i) one-twelfth (1/12th) of the product of (x) the Taxes for the Collateral Property and for all property (the "Existing Enfield Anchor Tax Lot Property") forming a part of the tax lot that includes the property demised pursuant to the Enfield Anchor Parcel Ground Lease, as such Taxes are reflected on the most recent tax bill and (y) 105%, in order to accumulate with Lender sufficient funds to pay all such Taxes prior to their respective due dates ("Monthly Tax Amount"), and (ii) one-twelfth (1/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies relating to the Collateral Property upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of such Policies ("Monthly Insurance Amount") (the amounts paid under the foregoing clauses (i) and (ii) with respect to the Collateral Property, less disbursements thereof pursuant hereto, being called the "Tax and Insurance Escrow Fund"). Lender will (a) apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by the respective Borrower pursuant to Sections 6.2 and 8.1 prior to the date upon which interest or penalties would be imposed, provided that the Borrower has promptly supplied Lender with notices of all Taxes and Insurance Premiums due for each Collateral Property, or (b) reimburse the applicable Borrower for such amounts and release to the applicable Borrower amounts deposited with respect to the Existing Enfield Anchor Tax Lot Property upon presentation of evidence of payment and an Officer's Certificate in form and substance reasonably satisfactory to Lender; subject, however, to the Borrower's right to contest Taxes in accordance with Section 6.2. Following the payment by Lender of any Taxes pursuant to this Section 4.3, Lender shall send a "paid" receipt to the Borrower. Provided the Borrower has deposited funds into the Tax and Insurance Escrow Fund as required under this Section and given Lender timely notice of the amount and due date of such taxes, Borrower shall not be liable for interest or penalties resulting from late payment of such Taxes by Lender, and, so long as no portion of the Debt has been accelerated, Lender or Servicer shall be responsible for such interest and penalties. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts next coming due for Taxes and Insurance Premiums pursuant to Sections 6.2 and 8.1, Lender shall, in its sole discretion, return any excess to the applicable Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay the Taxes or Insurance Premiums next coming due, Lender shall notify the Borrower of such determination and the Borrower shall increase the monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency by the later to occur of (i) ten (10) days after Borrower receipt of such notice from Lender and (ii) at least thirty (30) days prior to delinquency of the Taxes and/or expiration of the Policies, as the case may be. Following delivery to Lender of evidence reasonably satisfactory to Lender that the property demised pursuant to the Enfield Anchor Parcel Ground Lease has been designated as a segregated tax lot, which tax lot shall not include any property that does not constitute a portion of the Collateral Property, the Monthly Tax Amount will no longer be required to include amounts with respect to any portion of the Existing Enfield Tax Lot Property that is not demised pursuant to the Enfield Anchor Parcel Ground Lease. Lender acknowledges that Borrower currently causes its Premiums to be paid by Afco Acceptance Corp. ("Afco") through an agreement with Guarantor, and Lender agrees that amounts for the Borrower's Premiums held in the Tax and Insurance Escrow Fund shall be released to reimburse the Borrower for payments made by it to reimburse Guarantor for the amounts paid to Afco with respect to the Borrower's Premiums (subject to compliance by Borrower with clause (b) of this Section 4.3 or any other similar arrangements reasonably acceptable to Lender. Notwithstanding anything to the contrary contained herein, Lender shall not require any deposits into the Tax and Insurance Escrow Fund for the Monthly Insurance Amount provided that (i) no Event of Default has occurred and is continuing, (ii) Guarantor shall satisfy the Liquidity Requirement, (iii) the Insurance Premiums Guaranty remains in full force and effect and (iv) the Debt Service Coverage Ratio is not less than 1.20.1. Upon the occurrence and during the continuance of an Insurance Funding Event, provided that Borrower maintains blanket Policies, Borrower shall be required to immediately commence making the Monthly Insurance Amount deposit into the Tax and Insurance Escrow Fund until the amount on deposit equals one-half of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage relating to the Collateral Property afforded by the blanket Policies upon the expiration thereof (the "Insurance Funding Deposit"). Provided that Borrower maintains blanket Policies, the Insurance Funding Deposit shall satisfy Borrower's obligations with respect to its obligations to make any additional deposits into the Tax and Insurance Escrow Fund for the Monthly Insurance Amount. Upon the occurrence of an Insurance Funding Termination, Lender shall disburse to Borrower all funds held by Lender in the Tax and Insurance Escrow Fund deposited by Borrower in connection with an Insurance Funding Event.

    4.4  Replacement and Rollover Reserves.

      4.4.1  Replacement and Rollover Reserve Fund.  On each Payment Date (in addition to other payments required hereunder) after the date hereof, Borrower shall pay to Lender monthly deposits in the amount of one-twelfth of the product of $1.20 and the gross rentable square feet of in-line tenant space at the Improvements (which for purposes of this Section 4.4.1 is agreed to be 4,036,482 square feet unless there is a Substitution, Partial Defeasance or Lender determines in its reasonable discretion that a material expansion of the Collateral Property has occurred) (the "Monthly Replacement and Rollover Deposit") (such payments with respect to the entire Collateral Pool, less disbursements thereof pursuant hereto, being called the "Replacement and Rollover Reserve Fund"); provided, however, that in the event that an Additional Replacement and Rollover Reserve Funding Event is not occurring (A) Borrower shall not be required to make the Monthly Replacement and Rollover Deposit in the event that $19,873,345 (the "Replacement and Rollover Reserve Cap") has been accumulated in the Replacement and Rollover Reserve Fund and (B) Borrower shall only be required to pay to Lender monthly deposits in the amount of one-twelfth of the product of $1.00 and the gross rentable square feet of in-line tenant space at the Improvements. As of the Closing Date, the Monthly Replacement and Rollover Reserve Deposit shall be in the amount of $336,373.50. At any time that funds from the Replacement and Rollover Reserve Fund are disbursed to Borrower for Approved Replacement Expenses and/or Approved Leasing Expenses, the Replacement and Rollover Reserve Fund contains an amount of funds less than the Replacement and Rollover Reserve Cap, Borrower shall immediately commence making the Monthly Replacement and Rollover Deposit until the amount of Replacement and Rollover Reserve Fund equals the Replacement and Rollover Reserve Cap. Borrower shall also deposit into the Replacement and Rollover Reserve Fund all payments ("Lease Termination Payments") received from any Tenant leasing (i) more than 30,000 square feet of gross leasable area in any single Collateral Property and/or (ii) any space for use as a movie theater in connection with the termination or cancellation of any Lease more than one year prior to its expiration date, including fees, penalties and commissions (provided that, upon the releasing of all or any portion of the space demised under such cancelled or terminated Lease, Lender shall, upon the applicable Borrower's request and provided no Event of Default then exists, release to such Borrower the portion, if any, of the Lease Termination Payment which exceeds the actual Leasing Expenses incurred or to be incurred in connection with such releasing). Provided that no Event of Default then exists, Lender shall deposit on a monthly basis, a portion of the funds held in the Replacement and Rollover Reserve Fund with respect to Lease Termination Payments, into the Lockbox Account (or, upon the occurrence, and during the continuance, of a Cash Management Event, into the Cash Management Account) to be applied in accordance with the terms of Section 3.1.5 hereof in an amount equal to the Rents that the Tenant that made the related Lease Termination Payment would have paid to such Borrower pursuant to such Tenant's Lease if such Tenant had not terminated or cancelled its Lease. If the amount of the Replacement and Rollover Reserve Fund shall exceed the amounts due for Approved Replacement Expenses and/or Approved Leasing Expenses, pursuant to the terms hereof, Lender shall, in its discretion, return any excess to the Borrower or, if future Replacement and Rollover Reserve Fund payments are then required, credit such excess against such future payments. If Lender determines in its reasonable judgment that the amount of the Replacement and Rollover Reserve Fund will be insufficient to pay the amounts due or to become due for Approved Replacement Expenses and Approved Leasing Expenses (after taking into account any additional amounts that may become due with respect to any Substitution Property and any other changes with respect to the Collateral Pool), Lender may reasonably adjust the monthly amounts required to be deposited into the Replacement and Rollover Reserve Fund upon thirty (30) days' notice to Borrower.

      4.4.2  Payment of Replacement Expenses and Leasing Expenses.  From time to time (but not more often than monthly), Lender shall disburse funds held in the Replacement and Rollover Reserve Fund to the applicable Borrower, within fifteen (15) days after the delivery by the applicable Borrower to Lender of a request therefor, in increments of at least $5,000; provided, that (i) on the day of the request and on the day of payment no Event of Default shall have occurred and be continuing; (ii) such disbursement is for an Approved Replacement Expense or an Approved Leasing Expense; (iii) Lender shall have (if it desires) verified (by an inspection conducted at the Borrower's expense) performance of the work associated with such Approved Replacement Expense or Approved Leasing Expense; and (iv) the request for disbursement is accompanied by (A) an Officer's Certificate certifying (v) the amount of funds to be disbursed, (w) that such funds will be used to pay or reimburse the applicable Borrower for Approved Replacement Expenses and/or Approved Leasing Expenses and a description thereof, (x) that all outstanding trade payables (other than those to be paid from the requested disbursement or those otherwise permitted to be outstanding under Section 7.8) have been paid in full, (y) that the same has not been the subject of a previous disbursement, and (z) that all previous disbursements have been used to pay (or reimburse the applicable Borrower(s) for) the previously identified Approved Replacement Expenses and/or Approved Leasing Expenses, and (B) reasonably detailed documentation as to the amount, necessity and purpose therefor. During the continuance of a Cash Management Event, any such disbursement to pay (rather than reimburse) Approved Replacement Expenses or Approved Leasing Expenses may, at Lender's option, be made by joint check payable to the applicable Borrower(s) and the payee of such Approved Replacement Expenses or Approved Leasing Expenses.

    4.5  Intentionally Omitted.

    4.6  Ground Rent Escrow.

      4.6.1  Ground Rent Escrow Fund.  On or before the Closing Date, but subject to the last sentence of this Section 4.6.1 below, Borrower shall deposit with Lender the amount of $78,519.39 (the "Ground Rent Deposit") (such payments with respect to all Ground Leases, less disbursements thereof pursuant hereto, the "Ground Rent Escrow Fund"). In the event that Borrower fails to make any payment of rent under a Ground Lease when due (subject to any applicable notice and/or cure period), Lender may apply the Ground Rent Escrow Fund to payments of such rent required to be made by the applicable Borrower under its Ground Lease. In making any payment relating to the Ground Rent Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the landlord under the applicable Ground Lease, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any claim by such landlord. If at any time (i) Borrower fails to make any payment of rent under a Ground Lease when due (subject to any applicable notice and/or cure period) or (ii) Lender reasonably determines that the portion of the Ground Rent Escrow Fund allocable to any Ground Lease is not or will not be sufficient to pay one-quarter of the annual rent under such Ground Lease, Lender shall notify the applicable Borrower(s) of such determination and the applicable Borrower(s) shall deposit with Lender the amount that Lender reasonably estimates is sufficient to reimburse Lender or make up the deficiency, as applicable, within thirty (30) days of such determination. Notwithstanding anything to the contrary contained herein, Lender shall not require Borrower to make any deposits into the Ground Rent Escrow Fund so long as (i) no Event of Default has occurred and is continuing, (ii) Guarantor shall satisfy the Liquidity Requirement, (iii) the Ground Rent Guaranty remains in full force and effect and (iv) the Debt Service Coverage Ratio is not less than 1.20:1.

    4.7  Operating Expense Reserves.

      4.7.1  Operating Expense Reserve Fund.  Upon the occurrence and during the continuance of a Cash Management Event, Borrower shall pay to Lender an amount equal to the Approved Operating Expenses for each Collateral Property for the next Current Month (the "Monthly Operating Expense Deposit") (such payments with respect to the entire Collateral Pool, less disbursements thereof pursuant hereto, being called the "Operating Expense Reserve Fund"). If the amount of the Operating Expense Reserve Fund shall exceed the amounts due for Approved Operating Expenses pursuant to the terms hereof, Lender shall release excess Operating Expense Reserve Funds unless an Event of Default shall have occurred and is then continuing.

      4.7.2  Payment of Approved Operating Expenses.  From time to time (but not more than once per month) following the occurrence and during the continuance of a Cash Management Event, Lender shall disburse funds held in the Operating Expense Reserve Fund to Borrower, provided (i) on the day of the request and on the date of payment no Event of Default shall be occurring; (ii) such disbursement is for an Approved Operating Expense; and (iii) such disbursement is requested by Borrower in writing, accompanied by (A) an Officer's Certificate certifying (v) the amount of funds to be disbursed, (w) that such funds will be used to pay Approved Operating Expenses and a description thereof, (x) that all outstanding trade payables (other than those to be paid from the requested disbursement or those otherwise permitted to be outstanding under Section 7.8) have been paid in full, (y) that the same has not been the subject of a previous disbursement, and (z) that all previous disbursements have been or will be used to pay the previously identified Approved Operating Expenses, and (B) reasonably detailed documentation as to the amount, necessity and purpose therefor. Subject to satisfaction of the preceding conditions, if Lender receives from a Borrower a valid request for a disbursement for payment of Approved Operating Expenses for the then Current Month at least five (5) Business Days prior to the Payment Date occurring in such Current Month, then the disbursement in respect of such Approved Operating Expenses shall be made to such Borrower on such Payment Date. Notwithstanding anything to the contrary in the foregoing, during the continuance of an Event of Default Lender shall have the right, in lieu of disbursing to Borrower funds from the Operating Expense Reserve Fund, to pay such funds directly to the obligees or to pay such funds to the applicable Borrower and the obligee in question jointly.

    4.8  Casualty/Condemnation Fund.  The Borrower shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation (such amounts, less disbursements thereof pursuant hereto, the "Casualty/Condemnation Fund"), in accordance with the provisions of Sections 8.2.2 and 8.3.2. All amounts in the Casualty/Condemnation Fund shall be disbursed in accordance with the provisions of Article VIII.

    4.9  Security Deposits.

      (a) Security deposits under Leases shall not be commingled with any other funds of any Borrower (unless permitted by applicable Legal Requirements) and all security deposits paid in cash under Leases, shall be deposited by the applicable Borrower into an account with the Agent (unless such security deposits may be commingled with any Borrower's other funds under applicable Legal Requirements). After the occurrence of a Cash Management Event, each Borrower shall, upon Lender's request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender subject to the terms of the Leases. If applicable Legal Requirements prohibit any Borrower from turning over to Lender security deposits under Leases, such Borrower shall keep such security deposits at a separately designated account at the Agent so that the security deposits shall not be commingled with any other funds of such Borrower. Security deposits held by the Lender will be released by Lender upon notice from the Borrower together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a Tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of such Borrower under the applicable Lease.

      (b) Any letter of credit or other instrument that a Borrower receives in lieu of a cash security deposit shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described, (ii) if pertaining to a Material Lease, be issued by an institution reasonably satisfactory to Lender, (iii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or be fully assignable to Lender) and (iv) in all respects, comply with any applicable Legal Requirements and, if pertaining to a Material Lease, otherwise be reasonably satisfactory to Lender. Each Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of such Borrower's compliance with the foregoing.

    4.10  Funds, Generally.

      4.10.1  Grant of Security Interest; Application of Funds.  As additional security for Borrower's payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, each Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all right, title and interest of such Borrower in and to all Rents and in and to all payments to or monies held in the Lockbox Account, the Cash Management Account, the Accounts (collectively, the "Cash Management Accounts") and in the Casualty/Condemnation Fund (all amounts held in the Accounts, the Casualty/Condemnation Fund, together with all other funds designated as or deemed to be "Funds" under this Agreement, are referred to herein as the "Funds"). Each Borrower for itself and on behalf of each of its Affiliates and the Manager hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Lockbox Account in accordance with this Agreement and the Cash Management Agreement. No Borrower shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account or Fund, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in the Cash Management Account as provided under Section 3.1.5(c).

      4.10.2  Investments of Funds.  Lender shall direct the Agent to invest any balances in the Accounts only in Permitted Investments as instructed by Borrower (other than the balance of the Tax and Insurance Account, which shall be invested only in Permitted Investments as instructed by Lender), provided that (i) if Borrower fails to so instruct Lender, or upon the occurrence and continuation of a Cash Management Event, Lender may direct the Agent to invest and reinvest such balances of the Funds only in Permitted Investments as Lender shall determine in its sole discretion, (ii) the maturities of the Permitted Investments on deposit in the Accounts shall be selected and coordinated to become due not later than one day before any disbursements from the Accounts must be made, (iii) all such Permitted Investments shall be held in the name of and be under the sole dominion and control of Lender and subject at all times to the terms hereof, and (iv) no Permitted Investment shall be made unless Lender shall have and continue to have a perfected first priority Lien in such Permitted Investment securing the obligations of Borrower hereunder and under the other Loan Documents and all filings and other actions necessary to ensure the validity, perfection, and first priority of such Lien shall have been taken. Lender shall have no liability for any loss investments of Funds in the Accounts that are invested in Permitted Investments and no such loss shall affect Borrower's obligations to make the deposits into the Funds pursuant to this Agreement. Borrower shall report on its federal, state and local income tax reports all interest or income accrued on Funds in the Accounts.

    4.11  Best Buy Reserve.

      4.11.1  Best Buy Reserve Fund.  On or before the Closing Date, Borrower shall deposit with Lender the amount of $1,875,000 ("Best Buy Repair Deposit") (such payment, less disbursements thereof pursuant hereto, being called the "Best Buy Repair Fund"). Borrower shall repair the retention wall (the "Best Buy Work"), no later than nine (9) months from the Closing Date, with respect to the demised premises leased by Best Buy Stores, L.P. ("Best Buy") pursuant to that certain Lease Agreement ("Best Buy Lease"), dated August 10, 1998, between Mid Rivers Land LLC and Best Buy, as amended by that certain First Amendment to Lease, dated May 3, 1999 between Mid Rivers Land LLC and Best Buy. Borrower shall pay for and obtain or cause to be paid for and obtained all permits, licenses and approvals required by all applicable laws with regard to the Best Buy Work, whether necessary for commencement, completion, use or otherwise. Borrower shall perform or cause to be performed all work in connection with the Best Buy Work in a good and workmanlike manner, in compliance in all material respects with all applicable laws, ordinances, rules and regulations of federal, state, county or municipal government or agencies now in force or that may be enacted hereafter and without regard to the sufficiency of the funds in the Best Buy Repair Fund. Borrower covenants and agrees that the Best Buy Work shall be constructed, installed or completed, as applicable, free and clear of any and all liens (including mechanic's, materialman's or other similar liens), claims and encumbrances whatsoever subject to Borrower's right to contest as specified in the related Mortgage. If any lien should become perfected, subject to Borrower's right to contest, Borrower shall satisfy and remove the lien within ten (10) calendar days after receiving notice thereof. Upon Borrower's failure to remove or bond over the lien within twenty (20) calendar days after receiving notice thereof, Lender may pay the amount of the lien from the Best Buy Repair Fund. Borrower specifically agrees in this event that Lender may consider the amount of the lien as presumptively correct. Borrower shall also be responsible for the amount of any premium for any bond obtained by Lender to obtain the discharge of any lien, or for the interest on any money deposited for the purpose of discharging any lien. Each contractor or subcontractor performing the Best Buy Work shall be licensed by the appropriate state agency. Upon Lender's request, Borrower shall provide written evidence reasonably satisfactory to Lender that each contractor and subcontractor meets the requirements of this paragraph. Borrower agrees to pay and discharge all claims for labor done and material and services furnished in connection with the Best Buy Work and to diligently file or procure the filing of a valid notice of completion upon completion of the Best Buy Work (if required by applicable governmental agencies). If a notice or claim of lien or the like concerning the applicable Collateral Property alleging non-payment for Best Buy Work performed should be filed, recorded, or served upon Borrower or Lender by a contractor or subcontractor, Lender shall have the right to retain in the Best Buy Repair Fund, in lieu of any payment to Borrower then or thereafter due, an amount sufficient to completely satisfy said potential lien. Nothing herein contained shall require Borrower to pay any claims for labor, materials, or services that Borrower in good faith disputes and that Borrower, at Borrower's own expense, is currently and diligently contesting in accordance with the provisions of the related Mortgage.

      4.11.2  Release of Best Buy Repair Fund.  Lender shall disburse to Borrower the funds from the Best Buy Reserve Fund upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall provide evidence reasonably satisfactory to Lender (and in connection therewith shall provide reasonable access to the Collateral Property to Lender and an architect and/or engineer specified by Lender for the purpose of an inspection of work done, if requested by Lender) that the Best Buy Work has been completed in full in a good and workmanlike manner and in accordance with all applicable laws in all material respects, including without limitation, the delivery of appropriate lien waivers; and (b) Borrower shall provide Lender with such additional documents, certificates and affidavits as Lender may reasonably request, including, if reasonably required by Lender, a written confirmation from Best Buy indicating that Borrower has completed the Best Buy Work in accordance with the terms and conditions of the Best Buy Lease. In addition, Lender hereby agrees that it shall not unreasonably withhold its consent to the periodic disbursement of funds to Borrower from the Best Buy Repair Fund in the event that the conditions set forth in (a)-(d) of Section 4.2.2 with respect to Required Repairs are satisfied in connection with the Best Buy Work. Lender shall not be obligated to release any of the funds from the Best Buy Repair Fund to Borrower if, in addition to the conditions set forth above, an Event of Default shall then exist and be continuing under this Agreement or any of the other Loan Documents.

    4.12  Letter of Credit.

      (a) On the date hereof, as additional security for the Debt, Borrower shall cause WALP to deliver and maintain a Letter of Credit in favor of Lender in the amount equal to the sum of one hundred and twenty-five percent (125%) of the Cash Flow Differential (excluding the Cash Flow Differential Interest Component), plus one hundred percent (100%) of the Cash Flow Differential Interest Component (the "Cash Flow Differential Letter of Credit Stated Amount") determined as of the Closing Date (the "Cash Flow Differential Letter of Credit"). The Cash Flow Differential Letter of Credit shall be for a term of not less than eighteen (18) months, provided that on the date that is the first anniversary of the date hereof (the "LC Extension Date"), the amount of the Cash Flow Differential Letter of Credit shall be increased by an amount equal to the Principal Shortfall Interest Stated Amount. In no event, shall any Borrower be an obligor under the Cash Flow Differential Letter of Credit or any other documents executed and delivered to the issuer thereof or shall any portion of the Collateral Pool or other security for the Loan constitute security for the Cash Differential Letter of Credit or such other documents, it being understood that WALP shall serve as such obligor and post any related security.

      (b) In the event that Lender draws upon the Cash Flow Differential Letter of Credit in accordance with the provisions of this Section 4.12, any and all such amounts not applied to the purchase of any LC Replacement Collateral as provided herein shall be deposited into the LC Replacement Collateral Account under the sole dominion and control of Lender and shall constitute additional security for the Debt and Lender shall be entitled to draw upon and apply such amounts at the time and in the manner provided herein. Notwithstanding anything to the contrary contained herein, Lender shall not be obligated to draw on the Cash Flow Differential Letter of Credit upon the happening of an event specified in this subsection and shall not be liable for any losses sustained by Borrower due to the insolvency of the issuer of the Cash Flow Differential Letter of Credit.

      (c) Provided no Event of Default has occurred and is continuing, any time after September 15, 2001 the Cash Flow Differential Letter of Credit may be reduced from time to time based on the then applicable Cash Flow Differential (and in the event that the Cash Flow Differential Letter of Credit is reduced to zero pursuant to an LC Reduction Request, Borrower's obligations with respect to this Section 4.12 shall terminate) when and if Borrower provides to Lender, not less than fifteen (15) days prior to the date on which such reduction is to be effective, a written request to reduce the Cash Flow Differential Letter of Credit (the "LC Reduction Request"); provided however, that:

         (i) Borrower may not make an LC Reduction Request more frequently than (x) once every calendar month and (y) four (4) times any Fiscal Year;

        (ii) Borrower shall have delivered to Lender a Rating Comfort Letter;

        (iii) Borrower shall not be entitled to a reduction in the amount of the Cash Differential Letter of Credit pursuant to this Section 4.12(c) if the LC Reduction Amount is less than $5,000,000; and

        (iv) Borrower shall have delivered to Lender any financial reporting information reasonably requested by Lender.

      (d) Provided (A) the date that is ten (10) days prior to the LC Expiration Date (the "LC Draw Date") shall have occurred and the Net Operating Income as of the LC Draw Date (it being understood and agreed that the Net Operating Income of the Collateral Pool as of the LC Draw Date shall be deemed to be equal to: (1) the annualized Operating Income of the Collateral Pool based on the Operating Income for the Collateral Pool for the month in which the LC Draw Date occurs (it being further understood and agreed that such Operating Income shall be based on a certified rent roll for the Collateral Pool for such month), less (2) the Operating Expenses of the Collateral Pool for the twelve (12) month period preceding the occurrence of the LC Draw Date)), determined by Lender in its sole discretion but substantially in accordance with the methodology previously approved by Lender and WEA, fails to equal or exceed the Stabilized Net Operating Income, or (B) an Event of Default shall have occurred and be continuing, Lender shall have the right to draw on the Cash Flow Differential Letter of Credit in whole and apply the proceeds thereof (x) to the purchase of the LC Replacement Collateral, or subject to Borrower's obligation to deposit additional amounts pursuant to clause (i) below, such portion of the LC Replacement Collateral for which the proceeds of such draw are sufficient to purchase, or (y) if an Event of Default shall have occurred and be continuing, to any Obligations in such order or priority as Lender may determine in its sole discretion; provided, however that with respect to any purchase of LC Replacement Collateral pursuant to this Section 4.12(d): (i) if such proceeds are not sufficient to purchase the LC Replacement Collateral due solely to fluctuations in the purchase price of the LC Replacement Collateral (in contrast to insufficient Net Operating Income of the Collateral Pool) as reasonably determined by Lender, Borrower shall promptly deposit with Lender such additional amounts as shall be necessary for the purchase of such LC Replacement Collateral, (ii) no Collateral Property shall be released from the Lien of the related Mortgage in connection with the transactions contemplated by this Section 4.12(d) and (iii) the proceeds from the LC Replacement Collateral (other than proceeds applied to the Loan on the Maturity Date) shall be deposited into the Lockbox Account (or upon the occurrence of a Cash Management Event into the Cash Management Account) and applied in accordance with the terms of Section 3.1.5 hereof.

  In connection with the purchase of such LC Replacement Collateral, Borrower shall satisfy the following conditions: (A) Borrower shall execute and deliver to Lender a Security Agreement in respect of the LC Replacement Collateral Account and the LC Replacement Collateral; (B) Borrower shall deliver to Lender an opinion of counsel for Borrower satisfactory to a reasonably prudent lender opining, among other things, that (i) Lender has a legal and valid perfected security interest in the LC Replacement Collateral Account and the LC Replacement Collateral and (ii) if a Secondary Market Transaction has occurred, the REMIC Trust formed pursuant to such Secondary Market Transaction will not fail to maintain its status as a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code as a result of the transactions contemplated by this Section 4.12(d); (C) Borrower shall deliver to Lender a Rating Comfort Letter with respect to the transactions contemplated by this Section 4.12(d); (D) Borrower shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 4.12(d) have been satisfied; (E) Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and (F) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the transactions contemplated by this Section 4.12(d), including Lender's reasonable attorneys' fees and expenses and Applicable Rating Agency fees and expenses.

V  REPRESENTATIONS AND WARRANTIES

    5.1  Borrower Representations.  Each Borrower represents and warrants as to itself, as of the date hereof that, except to the extent (if any) disclosed on Schedule 5 with reference to a specific subsection of this Section 5.1:

      5.1.1  Organization; Special Purpose.  Each Borrower has been duly organized and is validly existing and in good standing under the laws of the State of formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Each Borrower is a Special Purpose Entity, and the sole business of each Borrower is the ownership, management and operation of the Collateral Property owned by it.

      5.1.2  Proceedings; Enforceability.  Each Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents to which any Borrower is a party have been duly executed and delivered by such Borrower and constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      5.1.3  No Conflicts.  The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of such Borrower pursuant to the terms of, any agreement or instrument to which such Borrower is a party or by which its property is subject (including any Ground Lease), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Borrower or any of its properties. Each Borrower's rights under the Licenses and the Management Agreement pertaining to the Collateral Property owned by such Borrower will not be adversely affected by the execution and delivery of the Loan Documents, such Borrower's performance thereunder, the recordation of any Mortgage executed by such Borrower, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution and delivery by any Borrower of the Loan Documents has been obtained and is in full force and effect.

      5.1.4  Litigation.  There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting any Borrower, any Borrower Representative, the Manager, Guarantor (or any Affiliate of Borrower, any Borrower Representative, Manager or Guarantor) or any Collateral Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of any Borrower, any Borrower Representative, Guarantor, Manager or the condition or ownership of any Collateral Property.

      5.1.5  Agreements.  No Borrower is a party to any agreement or instrument or subject to any restriction which might materially adversely affect such Borrower or its Collateral Property, or such Borrower's business, properties, operations or condition, financial or otherwise. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Collateral Property is bound.

      5.1.6  Title.  Each Borrower has good fee title (or, if the Mortgages granted by such Borrower are leasehold mortgages, leasehold title) to the portion of its Collateral Property constituting Real Property, and good title to the balance of the Collateral Property, free and clear of all Liens except the Permitted Encumbrances. The Mortgage and Assignment of Leases executed by each Borrower, when properly recorded in the appropriate records, together with any UCC financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority lien on the fee interest in the Collateral Property (or, if the Mortgage granted by such Borrower are leasehold mortgages, the Leasehold Estate), and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty purported to be covered by such Mortgages and Assignment of Leases (including the Leases affecting such Collateral Property), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not materially adversely affect the value or use of any Collateral Property, or the ability of Borrower to repay the Loan. There are no claims for payment for work, labor or materials affecting any Collateral Property which are or may become a Lien prior to, or of equal priority with, any Liens created by the Loan Documents.

      5.1.7  Survey.  To the best of each Borrower's knowledge, the survey for each Collateral Property delivered to Lender does not fail to reflect any material matter affecting such Collateral Property or the title thereto which is required to be reflected thereon in accordance with the standards for a Survey described in the definition thereof.

      5.1.8  No Bankruptcy Filing.  None of the Borrowers is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a "Bankruptcy Proceeding"), and none of the Borrowers has any knowledge of any Person contemplating the filing of any such petition against any Borrower. In addition, no Borrower or Borrower Representative or any principal or Affiliate of any Borrower or Borrower Representative has been a party to, or the subject, of a Bankruptcy Proceeding for the past ten (10) years.

      5.1.9  Full and Accurate Disclosure.  No statement of fact made by Borrower in any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to any Borrower that has not been disclosed to Lender which materially adversely affects, or, as far as any Borrower can foresee, might materially adversely affect, the Collateral Property or the business, operations or condition (financial or otherwise) of any Borrower.

      5.1.10  No Plan Assets.  Borrower is not an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a "governmental plan" within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

      5.1.11  Compliance.  Each Borrower and its Collateral Property and the use thereof comply in all material respects with all applicable Legal Requirements. No Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of such Borrower. There has not been and shall never be committed by any Borrower or any other Person in occupancy of or involved with the operation or use of any Collateral Property any act or omission affording any Governmental Authority the right of forfeiture as against any Collateral Property or any part thereof or any monies paid in performance of any Borrower's obligations under any Loan Document.

      5.1.12  Contracts.  As of the date hereof, there are no material service, maintenance or repair contracts affecting any Collateral Property other than those identified on Schedule 5. All information set forth in Schedule 5 is true, accurate and complete in all material respects as of the date hereof. Except as disclosed on Schedule 5, there are no material service, maintenance or repair contracts that are not terminable on one month's notice or less without cause and without penalty or premium. All service, maintenance or repair contracts affecting any Collateral Property have been entered into at arms-length in the ordinary course of a Borrower's business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

      5.1.13  Financial Information.  All financial data, including the information required pursuant to Section 2.2.6 hereof and any statements of cash flow and income and operating expense, that have been delivered to Lender in respect of any Collateral Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of such Collateral Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that would have a material adverse affect on the financial condition of such Borrower or on any Collateral Property or the operation thereof as retail shopping centers, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Borrower from that set forth in said financial statements.

      5.1.14  Condemnation.  No Condemnation or other proceeding has been commenced or, to any Borrower's best knowledge, is contemplated with respect to all or part of any Collateral Property or for the relocation of roadways providing access to any Collateral Property.

      5.1.15  Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document.

      5.1.16  Utilities and Public Access.  Each Collateral Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Collateral Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Collateral Property are located either in the public right-of-way abutting such Collateral Property (which are connected so as to serve such Collateral Property without passing over other property) or in recorded easements serving such Collateral Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Collateral Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

      5.1.17  Not a Foreign Person.  No Borrower is a "foreign person" within the meaning of § 1445(f)(3) of the Code.

      5.1.18  Separate Lots.  Each Collateral Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Collateral Property.

      5.1.19  Assessments.  There are no pending or proposed material special or other assessments for public improvements or otherwise affecting any Collateral Property, or any contemplated improvements to any Collateral Property that may result in such special or other assessments.

      5.1.20  Enforceability.  The Loan Documents are not subject to, and no Borrower has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. No proper exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

      5.1.21  Insurance.  Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

      5.1.22  Use of Property; Licenses.  Each Collateral Property is used exclusively for retail and other appurtenant and related uses (including office uses). Except as heretofore discussed in writing to Lender, all material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Collateral Property (collectively, the "Licenses"), have been obtained and are in full force and effect. Borrower shall keep and maintain all licenses necessary for the operation of each Collateral Property as a retail shopping center. The uses being made of each Collateral Property are in conformity in all material respects with, and are permitted under, the certificate of occupancy issued for such Collateral Property.

      5.1.23  Flood Zone.  Other than as set forth on Schedule 10, none of the Improvements on any Collateral Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

      5.1.24  Physical Condition.  Except as otherwise disclosed in the written physical inspection reports heretofore delivered to Lender and except as to the retention wall referenced in Section 4.11.1, each Collateral Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Collateral Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Collateral Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

      5.1.25  Boundaries and Encroachments.  All of the Improvements on any Collateral Property included in determining the appraised value of such Collateral Property lie wholly within the boundaries and building restriction lines of such Collateral Property, and no improvement on an adjoining property encroaches upon such Collateral Property, and no easement or other encumbrance upon such Collateral Property encroaches upon any of the Improvements, so as to affect the value or marketability of such Collateral Property, except those insured against by the Title Insurance Policy.

      5.1.26  Leases and Rent Roll.  Borrowers have delivered to Lender a true, correct and complete rent roll for each Collateral Property (each a, "Rent Roll"), which includes all Leases affecting each Collateral Property (including schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Rolls and estoppel certificates delivered to Lender on or prior to the Closing Date for the applicable Collateral Property: (i) to the best of each Borrower's knowledge, each Lease is in full force and effect; (ii) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and, to the best of each Borrower's knowledge, there are no offsets, claims or defenses to the enforcement thereof; (iii) to the best of each Borrower's knowledge, all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and, to the best of each Borrower's knowledge, there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the rent; (v) to the best of each Borrower's knowledge, and except as set forth in tenant estoppels delivered to Lender as of the Closing Date, no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding nor, to the best of each Borrower's knowledge, has Borrower or Manager received, by telephonic, in-person, e-mail or other communication, received any notice of a material default under any Lease; (vi) to the best of each Borrower's knowledge, there is no present material default by the Tenant under any Lease; (vii) no Borrower holds any security deposits under the Leases; (viii) a Borrower is the sole owner of the entire lessor's or sublessor's interest in each Lease; (ix) to the best of each Borrower's knowledge, each Lease is the valid, binding and enforceable obligation of a Borrower and the applicable Tenant thereunder; (x) to the best of each Borrower's knowledge, no Person (other than the Ground Lessors) has any possessory interest in, or right to occupy, any Collateral Property except under the terms of a Lease; and (xi) Borrower has not received any written notice of default on the part of Landlord under any Lease. Notwithstanding the foregoing, the breach of any of the representations contained in the preceding sentence shall not constitute an Event of Default provided that (i) the relevant Lease is not a Material Lease and (ii) the facts resulting in such breach do not, after taking into account all other facts resulting in other breaches of the representations contained in the preceding sentence, do not have a material adverse affect on the value, Net Operating Income, use or operation of any Collateral Property. None of the Leases contains any option to purchase or right of first refusal to purchase any Collateral Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the Tenants thereunder or the Ground Lessors pursuant to the Ground Leases.

      5.1.27  Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of any Collateral Property to any Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid (or will be paid with the proceeds of the Loan), and, under current Legal Requirements, each of the Mortgages is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof).

      5.1.28  Investment Company Act.  No Borrower is (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

      5.1.29  Fraudulent Transfer.  No Borrower has entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower's total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, nor believes that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

      5.1.30  Ownership of Borrower.  WEA is the owner of all of the issued and outstanding capital stock of each Borrower Representative, all of which capital stock has been validly issued and fully paid and is non-assessable. The only limited partners or members of each Borrower are identified on Schedule 6 hereto. The stock of and all limited partnership or membership interests in each Borrower and Borrower Representative are owned free and clear of all Liens, warrants, options and rights to purchase. No Borrower has an obligation to any Person to purchase, repurchase or issue any ownership interest in it. Attached hereto as Schedule 6 is an organizational chart for each Borrower indicating the ownership interests in each Borrower and its Borrower Representative.

      5.1.31  Management Agreement.  The Management Agreement for each Collateral Property is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto. The Management Fee and the terms and provisions of the Management Agreement are subordinate to the Loan Documents in accordance with the term set forth in the applicable Manager Consent and Subordination of Management Agreement, Lender approves the terms of the Management Agreements heretofore delivered to Lender.

      5.1.32  Hazardous Substances.  To the best of each Borrower's knowledge after due inquiry, except as disclosed in the written environmental reports delivered to Lender prior to the date hereof: (i) no Collateral Property is in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act,

  the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes, any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, "Environmental Laws"); (ii) no Collateral Property is subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic, dangerous and/or regulated substances, wastes, materials, raw materials which include hazardous constituents, pollutants or contaminants, including asbestos, asbestos containing materials, petroleum, tremolite, anthlophylite, actinolite, polychlorinated biphenyls and any other substances or materials which are included under or regulated by Environmental Laws or which are considered by scientific opinion to be otherwise dangerous in terms of the health, safety and welfare of humans (collectively, "Hazardous Substances"); (iii) no Hazardous Substances are or have been (including the period prior to the acquisition of any Collateral Property by the Borrower that owns it), discharged, generated, treated, stored on, incorporated in, or removed from any Collateral Property other than in compliance with all Environmental Laws; (iv) except for Routine Hazardous Substances, no Hazardous Substances are or have been (including the period prior to the acquisition of any Collateral Property by the Borrower that owns it), disposed of or transported from any Collateral Property other than in compliance with all Environmental Laws; (v) no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect any Collateral Property; and (vi) no underground storage tanks exist on any Collateral Property. There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of any Borrower which have not been provided to Lender.

      5.1.33  Name; Principal of Business.  No Borrower uses or will use any trade name and has done or will do business under any name other than its actual name set forth herein, Westfield Shoppingtown or the name of its Collateral Property. The principal place of business of each Borrower is its primary address for notices as set forth in Section 11.2, and no Borrower has any other place of business (other than its Collateral Property).

      5.1.34  Subordinated Debt.  No Borrower has any indebtedness with respect to its Collateral Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and the permitted indebtedness described in Section 7.8.

      5.1.35  Ground Leases.  Borrower hereby represents, warrants, covenants to Lender the following with respect to each Ground Lease:

          (1)  Recording; Modification.  The Ground Lease (or a memorandum thereof) has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage or the ground lessor has approved and consented to the encumbrance of the applicable Collateral Property by the respective Mortgage. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded. Borrower will not cancel, terminate, surrender or amend the Ground Lease without the prior written consent of Lender.

          (2)  No Liens.  Except for the Permitted Encumbrances, Borrower's interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the related Mortgage other than the ground lessor's related fee interest.

          (3)  Ground Lease Assignable.  Borrower's interest in the Ground Lease is assignable to Lender upon notice to, but without the consent of, the ground lessor (or, if any such consent is required, it has been obtained prior to the Closing Date). The Ground Lease is further assignable by Lender, its successors and assigns without the consent of the ground lessor; provided, however, that the Parkway Parking Ground Lease is assignable only in connection with an assignment of the portion of the Parkway Property identified as the "Developer Tract" (which "Developer Tract" constitutes a part of the Collateral Property financed pursuant to the Loan) and Borrower only has the right to encumber its leasehold interest therein in connection with the financing of such Developer Tract.

          (4)  Default.  As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease.

          (5)  Notice.  The Ground Lease or estoppel letters received by Lender from the ground lessor requires the ground lessor to give notice of any default by Borrower to Lender. The Ground Lease, or estoppel letters received by Lender from the ground lessor, further provides that notice of termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease.

          (6)  Cure.  Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before the ground lessor thereunder may terminate the Ground Lease.

          (7)  Term.  Other than the Enfield Parking Ground Lease, the Ground Lease has a term (including all available renewals) which extends through the date that is the twentieth anniversary of the Stated Maturity Date. The Enfield Parking Ground Lease has a term (including all available renewals) which extends to June 30, 2016, subject to the rights of either lessor or lessee to terminate such lease on not less than 180 days notice as provided in Section 6 thereof.

          (8)  Subleasing.  The Ground Lease does not impose any restrictions on subleasing other than obtaining Ground Lessor's prior consent.

          (9)  Enfield Property.  The value of the Enfield Property, excluding the value of the related Borrower's leasehold interest pursuant to Enfield Parking Ground Lease, is greater than the Allocated Loan Amount for the Enfield Property.

          (10)  Zoning.  Either the parking spaces provided by the Enfield Parking Ground Lease and the Parkway Parking Ground Lease are not required for the Enfield Property and the Parkway Property, as applicable, to comply with all applicable zoning laws and parking requirements under applicable Leases and REAs with respect to the Enfield Property and the Parkway Property, as applicable, and for the continued operation of the Enfield Property and the Parkway Property, as applicable, in substantially the same manner as each such Collateral Property is currently operated, or there is sufficient undeveloped land at such Collateral Properties to replace the parking provided by those parcels by constructing new parking spaces and/or restriping existing parking spaces.

          (11)  New Lease.  The Enfield Anchor Parcel Ground Lease requires the ground lessor to enter into a new lease upon termination of the Ground Lease by reason of the rejection of the Enfield Anchor Parcel Ground Lease in bankruptcy.

          (12)  Insurance Proceeds.  Under the relevant terms of the Ground Lease (if any) and the Loan Documents, taken together, any related insurance and condemnation proceeds payable to Borrower will be applied either to the repair or restoration of all or part of the applicable Collateral Property, with Lender having the right to hold and disburse the proceeds, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

      5.1.36  REA.  With respect to each REA: (i) the applicable Borrower has delivered to Lender a true and correct copy of such REA, together with all amendments and modifications thereto. Such REA is in full force and effect and has not otherwise been modified or amended; (ii) except as disclosed in estoppels delivered to Lender prior to the Closing Date, Borrower has received no written claim of a default (other than a technical, non-material default which would not entitle a party to terminate or exercise any remedies with respect to an REA) under such REA; (iii) all sums due and payable by Borrower under such REA have been paid in full; (iv) no party thereto has commenced any action or given or received any notice for the purpose of terminating such REA; and (v) the applicable Borrower's interest in such REA may be encumbered by the Mortgage granted in connection with the Loan and is assignable without the consent of any other party to the REA.

      5.1.37  Tenant Estoppels.  No modifications have been made to any of the terms and conditions of any of the Leases that would cause any of the statements made by each of the Tenants in the tenant estoppel certificates delivered to Lender prior to the date hereof to be false or misleading in any material respect.

      5.1.38  No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

      5.1.39  Special Purpose Entity/Separateness

      (a) Until the Debt has been paid in full, each Borrower hereby represents, warrants and covenants that each Borrower is, shall be and shall continue to be a Special Purpose Entity.

      (b) The representations, warranties and covenants set forth in Section 5.1.39(a) shall survive for so long as any portion of the Debt remains payable to Lender under this Agreement, the Note or any other Loan Document.

      (c) All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents or a Substitution, Total Defeasance, Partial Defeasance or Transfer of any Collateral Property (an "Additional Non-Consolidation Opinion"), including, but not limited to, any exhibits attached thereto, will have been and shall at all times be true and correct in all respects. Each Borrower has complied and will comply with all of the assumptions made with respect to it in the Non-Consolidation Opinion. Each Borrower will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion. Each entity other than a Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

      5.1.40  Illegal Activity.  No portion of any Collateral Property has been or will be purchased with proceeds of any illegal activity.

    5.2  Survival of Representations and Covenants.  All of the representations and warranties in Section 5.1 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. The representations, warranties and covenants set forth in Sections 5.1.39 and 6.10 shall not be subject to the exculpation provisions of Section 11.1.

VI  AFFIRMATIVE COVENANTS

    From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages and the other Loan Documents encumbering the Collateral Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

    6.1  Existence.  Each Borrower shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses applicable to it or its Collateral Property, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Collateral Property owned by it.

    6.2  Taxes and Other Charges.  Each Borrower shall pay all Taxes and Other Charges applicable to such Borrower and the Collateral Property owned by it as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that such Taxes and Other Charges have been so paid no later than thirty (30) days before they would be delinquent if not paid (provided, however, that a Borrower need not furnish such receipts for payment of Taxes paid by Lender pursuant to Section 4.3). No Borrower shall suffer and shall promptly cause to be paid and discharged any Lien against its Collateral Property other than Permitted Encumbrances, and shall promptly pay for all utility services provided to such Collateral Property. Notwithstanding the foregoing, after prior notice to Lender, a Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured, (ii) such proceeding shall suspend the collection of such Taxes or Other Charges or the Taxes shall have been paid, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which such Borrower is subject and shall not constitute a default thereunder, (iv) no part of or interest in any Collateral Property will be in danger of being sold, forfeited, terminated, canceled or lost, (v) such Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 125% of the unpaid Taxes and Other Charges being contested (and in the case of any Taxes being contested, any sums in the Tax and Insurance Escrow fund dedicated to payment of such contested Taxes shall count toward such 125%), and (vi) such Borrower shall promptly upon final determination thereof pay the amount of such Taxes or Other Charges, together with all costs, interest and penalties. Provided that no Event of Default shall have occurred and be continuing, Lender hereby agrees to return to Borrower any security furnished to Lender pursuant to clause (v) of the preceding sentence remaining with Lender after resolution of such contest. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

    6.3  Repairs; Maintenance and Compliance; Alterations; Required Repairs.

      6.3.1  Repairs and Maintenance.  Each Borrower shall at all times maintain, preserve and protect all franchises and trade names, and each Borrower shall cause its Collateral Property (including any Substitute Property) to be maintained in a good and safe condition and repair and shall not, without Lender's prior written consent, remove or demolish the Improvements or Equipment (except for removal of Equipment being replaced with Equipment of the same or greater value and utility, and demolition necessary to perform alterations permitted under Section 6.3.3).

      6.3.2  Legal Compliance.  Each Borrower shall promptly comply in all material respects with all Legal Requirements applicable to itself or its Collateral Property and cure properly any violation of a Legal Requirement within thirty (30) days after such Borrower receives notice of such violation. Each Borrower shall promptly repair, replace or rebuild any part of its Collateral Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements constituting part of its Collateral Property at any time in the process of construction or repair. Notwithstanding the foregoing, a Borrower may defer compliance with a Legal Requirement pending such Borrower's contest thereof; provided that (1) such Borrower is permitted by the applicable Legal Requirement to delay compliance therewith pending such proceedings, (2) neither the affected Collateral Property nor any part thereof or interest therein will be sold, forfeited or lost if such Borrower fails to promptly comply with the Legal Requirement being contested, and if Borrower fails to prevail in contest, such Borrower would thereafter have the opportunity to comply with such Legal Requirement, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which such Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Collateral Property nor any interest therein would be subject to the imposition of any Lien for which such Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to comply with such Legal Requirement and (4) if requested by Lender at any time, such Borrower shall have furnished to Lender additional security in respect of the Legal Requirement being contested and the loss or damage that may result from such Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of complying such Legal Requirement and any loss or damage that may result from such Borrower's failure to prevail in such contest.

      6.3.3  Alterations.  Borrower may, without Lender's consent, perform alterations to the Improvements and Equipment at a Collateral Property which do not constitute a Material Alteration and which do not materially adversely affect such Borrower's financial condition or the value or net operating income of such Collateral Property. Borrower shall not perform an alteration (i) at the Collateral Property known as (x) Westfield Shoppingtown Enfield or the Collateral Property known as Westfield Shoppingtown West Park the cost of which (including all other alterations then ongoing with respect to such Collateral Property) exceed twenty five percent (25%) of the Allocated Loan Amount for such Collateral Property or (y) with respect to any of the other Collateral Properties the cost of which (including all other alterations then ongoing with respect to such Collateral Property) exceed fifteen percent (15%) of the Allocated Loan Amount for such Collateral Property, (ii) at a Collateral Property which is likely to result in a decrease of Net Operating Income of the applicable Collateral Property by two percent (2%) or more during the period of such alteration, (iii) at a Collateral Property which after giving effect to such alteration (taking into account as a consequence of such alteration any rights of Tenants to cancel Leases or abate Rents), the Net Operating Income of such Collateral Property shall be less than either (x) the Net Operating Income of such Collateral Property as of the Closing Date or (y) the Net Operating Income of such Collateral Property immediately prior to such alteration; or (iv) at a Collateral Property such that the alteration results in the ability of any Anchor Tenant to terminate its Lease (each, a "Material Alteration"), without Lender's prior written consent, which consent shall not be unreasonably withheld or delayed. Lender as a condition to giving its consent to a Material Alteration, (A) shall require that the Borrower deliver to Lender a Rating Comfort Letter and (B) may require as security for payment of the cost of such Material Alteration and as additional security for Borrower's payment of the Debt any of the following, at Borrower's option: (1) cash, (2) U.S. Treasury securities, (3) other securities having a rating acceptable to Lender, (4) either (x) a Letter of Credit from an entity rated at least "AA-" or its equivalent by one or more Applicable Rating Agency, (y) a construction bond from an entity rated at least "AA-" or its equivalent by one or more Applicable Rating Agency or (z) a completion guaranty from (i) WEA (provided that WEA satisfies the Liquidity Requirement), (ii) an entity rated at least "AA" or its equivalent by one or more Applicable Rating Agency, or (iii) any other entity approved by Lender and the Applicable Rating Agencies. Such security shall be in an amount equal to the cost of the Material Alteration as reasonably estimated by Lender. Upon the occurrence of an Event of Default, Lender may apply such security to payment of the Debt. If the security posted is other than cash, upon substantial completion of the Material Alteration and submission to Lender of evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued, Lender shall, provided no Event of Default then exists, return the security (or the unapplied portion thereof) to the Borrower. At the Borrower's request, Lender shall, provided no Event of Default then exists, return one-half of the security to Borrower when Lender has determined, in its reasonable discretion, that seventy-five percent (75%) of the Material Alteration has been completed and paid for and that the remaining security is sufficient to ensure payment in full for all work, services and materials necessary to complete the Material Alteration as contemplated in clauses (i), (ii) and (iii) of the preceding sentence. If the security posted is cash, Lender shall disburse such cash in accordance with the same procedures as are applicable to disbursement of Proceeds or an Award under Section 8.4.3. The Borrower shall reimburse Lender upon demand for all reasonable out-of-pocket costs and expenses (including the reasonable fees of all professionals) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 6.3.3.

      6.3.4  Required Repairs.  In the event that a Substitute Property becomes subject to the terms of this Loan Agreement pursuant to Section 2.3 hereof, the Borrower hereby agrees that all repairs recommended in the engineering report for the Substitute Property which was obtained in connection with the Substitution and reasonably required by Lender shall be performed in accordance with the schedule set forth in the reports and otherwise in material compliance with such engineering report. All required repairs shall be done in a good and workmanlike manner, shall be completed free of liens, shall comply in all material respects with all applicable Legal Requirements.

    6.4  Litigation.  Each Borrower shall give prompt written notice to Lender of any litigation, governmental proceedings or claims or investigations regarding an alleged actual violation of a Legal Requirement pending or threatened against such Borrower which would, if adversely determined, materially adversely affect such Borrower's condition (financial or otherwise) or business or its Collateral Property.

    6.5  Performance of Other Agreements.  Each Borrower shall observe and perform in all material respects each and every term to be observed or performed by it pursuant to the terms of any agreement or instrument affecting or pertaining to its Collateral Property, including any Ground Lease affecting such Collateral Property.

    6.6  Notices.  Each Borrower shall promptly advise Lender of any material adverse change in such Borrower's condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which such Borrower has knowledge, including any notice sent by any Ground Lessor concerning any Ground Lease under which such Borrower is the lessee. Each Borrower shall cause to be delivered to Lender any Securities and Exchange Commission or other public filings, if any, of such Borrower, its

Borrower Representative, Manager, or any Affiliate of any of the foregoing within ten (10) Business Days of such filing.

    6.7  Cooperate in Legal Proceedings.  Each Borrower shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.

    6.8  Further Assurances.  Each Borrower shall, at Borrower's sole cost and expense, (i) furnish to Lender all then existing instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested by Lender; (ii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt, as Lender may reasonably require from time to time; (iii) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender shall reasonably require from time to time and (iv) upon Lender's request therefor given from time to time after the occurrence of any Default or Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien judgment and pending litigation searches with respect to such Borrower and (b) searches of title to any Collateral Property, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.

    6.9  Financial Reporting.

      6.9.1  Bookkeeping.  Each Borrower shall keep on a Fiscal Year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of such Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of such Borrower's Collateral Property, whether such income or expense is realized by such Borrower, Manager or any Affiliate of such Borrower or Manager. Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of such Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.

      6.9.2  Annual Reports.  Each Borrower shall furnish to Lender annually, (i) within forty (40) days after each Fiscal Year, unaudited financial statements of such Borrower, and (ii) within one-hundred twenty (120) days after each Fiscal Year, a complete copy of such Borrower's annual financial statements audited by a "Big Five" accounting firm, including, but not limited to, Ernst & Young, L.L.P., or another independent certified public accountant (accompanied by an unqualified opinion from such accounting firm or other independent certified public accountant) reasonably acceptable to Lender, each in accordance with GAAP and containing balance sheets and statements of profit and loss for such Borrower and its Collateral Property in such detail as Lender may request. Each such statement (x) shall set forth the financial condition and the income and expenses for its Collateral Property for the immediately preceding calendar year, including statements of annual Net Operating Income, and (y) shall be accompanied by an Officer's Certificate certifying (1) that such statement presents fairly the financial condition of such Collateral Property and has been prepared in accordance with GAAP, (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (3) a list of Tenants, if any, occupying more than twenty percent (20%) of the rentable space of such Collateral Property, and (4) a breakdown showing (a) the year in which each Lease then in effect expires, (b) the percentage of rentable space covered by such Lease, (c) the percentage of base rent with respect to which Leases shall expire in each such year, expressed both on a per year and a cumulative basis. At Borrower's option, Borrower may submit a combined annual statement with individual Collateral Property schedules setting forth all information required under this Section 6.9.2.

      6.9.3  Monthly and Quarterly Reports.  Each Borrower shall furnish to Lender (x) within thirty (30) days after the end of each calendar month the following items: (i) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP to fairly represent the financial position and results of operation of its Collateral Property during such calendar month, all in form reasonably satisfactory to Lender; (ii) a statement that such Borrower has not incurred any indebtedness other than indebtedness permitted hereunder; and (iii) occupancy rates, rent rolls (identifying the leased premises, names of all Tenants, units leased, monthly rental and all other charges payable under each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, material special provisions, concessions or inducements granted to Tenants, and a year-by-year schedule showing by percentage the rentable area of the Improvements and the total base rent attributable to Leases expiring each year) and a delinquency report for such Collateral Property; and (y) within forty (40) days after the end of each calendar quarter the following items: (i) a balance sheet for such calendar month; (ii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for such Collateral Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; (iii) a statement of the actual Replacement Expenses made by such Borrower during each calendar quarter as of the last day of such calendar quarter; (iv) an aged receivables report; (v) occupancy cost ratios for such Collateral Property; and (vi) a comparison of estimated store sales for the preceding twelve (12) month period for such Collateral Property. Each such statement shall be accompanied by an Officer's Certificate certifying (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of such Borrower and its Collateral Property in accordance with GAAP (subject to normal year-end adjustments) and (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

      6.9.4  Other Reports.  Each Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of its Collateral Property and the financial affairs of such Borrower or Manager as may be reasonably requested by Lender or any Applicable Rating Agency, all such information to conform to any related requirements of the Securities and Exchange Commission.

      (a) If requested by Lender, Borrower shall provide Lender, promptly upon request, with the following financial statements if, at the time a preliminary or final prospectus, prospectus supplement, private placement memorandum, offering circular or other offering document (the "Disclosure Document") is being prepared for a Secondary Market Transaction, it is expected that the principal amount of the Loan together with any Affiliated Loans at the time of Secondary Market Transaction may, or if the principal amount of the Loan together with any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Secondary Market Transaction does, equal or exceed 20% of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Secondary Market Transaction:

         (i) A balance sheet with respect to each Collateral Property for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to each Collateral Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than 135 days old as of the date of the document in which such financial statements are included, interim financial statements of each Collateral Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the "Standard Statements"); provided, however, that with respect to each Collateral Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Borrower from an unaffiliated third party (such Collateral Property, "Acquired Property"), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this Section, Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X ("Acquired Property Statements").

        (ii) Not later than thirty (30) days after the end of each fiscal quarter following the date hereof, a balance sheet of each Collateral Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each Collateral Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to subsection (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period).

        (iii) Not later than seventy-five (75) days after the end of each fiscal year following the date hereof, a balance sheet of each Collateral Property as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the each Collateral Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.

        (iv) Within ten (10) Business Days after notice from the Lender in connection with the Secondary Market Transaction of this Loan, such additional financial statements, such that, as of the date (each an "Offering Document Date") of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in subsection (f)(i) above; provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

      (b) If requested by Lender, Borrower shall provide Lender, promptly upon request, with summaries of the financial statements referred to in Section 6.9.4(a) hereof if, at the time a Disclosure Document is being prepared for a Secondary Market Transaction, it is expected that the principal amount of the Loan and any Affiliated Loans at the time of Secondary Market Transaction may, or if the principal amount of the Loan and any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Secondary Market Transaction does, equal or exceed 10% (but is less than 20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in a Secondary Market Transaction. Such summaries shall meet the requirements for "summarized financial information," as defined in Section 210.1-02(bb) of Regulation S-X, or such other requirements as may be determined to be necessary or appropriate by Lender.

      (c) All financial statements provided by Borrower hereunder pursuant to Section 6.9.4(a) and (b) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable legal requirements. All financial statements referred to in Subsections 6.9.4(a)(i) and 6.9.4(a)(iii) above shall be audited by independent accountants of

  Borrower acceptable to Lender in accordance with Regulation S-X and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as "experts" in any Disclosure Document and Exchange Act Filing (as defined below), all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements (audited or unaudited) provided by Borrower under Section 6.9.4(a) and (b) shall be certified by the chief financial officer or administrative member of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 6.9.4(c).

      (d) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation S-X or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Secondary Market Transaction (hereinafter an "Exchange Act Filing") or as shall otherwise be reasonably requested by the Lender.

      (e) In the event Lender determines, in connection with a Secondary Market Transaction, that the financial statements required in order to comply with Regulation S-X or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 6.9.4(a), (b) and (c) hereof, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

      (f)  Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower's data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Collateral Properties and Borrower that is provided to Lender pursuant to this Section in connection with the Secondary Market Transaction to such parties requesting such information in connection with such Secondary Market Transaction.

      6.9.5  Annual Budget.  Upon the occurrence and during the continuance of a Cash Management Event, each Borrower shall prepare and submit (or shall cause its Manager to prepare and submit) to Lender within thirty (30) days after a Cash Management Event and by November 15 of each year during the Term until the occurrence of a Cash Management Termination, for approval by Lender, which approval shall not be unreasonably withheld or delayed, a proposed pro forma budget for its Collateral Property for the succeeding Fiscal Year (an "Annual Budget"), and, promptly after preparation thereof, any revisions to such Annual Budget. Lender's failure to approve or disapprove any Annual Budget or revision within thirty (30) days after Lender's receipt thereof shall be deemed to constitute Lender's approval thereof. The Annual Budget shall consist of (i) an operating expense budget (the "Operating Budget") showing, on a month-by-month basis, in reasonable detail, each line item of such Borrower's anticipated Operating Income and Operating Expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase the Funds, and (ii) a Replacement Expense budget

  (the "Replacement Budget") showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Replacement Expenses.

      6.9.6  Delivery of Financial Information.  After notice to any Borrower of a Secondary Market Transaction, such Borrower shall, concurrently with any delivery to Lender, deliver copies of all financial information provided in this Article VI to the Applicable Rating Agencies, the Servicer, any trustee or any other party reasonably requested by Lender.

    6.10  Environmental Matters.

      6.10.1  Hazardous Substances.  So long as any Borrower owns or is in possession of any Collateral Property, such Borrower (i) shall keep such Collateral Property free from Hazardous Substances (other than Routine Hazardous Substances) and in compliance with all Environmental Laws, (ii) shall promptly notify Lender if such Borrower shall become aware that (A) any Hazardous Substance (other than Routine Hazardous Substances) is on or immediately adjacent to such Collateral Property, (B) such Collateral Property is in direct or indirect violation of any Environmental Laws or (C) any condition on or near such Collateral Property shall pose a threat to the health, safety or welfare of humans, (iii) shall remove such Hazardous Substances and/or cure such violations and/or remove such threats, as applicable, as and to the extent required by law, promptly after such Borrower becomes aware of same and is required to do so by a Governmental Authority, at such Borrower's sole expense and (iv) shall take all actions described in the environmental report delivered to Lender in connection with the Loan as being necessary to comply with all applicable laws. Nothing herein shall prevent any Borrower from recovering such expenses from any other party that may be liable for such removal or cure.

      6.10.2  Environmental Monitoring.  (a) Each Borrower shall give prompt written notice to Lender of (i) any proceeding or inquiry by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about its Collateral Property, (ii) all claims made or threatened in writing by any third party (including any Governmental Authority) against such Borrower or its Collateral Property or any party occupying such Collateral Property relating to any loss or injury resulting from any Hazardous Substance, and (iii) such Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of its Collateral Property that could cause such Collateral Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Each Borrower shall permit Lender to join and participate in, as a party if it so elects, any legal proceedings or other actions initiated with respect to its Collateral Property in connection with any Environmental Law or Hazardous Substance, and such Borrower shall pay all reasonable attorneys' fees and disbursements incurred by Lender in connection therewith.

      (b) Upon Lender's request, at any time and from time to time, each Borrower shall provide an inspection or audit of its Collateral Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm approved by Lender assessing the presence or absence of Hazardous Substances on, in or near such Collateral Property. The cost and expense of such audit or inspection shall be paid by a Borrower with respect to its Collateral Property if Lender, in its good faith judgment, determines that reasonable cause exists for the performance of an environmental inspection or audit of such Collateral Property, in which case such inspections or audits shall be at the Borrower's sole expense. If a Borrower fails to order any such inspection or audit within thirty (30) days after such request, Lender may order same, and such Borrower hereby grants to Lender and its employees and agents access to its Collateral Property and a license to undertake such inspection or audit. The cost of such inspection or audit shall, to the extent required to be paid by a Borrower pursuant to this paragraph, be paid by such Borrower upon demand and if not paid, shall be added to the Debt and shall bear interest thereafter at the Default Rate until paid.

      (c) If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership by a Borrower of its Collateral Property, or presently exists or is reasonably suspected of existing, the applicable Borrower shall cause such operations and maintenance plan to be prepared and implemented at its expense upon request of Lender. If a licensed hydrogeologist, licensed environmental engineer or other qualified environmental consulting firm engaged by Lender ("Lender's Consultant") determines that any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is required to cure a violation of an applicable Environmental Law or to comply with an order or directive of any court or governmental agency ("Remedial Work"), the applicable Borrower shall commence and thereafter diligently prosecute to completion all such Remedial Work within thirty (30) days after written demand by Lender for performance thereof (or such shorter period of time as may be required under applicable law). All Remedial Work shall be performed by contractors reasonably approved in advance by Lender, and under the supervision of a consulting engineer reasonably approved by Lender. All costs of such Remedial Work shall be paid by the applicable Borrower, including Lender's reasonable attorneys' fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If the applicable Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to) cause such Remedial Work to be performed. All costs and expenses (including reasonable attorneys' fees and disbursements) relating to or incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith shall be paid by the applicable Borrower upon demand from Lender and if not, shall be added to the Debt and shall bear interest thereafter at the Default Rate until paid. Notwithstanding the foregoing, no Borrower shall be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in such Borrower or such Remedial Work violating any Environmental Law, or (z) if such Borrower, at its expense and after prior written notice to Lender, is contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Each Borrower shall have the right to contest the need to perform such Remedial Work; provided that (1) such Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the affected Collateral Property nor any part thereof or interest therein will be sold, forfeited or lost if such Borrower fails to promptly perform the Remedial Work being contested, and if Borrower fails to prevail in contest, such Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which such Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Collateral Property nor any interest therein would be subject to the imposition of any Lien for which such Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) if requested by Lender at any time, such Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from such Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event less than one hundred twenty-five percent (125%) of the cost of such Remedial Work and any loss or damage that may result from such Borrower's failure to prevail in such contest. Provided that no Event of Default has occurred and is continuing, Lender hereby agrees to return to Borrower such security furnished to Lender pursuant to clause (4) of the preceding sentence remaining with Lender after the completion of such Remedial Work.

      (d) No Borrower shall install or permit to be installed on its Collateral Property any underground storage tank without Lender's prior written consent; provided, however, that (i) a Borrower may permit the Tenant under any "anchor," "big box" or TBA (tires, batteries and accessories) Lease to install an underground storage tank provided that (x) such Tenant has the right to do so under its Lease and (y) such installation and the maintenance and repair of such tank is performed in accordance with all applicable Legal Requirements and (ii) Borrower may install an underground storage tank if it reasonably determines that an above ground storage tank is not reasonably feasible, provided that such Borrower complies with all of the provisions of the preceding clause (y) in connection with such underground storage tank.

      (e) Borrower's obligations to Lender to remediate an environmental condition existing at any Collateral Property shall terminate if Lender's Lien on such Collateral Property is released in connection with a Substitution of Collateral Property pursuant to Section 2.3; provided, however, that Borrower's indemnification obligations under Section 6.16 with respect to such environmental condition shall not terminate upon such Substitution.

      6.10.3  Title to the Property.  Borrower will warrant and defend (a) the title to each Collateral Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgage and the Assignment of Leases on each Collateral Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys' fees and court costs) incurred by Lender if an interest in any Collateral Property, other than as permitted hereunder, is claimed by another Person.

      6.10.4  Easements; Dedications.  Without the consent of Lender, Borrower shall have the right from time to time to release property, grant easements, or dedicate property in connection with lot line adjustments, utility or road requirements or other similar items, provided that any such release, easement or dedication will not have a material adverse effect on the value, use or operation of the applicable Collateral Property and such Collateral Property will remain in compliance with all Legal Requirements.

    6.11  Leases.

      6.11.1  Form of Lease.  All Leases other than Material Leases shall be written on the standard forms of lease which have been approved by Lender. In negotiating Leases, changes may be made to the standard form of lease provided that (i) such changes are commercially reasonable, and (ii) no changes may be made to the following provisions in Borrower's standard form of lease without the prior written consent of Lender: provisions relating to subordination, attornment, estoppels, mortgagee's right to notice and opportunity to cure landlord's defaults, and mortgagee's rights with respect to lease amendments and prepayment of rents. In addition, all renewals of Leases and all proposed leases shall provide for rental rates comparable to existing local market rates and shall be arms length transactions. All Leases entered into after the date hereof shall provide for (x) subordination to the Mortgages and, at Lender's election, attornment to Lender or any purchaser at a sale by foreclosure or power of sale, and (y) the Lender's unilateral right to subordinate the Mortgages to the Leases. No Lease entered into after the date hereof will contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction of substantially all of the applicable Collateral Property), any non-disturbance or similar agreement or any requirement that a Borrower rebuild any Collateral Property (except as provided in the forms of Lease that have been approved by Lender); provided, however, that "small shop" leases entered into after the date hereof and covering not more than fifteen percent (15%) of the gross leasable area of any Collateral Property may contain so called "kick-out" clauses permitting either landlord or the Tenant to terminate the Lease if the specified sales revenue is not attained. Upon request, each Borrower shall furnish Lender with executed copies of all Leases affecting its Collateral Property then in effect.

      6.11.2  New and Renewal Leases.  All Leases executed after the date hereof, and all amendments, modifications, terminations or surrenders of existing Leases, shall (a) be undertaken in a manner consistent with the standing leasing practices of Borrower and the Manager, (b) be the product of an arms-length transaction, and (c) not result in a material adverse effect on the Collateral Property taken as a whole. No Borrower shall enter into any Material Lease or any amendment, modification, termination or surrender of any Material Lease without Lender's prior written consent, which consent shall not be unreasonably withheld or delayed. Upon the occurrence of a Cash Management Event and during the continuance thereof, any Leases for more than 7,500 square feet, and any amendments, modifications, terminations or surrenders of existing Leases for more than 7,500 square feet, shall be subject to Lender's prior written consent, which consent shall not be unreasonably withheld or delayed. In the event that Lender fails to respond to a request for Lender's approval pursuant to this Section 6.11.2 within five (5) Business Days of Borrower's request, Borrower may deliver a second request for such approval and, provided that such second request contains a bold face, conspicuous legend at the top of the first page thereof to the effect that "IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN," and Lender fails to respond to such request for approval five (5) Business Days after Lender has received from Borrower such second request and all information reasonably required by Lender in order to adequately review such request, Lender s shall be deemed to have given such approval.

      6.11.3  Leasing Covenants.  Each Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases; (ii) shall enforce in a commercially reasonable manner the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits) except as approved by Lender or as provided in Leases in existence as of the date hereof; (iv) shall not execute any other assignment of lessor's interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent within the provisions of the Loan Documents; (vi) shall promptly send copies to Lender of all notices of default such Borrowers shall give or receive with respect to any Lease demising 20,000 or more square feet of gross leasable area; and (vii) shall execute and deliver at the request of lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

      6.11.4  Non-disturbance Agreements.  At a Borrower's request, Lender shall enter into a subordination, non-disturbance and attornment agreement as to any Lease permitted under the Loan Documents. Such agreement shall be in the form attached hereto as Exhibit B, with such changes thereto as may be reasonably acceptable to Lender. Borrower agrees to use commercially reasonable efforts to obtain from any Tenant which Lender may reasonably require a tenant estoppel certificate and/or a subordination, non-disturbance and attornment agreement, each in form and substance reasonably acceptable to Lender.

      6.11.5  Reciprocal Easement Agreements.  No Borrower shall enter into, terminate or modify any REA without Lender's consent, which consent shall not be unreasonably withheld or delayed. Lender shall subordinate the lien of the applicable Mortgages to any REA Amendment consented to by Lender.

      6.11.6  Notice to Tenants.  Promptly after the date hereof (but in no event later than the date on which such Borrower sends out bills for Rents due in August 2001), each Borrower shall deliver a notice in the form of Exhibit A attached hereto to each existing Tenant at such Borrower's Collateral Property directing them to remit their rent checks directly to the Lockbox Account and shall also deliver such a notice to each future tenant at such Collateral Property.

   6.12 Estoppel Statement. After request by Lender, each Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the unpaid principal of each of the Components comprising the Note, (ii) the Interest Rate of each of the Components comprising the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, (v) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (vi) such other information concerning the Loan as Lender may request. After reasonable request by Lender (but no more frequently than once in any twelve (12) month period), each Borrower shall, within thirty (30) days, request tenant estoppel certificates from each Tenant at such Borrower's Collateral Property in form and substance reasonably satisfactory to Lender, and thereafter use commercially reasonable efforts to obtain such estoppel certificates and deliver them to Lender. From time to time upon the reasonable request of Lender (but no more frequently than twice in any twelve (12) month period), each Borrower whose Collateral Property is subject to a Ground Lease will endeavor to obtain from Ground Lessor an estoppel certificate in form and substance reasonably satisfactory to Lender.

   6.13 Property Management.

     6.13.1 Management Agreement. Each Borrower shall (i) cause its Collateral Property to be managed pursuant to the Management Agreement; (ii) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iv) promptly deliver to Lender a copy of any notice of default or other material notice received by such Borrower under the Management Agreement; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

     6.13.2 Management Consultant. If a Cash Management Event shall exist, each Borrower shall, at the request of Lender, hire a property management firm designated by Lender to thereafter serve as a property management consultant (the "Management Consultant") for each such Borrower and its Collateral Property. Any Borrower's failure to retain such property management firm within thirty (30) days after Lender designates such firm shall constitute an immediate Event of Default. Each Borrower shall continue to retain its Management Consultant until a Cash Management Termination occurs. The Management Consultant at each Collateral Property shall oversee and approve and fully participate in all actions and decisions of the Manager at such Collateral Property, including the incurring of any expenses, the retention of any broker, the negotiation and execution of any leases or lease "term sheets", decisions as to tenants and "tenant mix" and repairs, alterations and improvements. Each Borrower shall cause its Manager to cooperate with the applicable Management Consultant to enable the Management Consultant to perform its responsibilities as described above and in the applicable agreement between such Borrower and its Management Consultant. All fees payable to the Management Consultant shall be an Approved Operating Expense.

     6.13.3 Manager's Subordination. Each Borrower shall cause its Manager to enter into a Manager Consent and Subordination of Management Agreement (the "Manager Consent and Subordination Agreement") in the form of Exhibit C-1 hereto; provided, however, that if such Manager is owned at least ninety percent (90%), directly or indirectly, by Westfield Holdings Limited, such Manager may enter into a Manager Consent and Subordination of Management Agreement in the form of Exhibit C-2 hereto.

   6.14 Special Purpose Entity. Each Borrower is and shall continue to be a Special Purpose Entity (provided that notwithstanding anything contained in the Loan Documents to the contrary, in no event shall a Single Purpose Entity be a single member limited liability company unless such limited liability company has two (2) independent managers).

    6.15  Expenses.  Each Borrower shall reimburse Lender upon receipt of notice for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Lender in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) all costs, fees and expenses (including the fees of any Rating Agencies, trustee or Servicer) incurred in connection with any Substitution of a Collateral Property, any release of a Collateral Property (but excluding the fees payable to the Rating Agencies in connection with the initial issuance of Securities), any Transfer of any Collateral Property or any consent or approval required under the terms and provisions of this Loan Agreement and the other Loan Documents and requested by any Borrower, any Affiliate of Borrower, WEA or WALP or any Affiliate thereof (including, but not limited to, any such consent or approval required in connection with a Secondary Market Transaction); (iii) each Borrower's and Lender's ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Lender, (v) filing and recording of any Loan Documents; (vi) title insurance, surveys, inspections and appraisals; (vii) the creation, perfection or protection of Lender's Liens in the Collateral Properties, the Cash Management Accounts and the Funds (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender's Consultant, surveys and engineering reports); (viii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against under or affecting any Borrower, the Loan Documents, any Collateral Property, or any other security given for the Loan; and (ix) enforcing any obligations of or collecting any payments due from any Borrower under any Loan Document or with respect to any Collateral Property or in connection with any refinancing or restructuring of the Loan in the nature of a "work-out", or any insolvency or bankruptcy proceedings. Any costs and expenses due and payable to Lender hereunder which are not paid by any Borrower within ten (10) days after demand may be paid from any amounts in the Cash Management Accounts, with notice thereof to Borrowers. The obligations and liabilities of each Borrower under this Section 6.15 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of any Collateral Property by foreclosure or a conveyance in lieu of foreclosure.

    6.16  Indemnity.  Each Borrower shall indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns (including their respective directors, officers, participants, employees, professionals and agents and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing) (each, an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the "Indemnified Liabilities") in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by a Borrower of its obligations under, or any misrepresentation by a Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of a Borrower, or contained in any documentation approved by a Borrower; (iv) ownership of any Mortgage, any Collateral Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Collateral Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, non-use or condition in, on or about any Collateral Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Collateral Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting any Collateral Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including, without limitation, the costs and expenses of any Remedial Work, attorney and consultant fees and disbursements, investigation and laboratory fees, court costs, and litigation expenses; (xii) any failure of any Collateral Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Collateral Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of any Collateral Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; no Borrower shall have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any transaction or matter referred to or contemplated in this Agreement, Borrowers shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith. To the extent that the undertaking to indemnify and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 6.16 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of any Collateral Property by foreclosure or a conveyance in lieu of foreclosure. As used in this Section 6.16, the term "Collateral Property" includes any property that was at any time subject to the Lien of a Mortgage.

    6.17  Third Party Reports.  Within thirty (30) days after any request by Lender, each Borrower shall deliver to Lender and pay for (or reimburse Lender for cost of) any reports of third parties (e.g., engineers or environmental consultants) requested by Lender as to any Collateral Property the Net Operating Income for which has declined by ten percent (10%) or more since the date on which it first became a Collateral Property.

    6.18  Replacement Guarantor.  Within thirty (30) days after Guarantor fails to satisfy the Liquidity Requirement, Borrower shall cause a guarantor ("Replacement Guarantor"), acceptable to Lender in all respects, to execute an Indemnity and Guaranty Agreement, in the form identical to the Indemnity executed by Guarantor as of the Closing Date.

    6.19  Fire Alarm and Sprinkler Compliance.  Within ninety (90) days of the Closing Date, each Borrower shall provide to Lender, copies of current fully executed fire alarm and sprinkler service agreements, inspection and test reports and certificates affecting or pertaining to each of the Collateral Properties; provided that if such agreements or documents are not required under applicable law or are not available to Borrower, then Borrower shall not be required to deliver the same hereunder (provided that if such agreements or documents are not available to Borrower, Borrower shall provide to Lender evidence reasonably acceptable to Lender of compliance under applicable law in all material respects).

    6.20  Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

    6.21  Secondary Market Transaction Master Estoppel.  (A) Prior to the contemplated Secondary Market Transaction, Borrower and WALP shall provide to Lender a master estoppel letter ("Master Estoppel") in form and substance satisfactory to Lender stating, without limitation, that as of the date of the Master Estoppel, the information contained in each of the tenant estoppel letters delivered to Lender on or prior to the date of the closing of the Loan ("Closing Estoppels") is true and accurate in all material respects, and to the extent any information in the Closing Estoppels is not accurate as of the date of the Master Estoppel, then such Master Estoppel shall include a schedule of exceptions to the accuracy of the Closing Estoppels, and (B) Borrower covenants that commencing immediately, Borrower shall use commercially reasonable efforts to provide to Lender an executed tenant estoppel letter, which shall be in form and substance satisfactory to Lender, from (a) each Anchor Tenant, (b) each Tenant paying base rent in an amount equal to or exceeding five percent (5%) of the Operating Income from the applicable Collateral Property occupied by such Tenant and (c) disregarding the area leased by those Tenants described in clauses (a) and (b), Tenants of not less than seventy-five percent (75%) of the remaining gross leasable area of each Collateral Property. In the event that Borrower and WALP are required to provide the Lender a Master Estoppel pursuant to subsection (A) of this Section 6.21, WALP agrees to execute simultaneously with the execution of the Master Estoppel a limited recourse guaranty for the benefit of Lender guaranteeing that, in the event that any of the information provided in the Master Estoppel is materially false or misleading at the time the Master Estoppel is provided to Lender, WALP shall indemnify and hold Lender harmless from any and all losses incurred by Lender in connection with such misrepresentations made by WALP. To the extent tenant estoppel letters are subsequently delivered to Lender in connection with a Secondary Market Transaction as set forth in subsection (B) hereof, WALP and Borrower shall be released from the Master Estoppel limited recourse guaranty.

    6.22  Environmental Compliance.  Within one hundred and twenty (120) days of the Closing Date, Borrower shall complete the environmental post closing obligations set forth on Schedule 7 hereto.

    6.23  Mobil Indemnification.  Borrower agrees to use its good faith and commercially reasonable efforts to obtain an Indemnification and Hold Harmless Agreement from Mobil Oil Corporation (now ExxonMobil Corporation) which indemnifies and holds Borrower harmless in connection with any and all contamination affecting the Enfield Property and emanating from the adjacent property owned by Mobil Oil Corporation.

    6.24  Sears Indemnification.  Borrower agrees to use its good faith and commercially reasonable efforts to obtain an Indemnification and Hold Harmless Agreement from Sears, Roebuck and Co. which indemnifies and holds Borrower harmless in connection with any environmental condition related to or associated with the hydraulic lifts located at the property known as the Westfield Shoppingtown Northwest Plaza and/or the Crestwood Property.

VII NEGATIVE COVENANTS

    From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Collateral Properties in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

    7.1  Management Agreement.  Without Lender's prior consent: (i) surrender, terminate, cancel, extend or renew the Management Agreement (other than an extension or renewal on the same terms as the expiring Management Agreement, with only such modifications as do not require consent of Lender or any Applicable Rating Agency hereunder) or otherwise replace the Manager or enter into any other management agreement (except pursuant to terms and provisions of the Manager's Consent and Subordination of Management Agreement with respect to the Management Agreement); (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release in any material respect any of its rights and remedies under, the Management Agreement; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement);

    7.2  Liens.  Without Lender's prior consent, create, incur, assume, permit or suffer to exist any mechanic's, materialmen's or other Lien (other than an inchoate mechanic's lien the amount of which is not yet due and payable) on any portion of its Collateral Property or legal or beneficial ownership interest in such Borrower, except Permitted Encumbrances, unless such Lien is bonded or discharged within thirty (30) days after such Borrower first receives notice of such Lien; provided, however, that the existence of liens resulting from mechanics or materialmen hired by a Tenant shall not constitute a Default or Event of Default hereunder so long as the applicable Borrower is diligently taking all commercially reasonable action to enforce the obligation of such Tenant to cause such lien to be removed;

    7.3  Dissolution.  Dissolve, terminate, liquidate, merge with or consolidate into another Person;

    7.4  Change In Business or Operation of Property.  Enter into any line of business other than the ownership and operation of its Collateral Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate its Collateral Property as a retail property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to its Collateral Property);

    7.5  Debt Cancellation.  Cancel or otherwise forgive or release any claim or debt owed to such Borrower by any Person, except in the ordinary course of such Borrower's business in its reasonable judgment and in a manner consistent with the operation of first class retail properties;

    7.6  Assets.  Purchase or own any property other than its Collateral Property and other property intended to be subject to the lien of a Mortgage;

    7.7  Transfers.  Without the prior written consent of Lender which will not be unreasonably withheld or delayed, neither Borrower nor any other Person having an ownership or beneficial interest, direct or indirect, in Borrower or the general partner or managing member of Borrower shall (a) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign any Collateral Property, any part thereof or any interest therein (including any ownership interest in Borrower or such general partner or managing member (a "Transfer"), (b) further encumber, alienate, grant a Lien or grant any other interest in any Collateral Property or any part thereof (including any ownership interest in

Borrower and such general partner or managing member), whether voluntarily or involuntarily or (c) enter into any easement or other agreement granting rights in or restricting the use or development of any Collateral Property which may have a material adverse effect on the Collateral Property.

      (a) Notwithstanding the foregoing prohibition on Transfers, the Lender shall grant a consent to the Transfer by Borrower of its interests in all of the Collateral Pool and the assumption of the Loan by the transferee upon reasonable satisfaction of the following conditions:

         (i) No Event of Default shall have occurred or be continuing;

        (ii) Borrower shall deliver to Lender any documents reasonably required by Lender to evidence the assumption of this Agreement, the Note, the Mortgages and the other Loan Documents by the proposed transferee, subject to the provisions of Section 11.1 of this Agreement;

        (iii) Borrower shall pay all of Lender's reasonable costs and expenses incurred in connection with the Lender's consent and approval of the Transfer in accordance with Section 6.15;

        (iv) Borrower shall deliver to Lender a Rating Comfort Letter;

        (v) Borrower shall deliver a non-consolidation opinion with regard to the proposed transferee and its partners or members, as the case may be, in form and substance reasonably satisfactory to Lender;

        (vi) The proposed transferee must be a Special Purpose Entity and comply with the representations and covenants contained in Sections 5.1.1 and 5.1.39 of this Agreement;

       (vii) Such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, Lender's approval of the creditworthiness, reputation and qualifications of the proposed transferee with respect to the Loan and the Collateral Property; and

       (viii) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower's Transfer of any Collateral Property or any part thereof (including any individual Collateral Property) without Lender's consent. This provision shall apply to every Transfer of any Collateral Property regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer of any Collateral Property.

      (b) Provided no Event of Default has occurred and is continuing under this Agreement or the other Loan Documents and provided that the terms and provisions of Section 7.7(d) below are satisfied, the prior written consent of the Lender shall not be required for the following Transfers (provided that such transfer is not a pledge of a direct interest in Borrower or a Borrower Representative) and further provided that any reasonable costs and expenses incurred by the Lender in reviewing any such proposed Transfer shall be paid by Borrower regardless of whether such consent or approval is given by Lender:

         (i) Any Transfer of any interest in any Borrower to Affiliates of such Borrower and Borrower's partners or members;

        (ii) Any Transfer of interests in any of any Borrower's partners or members to Affiliates of such Borrower and Borrower's partners or members;

        (iii) Any Transfer by devise or descent or by operation of law upon the death of a partner of any Borrower; or

        (iv) Any Transfers of limited partnership or membership interests in any Borrower up to an aggregate of fifty percent (50%) of such interests; provided, however that;

          (A) Lender must receive at least sixty (60) days prior written notice of any proposed Transfer pursuant to this subsection;

          (B) Westfield America Limited Partnership or an approved general partner (collectively, "WALP") must retain at least fifty percent (50%) ownership interest in the applicable Borrower and Westfield America, Inc. ("WEA") must, following any such Transfer, retain control of the applicable Borrower and the day to day operations of the applicable Collateral Property; and

          (C) Lender shall have received evidence satisfactory to it that the Borrower and its partners or members, as the case may be, following such transfer, remain Special Purpose Entities in accordance with the standards of the Applicable Rating Agencies.

      (c) Notwithstanding the foregoing restrictions on Transfers and provided that the terms and provisions of Section 7.7(d) are satisfied, nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender be required in connection with, (i) the transfer or issuance of any securities or interests in WEA or any entity owning an interest in WEA, (ii) the merger or consolidation of WEA or any entity owning an interest in WEA, (iii) the transfer or issuance of any securities or interests in WALP or (iv) the merger or consolidation of WALP. With respect to the events set forth in subsections (i)-(iv) hereof, to the extent that such transfers, issuance of securities or interests, merger or consolidation with respect to WEA or WALP result in a change of ownership or control in WEA or WALP, Borrower must thereafter be owned and controlled by an entity that provides the same expertise as WEA or WALP in conducting business of the nature currently conducted by WEA or WALP, as applicable. Prior to completing any action with respect to WEA or WALP pursuant to subsections (i), (ii), (iii) or (iv) hereof that will result in a change in Control (under both clauses (i) and (ii) of the definition of "Control") of WEA or WALP, Borrower must deliver to Lender a Rating Comfort Letter and a non-consolidation opinion with regard to the proposed transferee and its partners or members, as the case may be, in form and substance reasonably satisfactory to Lender.

      (d) Notwithstanding anything to the contrary contained in this Section 7.7, (i) in any instance where a Transfer or a series of Transfers, taking into account all prior Transfers pursuant to this Section 7.7, shall result in the proposed transferee, together with all or any Affiliates and/or family members thereof, owning in the aggregate (directly or indirectly) more than forty-nine percent (49%) of the economic and beneficial interests in any Borrower unless prior to such Transfer such proposed transferee, together with all or any Affiliates and/or family members thereof, already owns in the aggregate (directly or indirectly) more than forty-nine percent (49%) of such interests in such Borrower, such Transfer shall be conditioned upon the receipt of Lender of (X) evidence reasonably satisfactory to it (which shall include a legal non-consolidation opinion reasonably acceptable to Lender) that the single purpose nature and bankruptcy remoteness of such Borrower following such Transfer or Transfers will be the same as before and (Y) a Rating Comfort Letter and (ii) at all times after a Transfer or a series of Transfers, taking into account all prior Transfers pursuant to this Section 7.7, Westfield Holding Limited ("WHL") and/or Westfield America Trust ("WAT") shall directly or indirectly own not less than a twenty-five percent (25%) beneficial interest in each Borrower and possess the power to direct or cause the direction of the management policies of each Borrower, through the ownership of voting securities, by contract or otherwise; provided, however, if a Transfer does not satisfy this Section 7.7(d)(ii), such Transfer shall be conditioned upon (i) each Borrower being thereafter directly and/or indirectly controlled by an entity that provides the same expertise as WEA in conducting business of the nature currently conducted by WEA, (ii) Borrower delivering to Lender a Rating Comfort Letter with regard to the proposed Transfer and (iii) Borrower delivering to Lender a non-consolidation opinion with regard to the proposed transferee and its partners or members, as the case may be, in form and substance reasonably satisfactory to Lender.

      (e) In accordance with the provisions of the entity documents of each Borrower, in no event shall the provisions of this Section 7.7 be amended or modified in any manner until such time as the Borrower has obtained a Rating Comfort Letter.

    7.8  Debt.  Create, incur or assume any indebtedness other than (i) the Debt, (ii) Taxes, Insurance Premiums, Approved Replacement Expenses and Approved Leasing Expenses and (iii) other trade debt incurred in the ordinary course of business relating to the ownership and operation of its Collateral Property which other trade debt does not exceed, at any time, a maximum aggregate amount of $1,000,000.00 for each Collateral Property and such trade debt is paid within sixty (60) days of the date incurred (other than amounts being disputed in good faith);

    7.9  Assignment of Rights.  Without Lender's prior consent, attempt to (i) assign such Borrower's rights or interest under any Loan Document in contravention of any Loan Document or (ii) if such Borrower's Collateral Property is affected by a Ground Lease, surrender, terminate, cancel, modify or amend such Ground Lease;

    7.10  Principal Place of Business.  Change its principal place of business without first giving Lender thirty (30) days' prior written notice;

    7.11  Corporate Organization.  Make any change, amendment or modification to the organizational documents of such Borrower, or take any other action, if such change, amendment, modification or action could result in (x) such Borrower not being a Special Purpose Entity or (y) the term of any Borrower or Borrower Representative being shortened; or

    7.12  ERISA.

      (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

      (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

         (i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

        (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by "benefit plan investors" within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

        (iii) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

    7.13  No Joint Assessment.  No Borrower shall suffer, permit or initiate the joint assessment of any Collateral Property with (a) any other real property constituting a tax lot separate from such Collateral Property, or (b) any portion of such Collateral Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Collateral Property.

    7.14  Affiliate Transactions.  No Borrower shall enter into, or be a party to, any transaction with an Affiliate of any Borrower or any of the partners of any Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm's-length transaction with an unrelated third party. Lender hereby acknowledges that it has received and reviewed and approved the Master Development Framework Agreement by and between WEA and Westfield Corporation, Inc., a Delaware corporation, dated as of July 1, 1996 and amended on May 21, 1997 and the Management Agreement.

VIII Insurance

      8.1.1  Coverage.  Each Borrower, at its sole cost, for the mutual benefit of such Borrower and Lender, shall obtain and maintain during the Term the following policies of insurance with respect to the Collateral Property owned by such Borrower:

      (a) Casualty insurance against loss or damage by fire, lightning and such other perils as are included in a standard "special form" policy (formerly known as an "all-risk" endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy including, without limitation, riot and civil commotion, vandalism, malicious mischief, burglary and theft in an amount equal to the greatest of (A) the then full replacement cost of the Collateral Pool, without deduction for physical depreciation and (B) such amount that the insurer would not deem Borrower a co-insurer under said policies. The policies of insurance required under this Section 8.1.1(a) shall contain a "Replacement Cost" endorsement with a waiver of depreciation and an "Agreed Amount" or "No Coinsurance" endorsement and shall have a deductible no greater than $25,000.00.

      (b) Commercial General Liability insurance, including a broad form comprehensive general liability endorsement and coverages for broad form property damage, contractual damages and personal injuries (including death resulting therefrom) and containing minimum limits per occurrence of $1,000,000.00 and $2,000,000.00 in the aggregate for any policy year. In addition, at least $50,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys' fees incurred in connection with the ownership, operation and maintenance of the Collateral Property.

      (c) Rental loss and/or business interruption insurance in an amount equal to the greater of (A) estimated Rents from the operations of the Collateral Property for the actual time period required to complete any Restoration with a twelve (12) month extended period of indemnity or (B) the projected operating expenses (including debt service) for the maintenance and operation of the Collateral Property for the actual time period required to complete any Restoration with a twelve (12) month extended period of indemnity. The amount of such rental loss and/or business interruption insurance shall be increased from time to time during the Term as and when new Leases and renewal Leases are entered into and the Rents increase or the estimate of (or the actual) operating expenses for the Collateral Property, as may be applicable, increases.

      (d) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment,

  pressure vessels or similar apparatus now or hereafter installed in the Improvements (without exclusion for explosions), in an amount at least equal to $2,000,000.00.

      (e) If Borrower has employees, worker's compensation insurance with respect to any employees of such Borrower, as required by any Legal Requirement.

      (f)  Flood insurance if any part of a Collateral Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards in an amount at least equal to $50,000,000.00 or such lesser amount as agreed to by Lender in writing.

      (g) During any period of repair or restoration, builder's "all risk" insurance in an amount equal to not less than $200,000,000.00 against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender.

      (h) If the Collateral Property is or ever becomes non-conforming with respect to zoning, ordinance or law coverage to compensate for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as reasonably requested by Lender.

      (i)  Such other insurance (including earthquake insurance and windstorm insurance) as may from time to time be reasonably required by Lender in order to protect its interests and as is otherwise commercially reasonable.

      8.1.2  Policies.

      All policies of insurance (the "Policies") required pursuant to Section 8.1.1: (i) shall be issued by companies licensed to do business in the State where the Collateral Property is located, with a financial strength and claims paying ability rating of at least A:VII from A.M. Best Company and "AA" or better by S&P; (ii) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Lender Clause and a Lender's Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including, without limitation, endorsements providing that neither the applicable Borrower, Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation; and (vii) shall be reasonably satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. The insurance coverages required pursuant to Section 8.1.1 may be provided pursuant to one or more Policies that are blanket Policies in an amount as required pursuant to Section 8.1.1(a), provided that any such blanket Policy shall provide the same protection as would a separate Policy insuring only the Collateral Pool in accordance with the terms and provisions of Section 8.1.1 and is otherwise in form and substance reasonably satisfactory to Lender. Lender hereby acknowledges and agrees that the blanket Policies delivered to Lender on the Closing Date are acceptable to Lender and satisfy the requirements of Section 8.1.1. Lender and Borrower agree that, if the financial strength or claims paying ability rating of any of the companies issuing the Policies delivered to Lender on the Closing Date (the "Original Insurance Companies") shall be downgraded to a rating of "AA-" by S&P, Borrower shall not be obligated to immediately deliver Polices from a company having a rating of "AA" or better by S&P but shall be permitted to deliver such Policies from a company having a rating of "AA" or better by S&P upon the expiration of such Policies relating to the

  Collateral Property; provided, however, that, if the financial strength or claims paying ability rating of any of the Original Insurance Companies shall be downgraded to a rating below "AA-" by S&P, Borrower shall (i) to the extent Lender determines, in its sole discretion, such coverage is available either (A) replace such Policies with Policies issued by a company having a rating of "AA-" or better by S&P or (B) obtain a "cut through" endorsement that has the effect of raising the rating of such Original Insurance Company to a rating of "AA-" or better by S&P (provided in the event Borrower obtains a "cut through" endorsement Borrower shall deliver to Lender a Rating Comfort Letter) and (ii) upon the expiration of any such replacement Policies or Policies with respect to which a "cut-through" endorsement has been issued, replace such Policies with Policies reasonably acceptable in form and substance to Lender issued by insurer reasonably acceptable to Lender. Certificates of insurance, and if required by Lender or Servicer, certified copies of Policies shall be delivered to Lender, c/o UBS Warburg Real Estate Investments Inc., 1285 Avenue of the Americas, 11th Floor, New York, New York 10019, Attn: Robert Pettinato, Director, within thirty (30) days after the effective date thereof. Borrower shall pay the premiums for such Policies (the "Insurance Premiums") as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to furnish such evidence of payment to Lender in the event that such Insurance Premiums have been paid by Lender). Within thirty (30) days after request by Lender, each Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, and changes in prudent customs and practices, and to the extent such coverage is commercially available.

   8.2 Casualty.

     8.2.1 Notice; Restoration. If any Collateral Property is damaged or destroyed, in whole or in part, by fire or other casualty (a "Casualty"), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, the Borrower that owns such Collateral Property, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild such Collateral Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

     8.2.2 Settlement of Proceeds. In the event of a Casualty covered by any of the Policies (an "Insured Casualty") where the loss does not exceed $4,000,000, the applicable Borrower may settle and adjust any claim without the consent of Lender; provided such adjustment is carried out in a competent and timely manner; and such Borrower is hereby authorized to collect and receipt for the insurance proceeds (the "Proceeds"). In the event of an Insured Casualty where the loss equals or exceeds $4,000,000, Lender may settle and adjust any claim without the consent of any Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Fund and disbursed in accordance with Section 8.4. The reasonable, actual out-of-pocket expenses incurred by Lender in the adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by the applicable Borrower to Lender upon demand.

   8.3 Condemnation.

     8.3.1 Notice; Restoration. Borrower shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Collateral Property (a "Condemnation") and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, the applicable Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild such Collateral Property in accordance with all Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character as prior to such Condemnation.

     8.3.2 Collection of Award. Lender is hereby irrevocably appointed as each Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an "Award") in excess of $3,000,000 and to make any compromise or settlement in connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the Interest Rate. If a Collateral Property that is the subject of a Condemnation is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the related Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Each Borrower shall cause any Award that is payable to such Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Fund and disburse such Award in accordance with the terms of Section 8.4.

   8.4 Application of Proceeds or Award.

     8.4.1 Application to Restoration. In the event of an Insured Casualty or Condemnation with respect to any Collateral Property where (i) the loss is in an aggregate amount less than 25% of the Allocated Loan Amount with respect to such Collateral Property, (ii) in the reasonable judgment of Lender, such Collateral Property can be restored within six (6) months, and prior to the Maturity Date and the expiration of the business interruption insurance with respect thereto, to an economic unit not less valuable and not less useful than the same was prior to the Insured Casualty or Condemnation, and after such restoration will, together with the other Collateral Properties, adequately secure the unpaid principal, and (iii) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse the applicable Borrower for the cost of restoring, repairing, replacing or rebuilding such Collateral Property (the "Restoration"), in the manner set forth herein. The applicable Borrower shall commence and diligently prosecute such Restoration; provided that (x) such Borrower shall pay (and if required by Lender, such Borrower shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents (including all Proceeds from the business interruption insurance required pursuant to Section 8.1.1) from such Collateral Property, together with the Rents from the other Collateral Properties, will be sufficient to satisfy all of Borrower's Obligations.

     8.4.2 Application to Debt. Except as provided in Section 8.4.1, the Proceeds and any Award in excess of $2,000,000 may, at the option of Lender in its sole discretion, be applied to the payment of the Debt as set forth in Section 3.2.2, or applied to reimburse the applicable Borrower for the cost of any Restoration, in the manner set forth in Section 8.4.3. Any such application to the prepayment of the Loan shall be without any prepayment consideration or penalty, unless the Debt or any portion thereof is accelerated prior to, or within one year after, the date the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event the Borrower shall pay to Lender an additional amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the Debt.

      8.4.3  Procedure for Application to Restoration.  If a Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Fund upon Lender being furnished with (i) evidence satisfactory to it of the estimated cost of completion of the Restoration, (ii) sufficient funds or, at Lender's option, assurances satisfactory to Lender that such funds are available, in addition to the Proceeds or Award, to complete the proposed Restoration, (iii) such architect's certificates, waivers of lien, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably require and approve, and (iv) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender prior to commencement of any work. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Lender by or on behalf of the applicable Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to the applicable Borrower. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the sole and absolute discretion of Lender, be retained by Lender and applied to payment of the Debt or returned to the applicable Borrower.

      8.4.4  Ground Lease; Anchor Lease; REA.  If Lender shall have the right or option hereunder to apply Proceeds or an Award to payment of the Debt, but under any controlling provision in any Ground Lease, Lease to an Anchor Tenant or REA such Proceeds or Awards are required to be applied to Restoration of a Collateral Property, then, notwithstanding anything to the contrary in this Article VIII, such Proceeds or Award shall be applied to Restoration in accordance with such Ground Lease, Lease to an Anchor Tenant or REA, subject to such conditions and procedures as Lender may impose which are not inconsistent with the terms of such Ground Lease, Lease to an Anchor Tenant or REA.

IX  DEFAULTS

    9.1  Events of Default.  An "Event of Default" shall exist with respect to the Loan upon the occurrence of any of the following events:

    (a) any portion of the Debt is not paid when due;

    (b) Borrower shall fail to pay when due any deposit into any Fund and/or into the LC Replacement Collateral Account;

    (c) any of the Taxes applicable to any Collateral Property are not paid when due (other than Taxes for which funds have been deposited with Lender pursuant to Section 4.3), subject to Borrower's right to contest Taxes applicable to its Collateral Property in accordance with Section 6.2;

    (d) the Policies with respect to any Collateral Property are not delivered to Lender within ninety (90) days after their respective applicable effective dates or within ten days after written demand from Lender, whichever is later, or such Policies are not kept in full force and effect;

    (e) a Transfer other than a Transfer permitted pursuant to Section 7.7 occurs with respect to any Collateral Property, any interest in any Borrower or an interest in any Borrower Representative of any Borrower;

    (f)  any representation or warranty made by any Borrower or in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by any

Borrower in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made;

    (g) any Borrower or any Borrower's Borrower Representative shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;

    (h) a receiver, liquidator or trustee shall be appointed for any Borrower or such Borrower's Borrower Representative, or any Borrower or such Borrower's Borrower Representative shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower or such Borrower's Borrower Representative, as the case may be; or any proceeding for the dissolution or liquidation of any Borrower or such Borrower's Borrower Representative shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower or such Borrower's Borrower Representative, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;

    (i)  any Borrower breaches any negative covenant contained in Sections 7.3, 7.4, 7.6 or 7.11 or any affirmative covenant contained in Section 6.14;

    (j)  any Borrower shall be in default under any other mortgage or security agreement covering any part of the Collateral Property owned by such Borrower whether it be superior or junior in Lien to a Mortgage, and such default shall continue after the expiration of any applicable notice and grace period provided therein;

    (k) except as permitted hereunder, any Borrower shall commence any alteration, improvement, demolition or removal of any of the Improvements constituting part of such Borrower's Collateral Property without the prior consent of Lender;

    (l)  an Event of Default as defined or described in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of the Debt;

    (m) any Borrower shall be in default under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

    (n) any of the assumptions contained in the Non-Consolidation Opinion or an Additional Non-Consolidation Opinion were not true and correct as of the date of such opinion or thereafter became untrue or incorrect and such Borrower fails to deliver to Lender, within twenty (20) days after such Borrower first become aware that any such assumption is not true or is incorrect, a new substantive non-consolidation opinion from the same counsel (or other counsel acceptable to Lender and the Applicable Rating Agencies) which omits all such untrue or incorrect assumptions and is otherwise in the same form as the Non-Consolidation Opinion or the Additional Non-Consolidation Opinion, as applicable (other than for changes approved by Lender and the Applicable Rating Agencies);

    (o) Intentionally Deleted;

    (p) any Borrower shall fail to pay when due any rent, additional rent or other charge payable under any Ground Lease (which term, for purposes of this paragraph (p) shall mean any Ground Lease affecting such Borrower's Collateral Property or any portion thereof); or any Borrower shall default in the observance or performance of any other term, covenant or condition of any Ground Lease and such default is not cured within twenty (20) days prior to the expiration of any applicable grace period provided therein; or any event shall occur that would cause any Ground Lease to terminate without notice or action by the landlord thereunder or would entitle such landlord to terminate any Ground

Lease and the term thereof by giving notice to such Borrower; or any Ground Lease shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever; or any term of any Ground Lease shall be modified or supplemented without Lender's consent; or any Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any Ground Lease or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such Ground Lease;

    (q) any Borrower shall permit any event to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to such Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever; or any term of any REA shall be modified or supplemented without Lender's consent except as otherwise permitted by this Agreement; or any Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA; or

    (r) any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in this Section 9.1, for ten (10) days after notice to such Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and such Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for an additional period of time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed 90 days.

    9.2  Remedies.

      9.2.1  Acceleration.  Upon the occurrence of an Event of Default with respect to the Loan (other than an Event of Default described in paragraph (g) or (h) of Section 9.1) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any and all Collateral Properties and any and all Ground Leases to which any Borrower is a party, and upon any Event of Default described in paragraph (g) or (h) of Section 9.1, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

      9.2.2  Remedies Cumulative.  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an

  Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral Properties, each Mortgage has been foreclosed, the Collateral Properties have been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral Pool for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Collateral Pool or any part thereof, in its absolute discretion.

      9.2.3  Severance.  Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Lender shall have the right, in its sole discretion, from time to time to amend and modify the Loan Documents so that one or more of the Mortgages are no longer cross-defaulted or cross-collateralized with the other Mortgages as described in Section 12.23. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, such documents amending or modifying the Mortgages or the other Loan Documents and such other documents as Lender shall request in order to effect the amendment or modification with respect to cross-defaults or cross-collateralizations described in the preceding sentence (including, without limitation, such documents as may be necessary for the formation of one or more Special Purpose Entities to act as borrower under the Loan Documents as so amended or modified, provided that if Lender makes such request, Lender agrees to pay to Borrower any reasonable costs (including, without limitation, reasonable attorneys' fees and expenses and any related transfer or similar taxes or impositions incurred in connection with such formation and the transfer of any property to such entity), all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof.

      9.2.4  Delay.  No delay or omission to exercise any remedy, right, power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage, to the extent necessary to foreclose on any other Collateral Property or part thereof, the Rents, the Funds or any other collateral that constitutes security for the same obligation.

      9.2.5  Lender's Right to Perform.  If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of (5) five Business Days after Borrower's receipt of written notice thereof from Lender, without in any way limiting Lender's right to exercise any of its rights as provided hereunder or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by such Borrower to Lender upon demand and if not paid shall be added to the Debt and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to such Borrower of any other Borrower of any such failure.

X  SPECIAL PROVISIONS

    10.1  Sale of the Note and Secondary Market Transaction.

      10.1.1  Cooperation.  At Lender's request (to the extent not already required to be provided by Borrowers under this Agreement), Borrower, WEA and WALP shall cooperate with Lender to enable Lender to satisfy the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Applicable Rating Agencies in connection with one or more sales or assignments of the Note or participations therein or securitizations (including any FASIT) of rated single or multi-class securities (the "Securities") secured by or evidencing ownership interests in the Note and the Mortgages (each such sale, assignment, participation and/or securitization, a "Secondary Market Transaction"). In furtherance of the foregoing, each Borrower and WEA shall, at the request of Lender in connection with any Secondary Market Transaction, and so long as the Loan is still outstanding:

      (a) (i) provide updates of financial and other information with respect to its Collateral Property, such Borrower and its Affiliates, Manager and any Tenants of its Collateral Property, including but not limited to sales reports, rent rolls and/or occupancy reports, (ii) provide updated business plans and budgets relating to its Collateral Property and (iii) perform or permit or cause to be performed or permitted such site inspection, appraisals, surveys, market studies, environmental reviews and reports (Phase I's and, if required by Phase I's, Phase II's), engineering reports and other due diligence investigations of its Collateral Property, as may be reasonably requested from time to time by Lender or the Applicable Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction or Exchange Act requirements (the items provided to Lender pursuant to this paragraph (a) being called the "Provided Information"), together, if customary, with appropriate verification of and/or consents to the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Applicable Rating Agencies;

      (b) use reasonable efforts to cause counsel to render opinions as to non-consolidation, fraudulent conveyance, true sale and true contribution and any other opinion customary in securitization transactions with respect to its Collateral Property, each Borrower and its respective Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and the Applicable Rating Agencies;

      (c) provide current certificates of good standing and qualification with respect to such Borrower, WEA and WALP from appropriate Governmental Authorities; and

      (d) execute such amendments to the Loan Documents and each Borrower's organizational documents as may be requested by Lender or the Applicable Rating Agencies or otherwise to effect a Secondary Market Transaction, including but not limited to, any amendments to the Loan Documents necessary to bifurcate the Loan into additional separate notes (which may have different terms than the Note) provided that nothing contained in this subsection (d) shall result in an economic change in the transaction or impose any material legal obligations on any Borrower, WEA or WALP or restrict Borrower, WEA or WALP in any material way;

      (e) assist Lender in the event Lender requires the severance of the Note or any other Loan Document in order to adjust its security interest in the Collateral Properties to enhance its position in the context of a Secondary Market Transaction, provided that such severance of the

  Note or other applicable adjustment in the security of the Loan pursuant to a Secondary Market Transaction shall be completed at the sole cost of the Lender;

      (f)  deliver to Lender and/or any Applicable Rating Agency, (a) one or more Officer's Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the Loan Closing in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and it's Borrower Representative as of the date of the Secondary Market Transaction;

      (g) make such other representations and warranties as of the closing date of the Secondary Market Transaction with respect to the Collateral Properties, Borrower, WALP, and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

      (h) participate in any meeting reasonably requested by the Lender, such meeting to be attended by senior management of Borrower, WEA and/or WALP; and

      (i)  obtain ratings of the Securities from two (2) or more Rating Agencies.

      10.1.2  Use of Information.  Each Borrower understands that certain of the Provided Information and the financial reports delivered to Lender hereunder (collectively the "Required Records") may be included in disclosure documents in connection with a Secondary Market Transaction, including a prospectus or private placement memorandum (each, a "Disclosure Document") and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers or other parties relating to the Secondary Market Transaction (such Provided Information and Required Records, may be made available to all parties in their entirety upon their request). In the event that the Disclosure Document is required to be revised, each Borrower shall cooperate with Lender in updating the Provided Information or Required Records for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to such Borrower, and its Collateral Property necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters. Such disclosure may include the opinion or judgment of Lender or Servicer concerning the Provided Information or other matters disclosed.

      10.1.3  Borrower's Obligations Regarding Disclosure Documents.  In connection with a Disclosure Document, each Borrower shall:

      (a) if requested by Lender, certify in writing that such Borrower has carefully examined those portions of such Disclosure Document, pertaining to such Borrower, its Collateral Property, the Manager and the Loan, including applicable portions of the sections entitled "Special Considerations", "Description of the Mortgages", "Description of the Mortgage Loans and Mortgaged Property", "The Manager," "The Borrower" and "Certain Legal Aspects of the Mortgage Loan," and such portions (and portions of any other sections reasonably requested and pertaining to such Borrower, its Collateral Property, the Manager or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

      (b) indemnify (i) any underwriter, syndicate member or placement agent (collectively, the "Underwriters") retained by Lender or its issuing company affiliate (the "Issuer") in connection with a Secondary Market Transaction, (ii) Lender and (iii) the Issuer that is named in the Disclosure Document or registration statement relating to a Secondary Market Transaction (the "Registration Statement"), and each of the Issuer's directors, each of its officers who have signed the Registration Statement and each person or entity who controls the Issuer or the Lender within the meaning of Section 15 of the Securities Act or Section 30 of the Exchange Act (collectively within (iii), the "UBS Group"), and each of its directors and each person who controls each of the Underwriters, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the "Underwriter Group") for any losses, claims, damages or liabilities (the "Liabilities") to which Lender, the UBS Group or the Underwriter Group may become subject (including reimbursing all of them for any legal or other expenses actually incurred in connection with investigating or defending the Liabilities) insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any of the Required Records or in any of the applicable portions of such sections of the Disclosure Document applicable to Borrower, Manager, any Collateral Property or the Loan, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the applicable portions of such sections or necessary in order to make the statements in the applicable portions of such sections in light of the circumstances under which they were made, not misleading, provided, however, that no Borrower shall be required to indemnify Lender for any Liabilities relating to untrue statements or omissions or inadequacies of disclosure which (i) such Borrower identified to Lender in writing at the time of such Borrower's examination of such Disclosure Document or (ii) are set forth in a report prepared by a third party not Affiliated with such Borrower; and

      (c) reimburse any member of the UBS Group for any legal or other expenses reasonably incurred by such member in connection with investigating or defending the Liabilities.

  Borrowers' Liability under clause (a) or (b) above shall be limited to Liabilities arising out of or based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of a Borrower in connection with the preparation of those portions of the Disclosure Document pertaining to Borrower, Manager, the Collateral Properties or the Loan or in connection with the underwriting of the debt including financial statements of each Borrower, operating statements, rent rolls and other Required Records, environmental site assessment reports and property condition reports with respect to the Collateral Properties. The foregoing indemnity will be in addition to any liability which Borrowers may otherwise have. Lender shall give Borrower a copy of any Disclosure Document that is to be subject to the foregoing indemnification obligations a reasonable amount of time prior to its delivery to potential investors pursuant to an offering.

      10.1.4  Borrowers Indemnity Regarding Filings.  In connection with filings under the Exchange Act, Borrower shall (i) indemnify Lender, the UBS Group and the Underwriter Group for any Liabilities to which Lender, the UBS Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information or Required Records a material fact required to be stated in the Provided Information or Required Records in order to make the statements in the Provided Information or Required Records, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the UBS Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, UBS Group or the Underwriter Group in connection with defending or investigating the Liabilities.

      10.1.5  Indemnification Procedure.  Promptly after receipt by an indemnified party under Section 10.1.3 or 10.1.4 of notice of the commencement of any action for which a claim for indemnification is to be made against Borrower, such indemnified party shall notify Borrower in writing of such commencement, but the omission to so notify the Borrower will not relieve Borrower from any liability that it may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to Borrower. In the event that any action is brought against any indemnified party, and it notifies Borrower of the commencement thereof, Borrower will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice of commencement, to assume the defense thereof with counsel satisfactory to such indemnified party in its sole discretion. After notice from Borrower to such indemnified party under this Section 10.1.5, Borrower shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both any Borrower and an indemnified party, and any indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to Borrower, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Borrower shall not be liable for the expenses of more than one separate counsel unless there are legal defenses available to it that are different from or additional to those available to another indemnified party.

      10.1.6  Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 10.1.3 or 10.1.4 is for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 10.1.3 or 10.1.4, Borrower shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the UBS Group's and Borrower's relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and each Borrower hereby agree that it may not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

      10.1.7  Rating Comfort Letter.  In the event that the provisions of the Loan Documents require the receipt of a Rating Comfort Letter (including, instances when a Rating Comfort Letter is required in order for the consent of Lender to be given), Borrower shall pay all of the reasonable out of pocket costs and expenses of Lender, Servicer and each Applicable Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Applicable Rating Agency as a condition to the delivery of such Rating Comfort Letter.

XI  MISCELLANEOUS

      11.1.1  Exculpation.  (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of any Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against such Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in the Collateral Properties, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against a Borrower only to the extent of Borrower's interest in its Collateral Property, in the Rents and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against any Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name any Borrowers as a party defendant in any action or suit for foreclosure and sale under any Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder, (iv) impair the right of Lender to obtain the appointment of a receiver, (v) impair the enforcement of any Assignment of Leases; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Mortgages or to exercise its remedies against the Collateral Properties; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of any Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following: (a) fraud or intentional misrepresentation by such Borrower or any guarantor in connection with the Loan; (b) the gross negligence or willful misconduct of such Borrower; (c) the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Sections 5.1.32 and 6.10, and clauses (viii) through (xi) of Section 6.16; (d) physical waste or, after an Event of Default, the removal or disposal of any portion of any Collateral Property; (e) the misapplication or conversion by such Borrower of (x) any Proceeds paid by reason of any Insured Casualty, (y) any Award received in connection with a Condemnation, or (z) any Rents, refunds of Taxes or Other Charges or Funds (i.e., use of Rents or refunds of Taxes or Other Charges or Funds to make distributions or payments to members/partners/shareholders of such Borrower during the continuance of an Event of Default); (f) failure to pay charges for labor or materials or other charges that can create Liens on any portion of any Collateral Property unless such charges are the subject of a bona fide dispute in which the applicable Borrower is contesting the amount or validity thereof, (g) any security deposits collected with respect to any Collateral Property which are not delivered to Lender upon a foreclosure of any Mortgage encumbering such Collateral Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; and (h) the breach of Borrower's indemnifications of Lender set forth in Sections 10.1.3 and 10.1.4.

      (b) Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrowers in the event that (1) any Borrower or any Person owning an interest (directly or indirectly) in any Borrower commences any action, suit, claim, arbitration, governmental investigation or other proceeding (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to any Borrower, or seeking to adjudicate any Borrower a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any Borrower or any Borrower's debts, or (y) seeking appointment of a receiver (other than a Borrowers seeking the appointment of a receiver during the pendency of a foreclosure action against such Borrower commenced by Lender), trustee, custodian or other similar official for any Borrower or for all or substantially all of any Borrower's assets, (2) any Borrower ever ceases to be a Special Purpose Entity, (3) the soliciting or causing to be solicited by Borrower or any Affiliate of Borrower petitioning creditors for any involuntary petition against Borrower from any Person or filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the U.S. Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited Borrower or any Affiliate or Borrower petitioning creditors for any involuntary petition from any Person or (4) Borrower shall intentionally violate any restriction or requirement with respect to the assignment, transfer, or conveyance of any Collateral Property or any interest therein contained in the Loan Documents and shall fail to cure any such violation within thirty (30) days of its occurrence.

XII NOTICES

    12.1  Notice Addresses.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a "notice") shall be given in writing and shall be effective for all purposes if hand delivered or sent (i) by (a) certified or registered United States mail, postage prepaid, or (ii) by (A) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and (B) by telecopier (with answer back acknowledged), in any case addressed as follows (or to such other address or Person as a party shall designate from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section:

If to Lender:	UBS Warburg Real Estate Investments Inc. 1285 Avenue of the Americas, 11th Floor New York, New York 10019 Attention: Robert Pettinato, Director Facsimile No. (212) 821-5720
with a copy to:	Cadwalader, Wickersham & Taft 100 Maiden Lane New York, New York 10038 Attention: Alan Lawrence, Esq. Facsimile No. (212) 504-6666
If to Borrower:	c/o Westfield Corporation, Inc. 11601 Wilshire Boulevard, Suite 1200 Los Angeles, California 90025-1748 Attention: Mark Stefanek Facsimile No. (310) 478-3987
With a copy to:	Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attention: Peter Schwartz, Esq. Facsimile No. (212) 909-6836

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business

Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

      12.1.1  Borrower's Representative.

      (a) Each Borrower's Representative shall notify Lender of the names of its officers and employees authorized to request and take other actions on behalf of its Borrower (each a "Responsible Officer") and shall provide Lender with a specimen signature of each such officer or employee. Lender shall be entitled to rely conclusively on a Responsible Officer's authority to give and receive notices and take other all other actions of any kind on behalf of Borrower or any of them until Lender receives written notice to the contrary. Lender shall have no duty to verify the authenticity of the signature appearing on any notice.

      (b) EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT CT CORPORATION SYSTEM AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF SUCH BORROWER MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (1) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

    12.2  Brokers and Financial Advisors.  Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan. Borrowers and Lender shall indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 11.3 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

    12.3  Retention of Servicer.  Lender reserves the right to retain the Servicer to act as its agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, any Pooling and Servicing Agreement or similar agreement entered into as a result of a Secondary Market Transaction, the Cash Management Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrowers shall pay any reasonable fees and expenses of the Servicer in connection with a release or substitution of any Collateral Properties, assumption or modification of the Loan, enforcement of the Loan Documents or any other action taken by Servicer hereunder on behalf of Lender.

    12.4  Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Each Borrower's covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

    12.5  Lender's Discretion.  Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

    12.6  Governing Law; Venue.

    (a) THIS AGREEMENT WAS MADE BY LENDER AND ACCEPTED BY EACH BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, TIES AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND PROCEDURES RELATING TO ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE COLLATERAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

    (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO § 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

    12.7  Modification; Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on any Borrower shall entitle such Borrower or any other Borrower to any other or future notice or demand in the same, similar or other circumstances.

    12.8  Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

    12.9  TRIAL BY JURY.  BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

    12.10  Heading.  The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    12.11  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    12.12  Preferences.  To the extent any Borrower makes a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

    12.13  Waiver of Notice.  No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly provides for the giving of notice by Lender to such Borrower and except with respect to matters for which such Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly provides for the giving of notice by Lender to such Borrower.

    12.14  Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agent, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each Borrower agrees that neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and such Borrower's sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determines whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Each Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on any Borrower's behalf pursuant to Section 9.2.5.

    12.15  Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

    12.16  Offsets, Counterclaims and Defenses.

    Each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents, including Servicer. Any assignee of Lender's interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses that are unrelated to the Loan Documents which any Borrower may otherwise have against any assignor of such documents, and no such unrelated offset, counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower.

    12.17  Publicity.  All news releases, publicity or advertising by any Borrower or its Affiliates through any media intended to mach the general public, which refers to the Loan Documents, the Loan, Lender, any member of the UBS Group, a Loan purchaser, the Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender.

    12.18  No Usury.  Borrowers and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.19 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender's exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to the Borrower, and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

    12.19  Conflict; Construction of Documents.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

    12.20  No Joint Venture or Partnership; No Third Party Beneficiaries.  (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

    (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender's sole discretion, Lender deems it advisable or desirable to do so.

    12.21  Yield Maintenance Premium.  Each Borrower acknowledges that Lender intends to enter into a Secondary Market Transaction which may result in various classes of Securities with different coupon rates. Each Borrower also acknowledges that (i) the proceeds of any partial prepayment of principal may be utilized to retire Securities bearing a coupon rate lower than the Interest Rate, (ii) that following such prepayment the remaining outstanding Securities may bear a weighted average coupon rate in excess of the Interest Rate and (iii) that, absent the Yield Maintenance Premium payable hereunder in connection with such prepayment, Lender will not receive the benefits intended to be conferred by the Loan Documents. For these reasons, and to induce Lender to make the Loan, Borrower expressly waives any right or privilege to prepay the Loan except as may be specifically permitted herein and agrees that, except as expressly provided for herein, any prepayments, whether voluntary or involuntary, will be accompanied by the Yield Maintenance Premium. Such Yield Maintenance Premium shall be required whether payment is made by Borrower, by a Person on behalf of Borrower, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Each Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 12.21, as well the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for such Borrower's obligation to pay a Yield Maintenance Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Yield Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrower to Lender for the making of the Loan.

    12.22  Assignment.  The Loan, the Note, the Loan Documents and all Lender's rights, title, obligations and interests therein may be assigned by Lender at any time in its sole discretion whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender; provided, however that the original named Lender herein shall not be released of its obligations in respect of Advances which Lender is thereafter required to make hereunder. No Borrower may assign its rights, interests or obligations under this Loan Agreement or under any of the Loan Documents except as expressly permitted hereunder.

    12.23  Cross-Default; Waiver of Marshalling of Assets.

    (a) Without limiting any other right or remedy provided in the Loan Documents, Borrower acknowledges and agrees that Lender has made the Loan to Borrower upon the security of its collective interest in the Collateral Pool and in reliance upon Lender's determination that the aggregate of the Collateral Pool taken together being of greater value as collateral security than the sum of each Collateral Property taken separately. Borrower agrees that the Mortgages are and will be cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Collateral Properties as security for the Note.

    (b) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of each Borrower, each Borrower's partners and others with interests in any Borrower, and of the Collateral Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, "one-action" or "election of remedies" or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Collateral Properties or require Lender to exhaust its remedies against any Collateral Property or any combination of the Collateral Properties before proceeding against any other Collateral Property or combination of Collateral Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral Properties. All Liens and other rights, remedies and privileges provided to Lender in the Loan Documents or otherwise shall remain in full force and effect until Lender has exercised all of its remedies against the Collateral Property and all the Collateral Property has been foreclosed, sold and/or otherwise realized upon the satisfaction of the Loan.

    12.24  Joint and Several Liability.  Each Borrower shall be jointly and severally liable with each other Borrower for payment of all amounts including those that are not specific to any particular Collateral Property or Borrower that become due under this Agreement, the Note or the other Loan Documents, such as payment of all fees and expenses pursuant to Section 6.15.

    12.25  California Waivers.

      12.25.1  California Provisions.  Borrower agrees that if, and to the extent, any of the entities comprising Borrower are deemed to be a guarantor or surety for any of the other entities comprising Borrower, the following shall apply (for purposes of the following paragraphs of this Section 12.25, such a guarantor or surety shall be called a "Borrower Guarantor"):

      12.25.2  Modifications to Loan and Loan Documents.  Each Borrower Guarantor agrees that Lender may do any of the following without affecting the enforceability of this Agreement or the other Loan Documents: take or release additional security for any obligation in connection with the Loan Documents; discharge or release (by judicial or nonjudicial foreclosure, acceptance of a deed in lieu of foreclosure or otherwise) any party or parties liable under the Loan Documents; accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of Borrower, any guarantor of Borrower's obligations under the Loan Documents or any pledgor of collateral for any Person's obligations to Lender; and credit payments in such manner and order of priority to principal, interest or other obligations as Lender may determine.

      12.25.3  Waivers.

      (a) Each Borrower Guarantor agrees that Lender's right to enforce this Agreement is absolute and is not contingent upon the genuineness, validity or enforceability of any of the Loan Documents. Each Borrower Guarantor waives all benefits and defenses it may have under California Civil Code Section 2810 and agrees that Lender's rights under this Agreement shall be enforceable even if any of the entities comprising Borrower had no liability at the time of execution of the Loan Documents or later ceases to be liable.

      (b) Each Borrower Guarantor waives all benefits and defenses it may have under California Civil Code Section 2809 and agrees that Lender's rights under the Loan Documents will remain enforceable even if the amount secured by the Loan Documents is larger in amount and more burdensome than that for which each of the entities comprising Borrower is responsible. The enforceability of the Loan Documents against any Borrower Guarantor shall continue until all sums due under the Loan Documents have been paid in full (unless such Borrower Guarantor has been released from the applicable obligations under the Loan Documents pursuant to Section 2.6.2) and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for Borrower's obligations under the Loan Documents, from whatever cause, the failure of any security interest in any such security or collateral or any disability or other defense of Borrower, any guarantor of Borrower's obligations under the Loan Documents, any other pledgor of collateral for any person's obligations to Lender or any other Person in connection with the Loan.

      (c) Each Borrower Guarantor waives all benefits and defenses it may have under California Civil Code Sections 2845, 2849 and 2850 (subject to the terms and provisions of Section 12.25.6), including, without limitation, the right to require Lender to (A) proceed against Borrower, any guarantor of Borrower's obligations under the Loan Documents, any other pledgor of collateral for any Person's obligations to Lender or any other Person in connection with the Loan, (B) proceed against or exhaust any other security or collateral Lender may hold, or (C) pursue any other right or remedy for Borrower's benefit, and agree that Lender may exercise its rights under this Agreement or may foreclose against any of the Individual Properties without taking any action against Borrower, any guarantor of Borrower's obligations under the Loan Documents, any pledgor of collateral for any Person's obligations to Lender or any other Person in connection with the Loan, and without proceeding against or exhausting any security or collateral Lender holds.

      (d) Each Borrower Guarantor waives any rights or benefits it may have by reason of California Code of Civil Procedure Section 580a which could limit the amount which Lender could recover in a foreclosure of any Collateral Property to the difference between the amount owing under the Loan Documents and the fair value of any such Collateral Properties or interests sold at a nonjudicial foreclosure sale or sales of any other real property held by Lender as security for the obligations under the Loan Documents.

      (e) Each Borrower Guarantor, as a guarantor or surety, waives diligence and all demands, protests, presentments and notices of protest, dishonor, nonpayment and acceptance of the Loan Documents.

      (f)  Each Borrower Guarantor waives all rights and defenses, including without limitation, rights of subrogation, reimbursement, indemnification and contribution that are or may become available to the guarantor or other surety by reason of California Civil Code Sections 2787 to 2855, inclusive (subject to the terms and provisions of Section 12.25.6).

      12.25.4  Borrower Guarantor Informed of Borrower's Condition.  Each Borrower Guarantor acknowledges that it has had an opportunity to review the Loan Documents, the value of the security for each of the other entities comprising Borrower under the Loan Documents and the financial condition of each of the other entities comprising Borrower and the ability of such entity to satisfy its obligations to Lender. Each Borrower Guarantor agrees to keep itself fully informed of all aspects of the financial condition of each of the other entities comprising Borrower and of the performance of the obligations of each of the other entities comprising Borrower to Lender and agrees that Lender has no duty to disclose to any Borrower Guarantor any information pertaining to the other entities comprising Borrower or any security for the obligations of the other entities comprising Borrower under the Loan Documents.

      12.25.5  Waiver of Estoppel Defense.  Upon Borrower's default under the Loan Documents, Lender may elect to foreclose nonjudicially on real property given by Borrower or others as security under the Loan Documents and also to exercise its rights under this Agreement. Each Borrower Guarantor acknowledges that its right to seek reimbursement from the other entities comprising Borrower for any amounts paid by it to Lender under this Agreement will be eliminated if Lender elects to so foreclose on such Borrower Guarantor's property. Nevertheless, each Borrower Guarantor waives any such right to reimbursement and agrees that a nonjudicial foreclosure by Lender against any real property security owned by such Borrower Guarantor or others will not affect the enforceability of the Loan Documents on such Borrower Guarantor's interest in any Collateral Property. In order to further effectuate such waiver, each Borrower Guarantor hereby agrees as follows:

      (a) it waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to any Collateral Property, has destroyed its rights of subrogation and reimbursement against the other entities comprising Borrower by the operation of Section 580d of the Code of Civil Procedure or otherwise.

      12.25.6  Subrogation.  Each Borrower Guarantor agrees that its rights of subrogation and reimbursement against any of the other entities comprising Borrower, its right of subrogation against any Collateral Property or any other collateral or security for the Loan or the pledgor of such collateral or security and its right of contribution from any guarantor or surety of Borrower's obligations under the Loan Documents shall be subordinate to Lender's rights against each of the entities comprising Borrower, in such collateral or security, against any such pledgor and against any such guarantor or surety. Each Borrower Guarantor shall have no such rights of subrogation, reimbursement or contribution until all amounts due under the Note, the Mortgage and the other Loan Documents have been paid in full and Lender has released, transferred or disposed of all of its rights in any collateral or security. Each Borrower Guarantor waives its rights under California Civil Code Sections 2847, 2848 and 2849 to the extent not inconsistent with the foregoing.

      12.25.7  Confirmation of Waivers.  In accordance with California Civil Code Section 2856(c), each Borrower Guarantor, as guarantor, hereby makes the following waivers:

      (a) The guarantor waives all rights and defenses that the guarantor may have because the debtor's debt is secured by real property. This means, among other things:

         (i) The creditor may collect from the guarantor without first foreclosing on any other real or personal property collateral pledged by the debtor or any other person.

        (ii) If the creditor forecloses on any real property collateral pledged by the debtor:

          (1) The amount of the debt may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

          (2) The creditor may collect from the guarantor even if the creditor, by foreclosing on the real property collateral, has destroyed any right the guarantor may have to collect from the debtor.

This is an unconditional and irrevocable waiver of any rights and defenses the guarantor may have because the debtor's debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

      (b) Exculpation.  Nothing contained in this Section 12.25 shall be deemed to expand the personal liability of any Borrower Guarantor beyond that provided in Section 11.1.1 hereof.

    12.26  Counterparts.

    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:
Parkway Plaza LP, a Delaware limited partnership
By:	Parkway Plaza, Inc., a Delaware corporation, its general partner
By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Secretary
Plaza West Covina LP, a Delaware limited partnership
	By:	Plaza West Covina, Inc., a Delaware corporation, its general partner
		By:	/s/ ELIZABETH P. WESTMAN
			Name:	Elizabeth P. Westman
			Title:	Secretary
Horton Plaza LP, a Delaware limited partnership
	By:	Horton Plaza, Inc., a Delaware corporation, its general partner
		By:	/s/ ELIZABETH P. WESTMAN
			Name:	Elizabeth P. Westman
			Title:	Secretary

Fox Hills Mall LP, a Delaware limited partnership
By:	Fox Hills Mall, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
		Name:	Elizabeth P. Westman
		Title:	Secretary
West Park Partners, L.P., a Missouri limited partnership
By:	West Park Shopping Center, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
		Name:	Elizabeth P. Westman
		Title:	Secretary
Northwest Plaza LLC, a Delaware limited liability company
By:	Northwest Plaza, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
		Name:	Elizabeth P. Westman
		Title:	Secretary

WEA Crestwood Plaza LLC, a Delaware limited liability company
By:	Crestwood Plaza, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
		Name:	Elizabeth P. Westman
		Title:	Secretary
Mid Rivers Mall LLC, a Delaware limited liability company
By:	Mid Rivers, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
		Name:	Elizabeth P. Westman
		Title:	Secretary
Mid Rivers Land LLC II, a Delaware limited liability company
By:	Mid Rivers Land, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
		Name:	Elizabeth P. Westman
		Title:	Secretary

Enfield Square LLC. a Delaware limited liability company
	By:	Enfield Square, Inc., a Delaware corporation, its managing member
		By:	/s/ ELIZABETH P. WESTMAN
			Name:	Elizabeth P. Westman
			Title:	Secretary
LENDER:
UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation
By:	/s/ ANDREW B. COHEN
	Name:	Andrew B. Cohen
	Title:	Associate Director
By:	/s/ ROBERT PETTIINATO
	Name:	Robert Pettinato
	Title:	Director

Exhibit A

Form of Notice To Tenant

FORM OF

TENANT NOTICE LETTER

[Date]

RE: [Shoppingtown Name]

Dear Tenant:

    This letter shall confirm that you are currently making all checks, in payment of rent and other charges due to the Landlord under your Lease, payable to the order of (Owner's Name), and are remitting such checks to the following address:

[Owner's Name] [Shoppingtown Name] [Lock Box Payment Address]

    Note this letter does not change procedures for payment of rent currently in place, this is strictly a letter of confirmation. The instructions set forth herein are irrevocable and are not subject to modification in any manner, except with the approval of UBS Warburg Real Estate Investments Inc. ("Lender") or the servicer under that certain loan made by Lender to Owner on July 11, 2001.

Thank you for your cooperation,

[General Manager's Name]
[Shoppingtown Name]

A–1

Exhibit B

Form of Subordination, Non-Disturbance and Attornment Agreement

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

    THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this "Agreement") made as of the [  ] day of [         ], 200[  ], by and among UBS Warburg Real Estate Investments Inc. ("Lender"), [            ] ("Tenant") and [            ] ("Landlord").

WITNESSETH:

    WHEREAS, Lender has agreed to make a loan (the "Loan"), which Loan will be evidenced in part by a promissory note (the "Note") of even date herewith made by Landlord to order of Lender and will be secured by, among other things, a mortgage or deed of trust, assignment of leases and rents and security agreement (the "Mortgage") of even date herewith made by Landlord to Lender covering the land (the "Land") described on Exhibit A attached hereto and all improvements (the "Improvements") now or hereafter located on the land (the Land and the Improvements hereinafter collectively referred to as the "Property"); and

    WHEREAS, by a lease dated as of [            ] (which lease, as the same may have been amended and supplemented, is hereinafter called the "Lease"), Landlord leased to Tenant approximately [      ] square feet of space located in the Improvements (the "Premises"); and

    WHEREAS, the parties hereto desire to make the Lease subject and subordinate to the Mortgage.

    NOW, THEREFORE, the parties hereto, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

    (1) The Lease, as the same may hereafter be modified, amended or extended, and all of Tenant's right, title and interest in and to the Premises and all rights, remedies and options of Tenant under the Lease, are and shall be unconditionally subject and subordinate to the Mortgage and the lien thereof, to all the terms, conditions and provisions of the Mortgage, to each and every advance made or hereafter made under the Mortgage, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Mortgage; provided, however, and Lender agrees, that so long as (A) no event has occurred and no condition exists, which would entitle Landlord to terminate the Lease or would cause, without further action of Landlord, the termination of the Lease or would entitle Landlord to dispossess Tenant from the Premises, (B) the term of the Lease has commenced and Tenant is in possession of the Premises and (C) the Lease shall be in full force and effect and shall not have been otherwise modified or supplemented in any way without Lender's prior written consent; then, and in such event Tenant's leasehold estate under the Lease shall not be terminated, Tenant's possession of the Premises shall not be disturbed by Lender and Lender will accept the attornment of Tenant.

    (2) In the event that Lender succeeds to the interest of Landlord or any successor to Landlord, Tenant shall, and does hereby agree to, attorn to and accept Lender and to recognize Lender as Landlord under the Lease. Such attornment is hereby acknowledged by Tenant as effective and self-operative without the execution of any other instruments.

    (3) Notwithstanding anything to the contrary contained in the Lease, Tenant hereby agrees that in the event of any act, omission or default by Landlord or Landlord's agents, employees, contractors, licensees or invitees which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, or to reduce the rent payable thereunder or credit or offset any amounts against future rents payable thereunder, Tenant will not exercise any such right (i) until it has given written notice of such act, omission or default to Lender by delivering notice of such act, omission or default, in accordance with this Agreement, and

(ii) until a period of not less than sixty (60) days for remedying such act, omission or default shall have elapsed following the giving of such notice. Notwithstanding the foregoing, in the case of any default of Landlord which cannot be cured within such sixty (60) day period, if Lender shall within such period proceed promptly to cure the same (including such time as may be necessary to acquire possession of the Premises if possession is necessary to effect such cure) and thereafter shall prosecute the curing of such default with diligence, then the time within which such default may be cured by Lender shall be extended for such period as may be necessary to complete the curing of the same with diligence. Lender's cure of Landlord's default shall not be considered an assumption by Lender of Landlord's other obligations under the Lease. Unless Lender otherwise agrees in writing, Landlord shall remain solely liable to perform Landlord's obligations under the Lease (but only to the extent required by and subject to the limitation included with the Lease), both before and after Lender's exercise of any right or remedy under this Agreement. If Lender or any successor or assign becomes obligated to perform as Landlord under the Lease, such person or entity will be released from those obligations when such person or entity assigns, sells or otherwise transfers its interest in the Premises or the Property.

    (4) If Lender succeeds to the interest of Landlord or any successor to Landlord (such event, whether a foreclosure, deed-in-lieu of foreclosure or other acquisition, being referred to herein as a "Foreclosure"), in no event shall Lender (i) have any liability for any act or omission of any prior landlord under the Lease which occurs prior to the date Lender succeeds to the rights of Landlord under the Lease, nor any liability for claims, offsets or defenses which Tenant might have had against Landlord, (ii) be obligated to complete or permit the construction of any improvements under the Lease, except for any obligation arising after Foreclosure and only for any construction or expenditure that a real estate mortgage investment conduit is allowed to make under Section 856(e)(4)(B) of the Internal Revenue Code of 1986, as amended and/or supplemented from time to time, and regulations and rulings thereunder, (iii) bound by any rents paid more than one month in advance to any prior owner, (iv) liable for any security deposit not paid over to Lender by Landlord, or (v) bound by any modification, amendment, extension or cancellation of the Lease not consented to in writing by Lender; and further provided, that nothing herein shall negate the right of Lender after a Foreclosure to exercise the rights and remedies, including termination of the Lease, of Landlord under the Lease upon the occurrence of an event of default by Tenant under the Lease in accordance therewith. As to any event of default by Tenant under the Lease existing at the time of Foreclosure, such Foreclosure shall not operate to waive or abate any action initiated by Landlord under the Lease to terminate the same on account of such event of default. In no event shall Lender have any personal liability as successor to Landlord and Tenant shall look only to the estate and property of Lender in the Land and the Improvements for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as Landlord under the Lease, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to the Lease. Tenant agrees that Lender, as holder of the Mortgage, and as Landlord under the Lease if it succeeds to that position, shall in no event (a) have any liability for the performance or completion of any initial work or installations or for any loan or contribution or rent concession towards initial work, which are required to be made by Landlord (I) under the Lease or under any related Lease documents or (II) for any space which may hereafter become part of said Premises, and any such requirement shall be inoperative in the event Lender succeeds to the position of Landlord prior to the completion or performance thereof, or (b) be liable under any warranty of construction contained in the Lease or any implied warranty of construction. Tenant further agrees with Lender that Tenant will not voluntarily subordinate the Lease to any lien or encumbrance without Lender's prior written consent.

    (5) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of [            ].

    (6) All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below, or, if sent by telegram, when delivered by or refused upon attempted delivery by the telegraph office. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

Lender's Address:
UBS Warburg Real Estate Investments Inc. 1285 Avenue of the Americas, 11th Floor New York, New York 10019 Attention: Robert W. Pettinato
With Copies To:
Cadwalader, Wickersham & Taft 100 Maiden Lane New York, New York 10038 Attention:
-and-
First Union National Bank 8739 Research Drive Charlotte, North Carolina 28288-1075 Attention: Jason Todd
Tenant's Address:
[	]
[	]
Attention: [	]
Landlord's Address:
[	]
[	]
Attention: [	]

    (7) This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns. As used herein "Lender" shall include any subsequent holder of the Mortgage.

    (8) Tenant acknowledges that Landlord has assigned to Lender its right, title and interest in the Lease and to the rents, issues and profits of the Property and the Property pursuant to the Mortgage, and that Landlord has been granted the license to collect such rents provided no Event of Default has occurred under, and as defined in, the Mortgage. Tenant agrees to pay all rents and other amounts due under the Lease directly to Lender upon receipt of written demand by Lender, and Landlord hereby consents thereto. The assignment of the Lease to Lender, or the collection of rents by Lender pursuant to such assignment, shall not obligate Lender to perform Landlord's obligations under the Lease.

[No Further Text On This Page]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation
By:
Name: Title:
By:
Name: Title:
[LANDLORD]
By:
Name: Title:
[TENANT]
By:
Name: Title:

[INSERT STATE SPECIFIC ACKNOWLEDGMENTS]

ACK.-1

EXHIBIT A

LEGAL DESCRIPTION

Exhibit C-1

Form of Managers Consent and Subordination Agreement

MANAGER'S CONSENT AND SUBORDINATION
OF MANAGEMENT AGREEMENT

    THIS MANAGER'S CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENT (this "Agreement"), dated as of       ,      , is executed by the undersigned,                        , a                        , ("Manager"), as an inducement to UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation (together with its successors and assigns, the "Lender"), to make a loan to                   , a                  limited partnership ("Borrower") and certain affiliates of Borrower (collectively, the "Borrowers") in a principal amount not to exceed $800,000,000 (the "Loan") pursuant to that certain Loan Agreement dated as of the date hereof (the "Loan Agreement") between Lender and the Borrowers, in connection with various properties, including the property owned by Borrower known as                                    (the "Property").

    (1)  Definitions.  All capitalized terms not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

    (2)  Manager's Representations.  Manager warrants and represents to Lender, as of the date hereof, that the following are true and correct:

      (a) The management agreement is described on Exhibit A attached hereto and made a part hereof and such management agreement has not been amended, modified or supplemented (such management agreement, as so amended, modified or supplemented, the "Management Agreement").

      (b) That the entire agreement between Manager and Borrower for the management of the Property is evidenced by the Management Agreement.

      (c) That the Management Agreement constitutes the valid and binding agreement of Manager, is enforceable in accordance with its terms, and Manager has full authority under all state or local laws and regulations, to perform all of its obligations under said Management Agreement.

      (d) That neither Borrower nor Manager is in default in the performance of any of its obligations under the Management Agreement.

      (e) That Manager has received and reviewed a copy of the Loan Agreement and the Cash Management Agreement.

    (3)  Manager's Agreements.  Manager hereby consents to and agrees to each and every one of the following covenants and agreements for the benefit of Lender and as a condition to Lender's making the Loan:

      (a)  No Termination of Management Agreement.  Manager shall not terminate the Management Agreement without first obtaining Lender's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Manager shall have the right to terminate the Management Agreement upon default by Borrower with respect to non-payment of the management fee due thereunder by giving Lender thirty (30) days' prior written notice of such termination. In the event Lender shall cure such non-payment default in the aforesaid thirty (30)-day period, then any such termination notice shall be of no further force or effect.

      (b)  Subordination of Management Agreement to Lien of Mortgages.  Any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanics' and materialmen's liens under applicable law) owned, claimed or held, or to be owned, claimed or held, by Manager in and to the Property, are and shall be, and are hereby made, in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of Lender, its successors and assigns, and securing the repayment of the Debt and including, without limitation, those created under and by virtue of the Mortgages.

      (c)  Lender's Right to Terminate.  Upon the occurrence of a Cash Management Event, Manager shall, at the request of Lender, continue performance, subject to Paragraph 3(d) hereof, on behalf of Lender, of all of Manager's obligations under the terms of the Management Agreement with respect to the Property, provided that Lender gives Manager the notice provided for in Paragraph 3(j) hereof and Lender (or Borrower) performs or causes to be performed the obligations of Borrower to Manager under the Management Agreement accruing or arising from and after, and with respect to the period commencing upon, the effective date of such notice. Notwithstanding anything contained in the Management Agreement to the contrary, Lender, or Borrower at Lender's direction pursuant to the Loan Documents, shall have the right to terminate the Management Agreement upon, or at any time after an Event of Default, by giving Manager thirty (30) days' prior written notice of such termination, in which event Manager shall resign as manager of the Property effective upon the end of such thirty (30)-day period. Manager agrees not to look to Lender for payment of any accrued but unpaid fees relating to the Property accruing from and after the effective date of such termination.

      (d)  Cooperation with Management Consultant.  If, pursuant to the Loan Agreement, Borrower retains a Management Consultant, Manager shall cooperate with the Management Consultant to enable the Management Consultant to perform its responsibilities as described in the Loan Agreement.

      (e)  No Amendments to Management Agreement.  Manager will not amend or modify the Management Agreement in any manner which would (i) materially and adversely affect the management, operation or value of the Property, or (ii) increase the base management fee payable thereunder, without the prior written consent of Lender which consent shall not be unreasonably withheld, delayed or conditioned. In the event Manager fails to secure such approval, the Management Agreement shall, for the purposes of Manager's obligations to Lender pursuant to this Agreement, including Manager's obligation aforesaid to continue performance thereunder for Lender's benefit pursuant to the terms of this Agreement, be deemed not to have been modified by such amendment.

      (f)  Delivery of Rent Roll and Service Contracts.  Within twenty (20) Business Days after Lender's request therefor, but not more than once in any calendar quarter, and only to the extent not furnished by Borrower, Manager shall furnish to Lender a current rent roll of all Tenants of the Property, including a list of which Tenants are in default under their respective leases, and a schedule of all other entities with whom Manager has entered into leases, contracts or other agreements relating to the Property, together with copies of all such leases, contracts or agreements.

      (g)  Further Assurances.  Manager further agrees, without cost to Manager, to (i) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements herein contained, (ii) on request from Lender, and only to the extent not furnished by Borrower, furnish Lender with copies of such information as Borrower is entitled to receive under the Management Agreement, and (iii) at reasonable times, and upon reasonable advance notice, cooperate with Lender's representative or agent in any inspection of the Property.

      (h)  Assignment of Rents and Leases.  Manager acknowledges that, in connection with the Loan, Borrower has executed and delivered to Lender a certain Assignment of Leases and Rents, dated as of the date hereof, assigning to Lender, among other things, all of Borrower's right, title and interest in and to all of the Leases, including any of Borrower's rights in the security deposits thereunder (to the extent permitted by applicable law). Manager hereby agrees that as of the date hereof, Manager shall henceforth deliver to the Lockbox Account, and cause all Tenants under Leases to deliver to the Lockbox Account, for application in accordance with the terms and conditions of the Loan Agreement, the Cash Management Agreement and the other Loan

  Documents, all Rents and other proceeds received after the date hereof from any and all Tenants or other parties occupying or using any portion of the Property.

      (i)  No Joint Venture.  Lender has no obligation to Manager with respect to the Debt and Manager shall not be a third party beneficiary with respect to any of Lender's obligations to Borrower set forth in the Loan Documents. The relationship of Lender to Borrower is one of a creditor to a debtor, and Lender is not a joint venturer or partner of Borrower.

      (j)  Lender Not Obligated Under Management Agreement.  Manager further agrees that, except as hereinafter set forth, nothing herein shall impose upon Lender any obligation for payment or performance in favor of Manager. In the event that Lender notifies Manager in writing of the occurrence of a Cash Management Event and that Lender has elected to assert the rights of Borrower under the Management Agreement, Lender shall pay Manager the sums due Manager under the terms of the Management Agreement (subject to and in accordance with the terms of the Management Agreement and this Agreement) for the period commencing on the effective date of Lender's notice to Manager and ending on the expiration date or earlier termination of the Management Agreement.

      (k)  Lender's Reliance on Representations.  Manager has executed this Agreement for the purpose of inducing the Lender to make the Loan in accordance with the Loan Agreement and with full knowledge that Lender shall rely upon the representations, warranties and agreements herein contained when making the Loan, and that but for this instrument and the representations, warranties and agreements herein contained, the Lender would not take such actions.

      (l)  Governed by Loan Documents.  Manager agrees that until such time as the Debt has been repaid in full, the terms and provisions of this Agreement and the Note, the Loan Agreement and the other Loan Documents shall be superior to the terms and provisions of the Management Agreement with respect to the payment of any management fees thereunder (other than with respect to payment of management fees and other amounts payable under the Management Agreement for any periods prior to the termination thereof) and termination of the Management Agreement, and to the extent there are any inconsistencies between the Management Agreement and this Agreement and the Loan Documents with respect to such terms and provisions, the terms, provisions and conditions in this Agreement and the Loan Documents shall govern in all respects.

    (4)  Borrower Consent.  Borrower has joined herein to evidence its consent to all the agreements of Manager contained in this Agreement.

    (5)  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    (6)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall collectively constitute but one and the same instrument.

    (7)  Assignment.  Lender shall have the right to transfer, sell and assign its interest in this Agreement to any Person. All references to "Lender" hereunder shall be deemed to include the successors and assigns of Lender.

    (8)  Notices.  Any notice, election, request, communication or demand which is required or permitted to be given or served hereunder shall be in writing and shall be given or served by hand delivery against receipt, by any nationally recognized overnight courier service providing evidence of the date of delivery or by certified mail return receipt requested, postage prepaid, addressed to

If to Lender:	UBS Warburg Real Estate Investments Inc. 1285 Avenue of the Americas, 11th Floor New York, New York 10019 Attention: Robert Pettinato, Director Facsimile No. (212) 821-5720
with a copy to:	Cadwalader, Wickersham & Taft 100 Maiden Lane New York, New York 10038 Attention: Alan Lawrence, Esq. Facsimile No. (212) 504-6666
If to Manager:
With a copy to:

Any such notice or demand given hereunder shall be effective upon delivery or three (3) days after mailing aforesaid. All notices, elections, requests, communications and demands required or permitted hereunder shall be in the English language.

    (9)  Non-Recourse.  Anything contained in this Agreement to the contrary notwithstanding (except as provided below), Lender's recourse with respect to any claims arising under or in connection with this Agreement shall be limited solely to the interest of Manager in the Management Agreement, and none of (i) Manager or any of its Affiliates, (ii) any Persons who presently or in the future own any direct ownership interest in Manager or any successor of Manager (each, a "Direct Beneficial Owner") or any affiliate thereof, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Manager or any Direct Beneficial Owner of any Affiliate thereof, or (iv) any partner, principal, officer, controlling person, beneficiary, trustee, advisor, shareholder, employee, agent, nominee, Affiliate or director of any Person described in clauses (i) through (iii) above shall be personally liable for the performance of any obligation hereunder or the payment of any amount due hereunder; provided, however, that the foregoing limitation on the personal liability of the Persons described in clauses (i) through (iv) above shall not impair the validity of this Agreement or the right of Lender to enforce any of its rights or remedies hereunder or under any of the other Loan Documents upon the occurrence of a Cash Management Event as provided in this Agreement. Nothing contained herein shall release, impair or otherwise affect any right, remedy or recourse Lender may have against Manager or Borrower with respect to (a) any fraud or bad faith or any material and intentional misrepresentation by Manager or its Affiliates made in connection with the transactions contemplated hereby, (b) bad faith waste by Manager, (c) any misapplication of Rents following and during the continuance of a Cash Management Event, or (d) any misapplication of proceeds of any insurance policies required to be maintained by Borrower or Manager.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

    IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the day and year first above written.

MANAGER:

EXHIBIT A

(see attached)

Exhibit C-2

Form of Managers Consent and Subordination Agreement

MANAGER'S CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENT

    THIS MANAGER'S CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENT (this "Agreement"), dated as of             ,            , is executed by the undersigned,                       , a                      , ("Manager"), as an inducement to UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation (together with its successors and assigns, the "Lender"), to make a loan to                       , a                      limited partnership ("Borrower") and certain affiliates of Borrower (collectively, the "Borrowers") in a principal amount not to exceed $800,000,000 (the "Loan") pursuant to that certain Loan Agreement dated as of the date hereof (the "Loan Agreement") between Lender and the Borrowers, in connection with various properties, including the property owned by Borrower known as                                           (the "Property").

    (1) Definitions. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

    (2) Manager's Representations. Manager warrants and represents to Lender, as of the date hereof, that the following are true and correct:

      (a) The management agreement is described on Exhibit A attached hereto and made a part hereof and such management agreement has not been amended, modified or supplemented (such management agreement, as so amended, modified or supplemented, the "Management Agreement").

      (b) That the entire agreement between Manager and Borrower for the management of the Property is evidenced by the Management Agreement.

      (c) That the Management Agreement constitutes the valid and binding agreement of Manager, is enforceable in accordance with its terms, and Manager has full authority under all state or local laws and regulations, to perform all of its obligations under said Management Agreement.

      (d) That neither Borrower nor Manager is in default in the performance of any of its obligations under the Management Agreement.

      (e) That Manager has received and reviewed a copy of the Loan Agreement and the Cash Management Agreement.

    (3) Manager's Agreements. Manager hereby consents to and agrees to each and every one of the following covenants and agreements for the benefit of Lender and as a condition to Lender's making the Loan:

      (a) No Termination of Management Agreement. Manager shall not terminate the Management Agreement without first obtaining Lender's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Manager shall have the right to terminate the Management Agreement upon default by Borrower with respect to non-payment of the management fee due thereunder by giving Lender thirty (30) days' prior written notice of such termination. In the event Lender shall cure such non-payment default in the aforesaid thirty (30)-day period, then any such termination notice shall be of no further force or effect.

      (b) Subordination of Management Agreement to Lien of Mortgages. Any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanics' and materialmen's liens under applicable law) owned, claimed or held, or to be owned, claimed or held, by Manager in and to the Property, other than rights of Manager to receive payment of the base management fee and all other amounts payable under the Management Agreement for periods prior to the termination thereof, are and shall be, and are hereby made, in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of Lender, its successors and assigns, and securing the repayment of the Debt and including, without limitation, those created under and by virtue of the Mortgages.

      (c) Lender's Right to Terminate. Upon the occurrence of a Cash Management Event, Manager shall, at the request of Lender, continue performance, subject to Paragraph 3(d) hereof, on behalf of Lender, of all of Manager's obligations under the terms of the Management Agreement with respect to the Property, provided that Lender gives Manager the notice provided for in Paragraph 3(j) hereof and Lender (or Borrower) performs or causes to be performed the obligations of Borrower to Manager under the Management Agreement accruing or arising from and after, and with respect to the period commencing upon, the effective date of such notice. Notwithstanding anything contained in the Management Agreement to the contrary, Lender, or Borrower at Lender's direction pursuant to the Loan Documents, shall have the right to terminate the Management Agreement upon, or at any time after, Lender or any third party acquires the Property, whether by foreclosure, deed-in-lieu of foreclosure or otherwise, by giving Manager thirty (30) days' prior written notice of such termination, in which event Manager shall resign as manager of the Property effective upon the end of such thirty (30)-day period. Manager agrees not to look to Lender for payment of any accrued but unpaid fees relating to the Property accruing from and after the effective date of such termination.

      (d) Cooperation with Management Consultant. If, pursuant to the Loan Agreement, Borrower retains a Management Consultant, Manager shall cooperate with the Management Consultant to enable the Management Consultant to perform its responsibilities as described in the Loan Agreement.

      (e) No Amendments to Management Agreement. Manager will not amend or modify the Management Agreement in any manner which would (i) materially and adversely affect the management, operation or value of the Property, or (ii) increase the base management fee payable thereunder, without the prior written consent of Lender which consent shall not be unreasonably withheld, delayed or conditioned. In the event Manager fails to secure such approval, the Management Agreement shall, for the purposes of Manager's obligations to Lender pursuant to this Agreement, including Manager's obligation aforesaid to continue performance thereunder for Lender's benefit pursuant to the terms of this Agreement, be deemed not to have been modified by such amendment.

      (f)  Delivery of Rent Roll and Service Contracts. Within twenty (20) Business Days after Lender's request therefor, but not more than once in any calendar quarter, and only to the extent not furnished by Borrower, Manager shall furnish to Lender a current rent roll of all Tenants of the Property, including a list of which Tenants are in default under their respective leases, and a schedule of all other entities with whom Manager has entered into leases, contracts or other agreements relating to the Property, together with copies of all such leases, contracts or agreements.

      (g) Further Assurances. Manager further agrees, without cost to Manager, to (i) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements herein contained, (ii) on request from Lender, and only to the extent not furnished by Borrower, furnish Lender with copies of such information as Borrower is entitled to receive under the Management Agreement, and (iii) at reasonable times, and upon reasonable advance notice, cooperate with Lender's representative or agent in any inspection of the Property.

      (h) Assignment of Rents and Leases. Manager acknowledges that, in connection with the Loan, Borrower has executed and delivered to Lender a certain Assignment of Leases and Rents, dated as of the date hereof, assigning to Lender, among other things, all of Borrower's right, title and interest in and to all of the Leases, including any of Borrower's rights in the security deposits thereunder (to the extent permitted by applicable law). Manager hereby agrees that as of the date hereof, Manager shall henceforth deliver to the Lockbox Account, and cause all Tenants under

  Leases to deliver to the Lockbox Account, for application in accordance with the terms and conditions of the Loan Agreement, the Cash Management Agreement and the other Loan Documents, all Rents and other proceeds received after the date hereof from any and all Tenants or other parties occupying or using any portion of the Property.

      (i)  No Joint Venture. Lender has no obligation to Manager with respect to the Debt and Manager shall not be a third party beneficiary with respect to any of Lender's obligations to Borrower set forth in the Loan Documents. The relationship of Lender to Borrower is one of a creditor to a debtor, and Lender is not a joint venturer or partner of Borrower.

      (j)  Lender Not Obligated Under Management Agreement. Manager further agrees that, except as hereinafter set forth, nothing herein shall impose upon Lender any obligation for payment or performance in favor of Manager. In the event that Lender notifies Manager in writing of the occurrence of a Cash Management Event and that Lender has elected to assert the rights of Borrower under the Management Agreement, Lender shall pay Manager the sums due Manager under the terms of the Management Agreement (subject to and in accordance with the terms of the Management Agreement and this Agreement) for the period commencing on the effective date of Lender's notice to Manager and ending on the expiration date or earlier termination of the Management Agreement.

      (k) Lender's Reliance on Representations. Manager has executed this Agreement for the purpose of inducing the Lender to make the Loan in accordance with the Loan Agreement and with full knowledge that Lender shall rely upon the representations, warranties and agreements herein contained when making the Loan, and that but for this instrument and the representations, warranties and agreements herein contained, the Lender would not take such actions.

      (l)  Governed by Loan Documents. Manager agrees that until such time as the Debt has been repaid in full, the terms and provisions of this Agreement and the Note, the Loan Agreement and the other Loan Documents shall be superior to the terms and provisions of the Management Agreement with respect to the payment of any management fees thereunder (other than with respect to payment of management fees and other amounts payable under the Management Agreement for any periods prior to the termination thereof) and termination of the Management Agreement, and to the extent there are any inconsistencies between the Management Agreement and this Agreement and the Loan Documents with respect to such terms and provisions, the terms, provisions and conditions in this Agreement and the Loan Documents shall govern in all respects.

    (4) Borrower Consent. Borrower has joined herein to evidence its consent to all the agreements of Manager contained in this Agreement.

    (5) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    (6) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall collectively constitute but one and the same instrument.

    (7) Assignment. Lender shall have the right to transfer, sell and assign its interest in this Agreement to any Person. All references to "Lender" hereunder shall be deemed to include the successors and assigns of Lender.

    (8) Notices. Any notice, election, request, communication or demand which is required or permitted to be given or served hereunder shall be in writing and shall be given or served by hand delivery against receipt, by any nationally recognized overnight courier service providing evidence of the date of delivery or by certified mail return receipt requested, postage prepaid, addressed to

If to Lender:	UBS Warburg Real Estate Investments Inc. 1285 Avenue of the Americas, 11th Floor New York, New York 10019 Attention: Robert Pettinato, Director Facsimile No. (212) 821-5720
with a copy to:	Cadwalader, Wickersham & Taft 100 Maiden Lane New York, New York 10038 Attention: Alan Lawrence, Esq. Facsimile No. (212) 504-6666
If to Manager:	11601 Wilshire Boulevard Suite 1200 Los Angeles, California 90025-1748 Attention: Mark Stefanek, Chief Financial Officer Facsimile No. (310) 478-3987
With a copy to:	Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attention: Peter Schwartz, Esq. Facsimile No. (212) 909-6836

Any such notice or demand given hereunder shall be effective upon delivery or three (3) days after mailing aforesaid. All notices, elections, requests, communications and demands required or permitted hereunder shall be in the English language.

    (9) Non-Recourse. Anything contained in this Agreement to the contrary notwithstanding (except as provided below), Lender's recourse with respect to any claims arising under or in connection with this Agreement shall be limited solely to the interest of Manager in the Management Agreement, and none of (i) Manager or any of its Affiliates, (ii) any Persons who presently or in the future own any direct ownership interest in Manager or any successor of Manager (each, a "Direct Beneficial Owner") or any affiliate thereof, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Manager or any Direct Beneficial Owner of any Affiliate thereof, or (iv) any partner, principal, officer, controlling person, beneficiary, trustee, advisor, shareholder, employee, agent, nominee, Affiliate or director of any Person described in clauses (i) through (iii) above shall be personally liable for the performance of any obligation hereunder or the payment of any amount due hereunder; provided, however, that the foregoing limitation on the personal liability of the Persons described in clauses (i) through (iv) above shall not impair the validity of this Agreement or the right of Lender to enforce any of its rights or remedies hereunder or under any of the other Loan Documents upon the occurrence of a Cash Management Event as provided in this Agreement. Nothing contained herein shall release, impair or otherwise affect any right, remedy or recourse Lender may have against Manager or Borrower with respect to (a) any fraud or bad faith or any material and intentional misrepresentation by Manager or its Affiliates made in connection with the transactions contemplated hereby, (b) bad faith waste by Manager, (c) any misapplication of Rents following and during the continuance of a Cash Management Event, or (d) any misapplication of proceeds of any insurance policies required to be maintained by Borrower or Manager.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

    IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the day and year first above written.

MANAGER:

EXHIBIT A

(see attached)

Schedule 1

Allocated Loan Amount

    Westfield Mall Portfolio

Property	Location	Allocated Loan Balances
Parkway Plaza	El Cajon, CA	$125,000,000
West Covina	West Covina, CA	$104,000,000
Horton Plaza (w/Robinsons May)	San Diego, CA	$144,000,000
Fox Hills	Culver City, CA	$72,000,000
Northwest Plaza (w/office)	St. Louis, MO	$99,500,000
Crestwood	St. Louis, MO	$95,000,000
Mid Rivers	St. Peters, MO	$84,000,000
West Park	Cape Girardeau, MO	$35,500,000
Enfield	Enfield, CT	$41,000,000
Total		800,000,000

Schedule 1–1

Schedule 2

Intentionally Deleted

Schedule 2–1

Schedule 3

Required Repair

Property:	Crestwood Plaza 164 Crestwood Plaza St. Louis, Missouri

ITEM	QUANTITY UNIT	COST	IMMEDIATE COST	COMMENTS
Repair concrete floor at northeast corner of 1st. Level of underground parking garage		Lump sum	$2,000
TOTAL ESTIMATED COST			$2,000

Schedule 3-1

Property:	Westfield Shoppingtown Fox Hills Mall Culver City, CA

QUANTITY	UNIT	UNIT COST	IMMEDIATE COST	COMMENTS
40000	SF	$0.60	$24,000	Complete planned exterior painting/sealing of mall exterior walls along north elevation.
1	LS	$5,000	$5,000	Repair cracking at concrete columns in parking garage.
			$29,000

Schedule 3-2

Schedule 4

Intentionally Omitted

Schedule 4–1

Schedule 5

Exceptions to Representation

NONE

Schedule 5–1

Schedule 6

Organizational Chart

Schedule 6-1

Schedule 7

Environmental Post Closing Obligations

Property Name	Housekeeping Tasks
Plaza Bonita	Proper removal and disposal of twelve (12) 30-gallon and 55-gallon drums
West Covina	Provide appropriate secondary containment for 55-gallon diesel fuel drum
Parkway Plaza	Provide appropriate secondary containment for 55-gallon diesel fuel drum
Horton Plaza	Provide appropriate secondary containment for two (2) 55-gallon diesel drums
Fox Hills Mall	Provide appropriate secondary containment for two (2) 55-gallon diesel fuel drums
Enfield Square	Evaluation of the management of Hazardous substances, including, but not limited to storage and labeling of materials and clean up of existing spillage
Northwest Plaza	Proper removal and disposal of soda machine

Schedule 7-1

Schedule 8

Intentionally Omitted

Schedule 8-1

Schedule 9

Amortization Schedule

		Principal
0	07/11/01
1	08/11/01	464,063.42
2	09/11/01	466,957.59
3	10/11/01	630,626.96
4	11/11/01	473,802.78
5	12/11/01	637,292.65
6	01/11/02	480,732.24
7	02/11/02	483,730.37
8	03/11/02	967,385.33
9	04/11/02	492,780.40
10	05/11/02	655,772.62
11	06/11/02	499,943.46
12	07/11/02	662,747.85
13	08/11/02	507,194.70
14	09/11/02	510,357.87
15	10/11/02	672,889.16
16	11/11/02	517,737.30
17	12/11/02	680,075.09
18	01/11/03	525,207.57
19	02/11/03	528,483.08
20	03/11/03	1,008,059.23
21	04/11/03	538,065.88
22	05/11/03	699,870.60
23	06/11/03	545,786.39
24	07/11/03	707,388.66
25	08/11/03	553,601.94
26	09/11/03	557,054.53
27	10/11/03	718,361.32
28	11/11/03	565,008.78
29	12/11/03	726,106.99
30	01/11/04	573,060.95
31	02/11/04	576,634.90
32	03/11/04	894,625.34
33	04/11/04	585,810.56
34	05/11/04	746,363.29
35	06/11/04	594,118.79
36	07/11/04	754,453.66
37	08/11/04	602,529.30
38	09/11/04	606,287.03
39	10/11/04	766,302.81
40	11/11/04	614,847.32
41	12/11/04	774,638.63
42	01/11/05	623,512.98
43	02/11/05	627,401.58
44	03/11/05	1,097,962.18
45	04/11/05	638,161.98

Schedule 9–1

46	05/11/05	797,341.92
47	06/11/05	647,114.64
48	07/11/05	806,059.81
49	08/11/05	656,177.51
50	09/11/05	660,269.82
51	10/11/05	818,870.03
52	11/11/05	669,494.62
53	12/11/05	827,852.93
54	01/11/06	678,832.97
55	02/11/06	683,066.58
56	03/11/06	1,148,553.81
57	04/11/06	694,489.66
58	05/11/06	852,192.53
59	06/11/06	704,135.69
60	07/11/06	861,585.62
61	08/11/06	713,900.47
62	09/11/06	718,352.78
63	10/11/06	875,429.90
64	11/11/06	728,292.56
65	12/11/06	885,109.03
66	01/11/07	738,354.69
67	02/11/07	742,959.51
68	03/11/07	1,202,988.03
69	04/11/07	755,095.60
70	05/11/07	911,209.23
71	06/11/07	765,487.68
72	07/11/07	921,328.79
73	08/11/07	776,007.67
74	09/11/07	780,847.32
75	10/11/07	936,285.67
76	11/11/07	791,556.39
77	12/11/07	946,713.91
78	01/11/08	802,397.28
79	02/11/08	807,401.51
80	03/11/08	1,111,850.12
81	04/11/08	819,371.11
82	05/11/08	973,799.26
83	06/11/08	830,554.39
84	07/11/08	984,689.28
85	08/11/08	841,875.33
86	09/11/08	847,125.77
87	10/11/08	1,000,826.12
88	11/11/08	858,650.70
89	12/11/08	1,012,048.84
90	01/11/09	870,317.50
91	02/11/09	875,745.32
92	03/11/09	1,323,671.59
93	04/11/09	889,462.20
94	05/11/09	1,042,052.37
95	06/11/09	901,508.27

Schedule 9–2

96	07/11/09	1,053,782.57
97	08/11/09	913,702.64
98	09/11/09	919,401.03
99	10/11/09	1,071,206.13
100	11/11/09	931,815.65
101	12/11/09	1,083,295.20
102	01/11/10	944,383.08
103	02/11/10	950,272.82
104	03/11/10	1,391,406.57
105	04/11/10	964,876.93
106	05/11/10	1,115,489.53
107	06/11/10	977,851.34
108	07/11/10	1,128,123.72
109	08/11/10	990,985.45
110	09/11/10	997,165.83
111	10/11/10	1,146,931.74
112	11/11/10	1,010,537.70
113	12/11/10	1,159,952.96
114	01/11/11	1,024,074.18
115	02/11/11	1,030,460.92
116	03/11/11	1,464,286.23
117	04/11/11	1,046,019.65
118	05/11/11	1,194,504.48
119	06/11/11	1,059,992.90
120	07/11/11	1,208,111.31
Balloon		$702,178,269.02

Schedule 9–3

Schedule 10

Properties in Flood Zones

Parkway	—	Zone X
West Covina	—	Zone D (undetermined, but possible flood hazard area)
Horton Plaza	—	Zone C
Fox Hills	—	Zone X
Northwest	—	Zone X
Crestwood	—	Improvements in Zone X, other lands in Zone AE
Mid Rivers	—	Not within 100 year flood plain
West Park	—	Not in a special flood hazard area
Enfield	—	Zone A-9

Schedule 10–1

FIRST AMENDMENT TO LOAN AGREEMENT

    THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "Agreement") made as of the 2nd day of August, 2001, by and between the Borrower (as hereinafter defined) and UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation (together with its successors and assigns, "Lender").

W I T N E S S E T H:

    WHEREAS, Lender has made a loan to Borrower in the principal sum of $800,000,000.00 (the "Loan") evidenced by Borrower's Note dated as of July 11, 2001, given to Lender (the "Note");

    WHEREAS, in connection with the Loan and the Note, Borrower and Lender entered into a certain Loan Agreement dated as of July 11, 2001 (the "Loan Agreement"), pursuant to which Borrower and Lender set forth, among other things, the terms of payment and rates of interest under the Note; and

    WHEREAS, Borrower and Lender wish to amend the Loan Agreement as hereinafter provided.

    NOW, THEREFORE, in consideration of ten dollars ($10) and other good and valuable consideration, the receipt of which is hereby acknowledged, Lender and Borrower hereby covenant and agree as follows:

      1.  The definition of Interest Rate as set forth in the Loan Agreement is hereby amended and restated as follows:

    "Interest Rate":  shall mean the following rates per annum with respect to the corresponding Components comprising the Note as set forth below:

Component A-1	6.746849% per annum
Component A-2	7.121849% per annum
Component B	7.238849% per annum
Component C	7.345849% per annum
Component D	7.424849% per annum
Component E	7.765849% per annum
Component F	7.863849% per annum
Component G	8.350849% per annum

      2.  Section 2.1.4 of the Loan Agreement is hereby amended and restated as follows:

    "For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A-1 through G. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A-1	$102,000,000.00
A-2	$425,500,000.00
B	$65,095,000.00
C	$59,259,000.00
D	$45,646,000.00
E	$23,500,000.00
F	$25,000,000.00
G	$54,000,000.00

      3.  Borrower hereby acknowledges that notwithstanding Borrower's right to receive ten (10) days prior written notice of a modification of the Components pursuant to Section 2.1.5 of the Loan Agreement, this Agreement satisfies any and all of Lender's obligations to provide notice with respect to the modification of Components.

      4.  The liability of Borrower hereunder is limited pursuant to the terms and conditions set forth in Section 11.1 of the Loan Agreement.

      5.  Except as expressly modified and amended in this Agreement, the Loan Agreement is hereby ratified and confirmed in all respects, and shall remain unmodified and in full force and effect. All capitalized terms used in this Agreement which are not defined herein shall have the meanings given such terms in the Loan Agreement.

      6.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

[NO FURTHER TEXT ON THIS PAGE]

    IN WITNESS WHEREOF, Borrower and Lender have duly executed this Agreement as of the day and year first above written.

UBS WARBURG REAL ESTATE INVESTMENTS INC., a Delaware corporation
By:	/s/ ANDREW B. COHEN
	Name:	Andrew B. Cohen
	Title:	Associate Director
By:	/s/ ROBERT PETTIINATO
	Name:	Robert Pettinato
	Title:	Director
Parkway Plaza LP, a Delaware limited partnership
By:	Parkway Plaza, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary
Plaza West Covina LP, a Delaware limited partnership
By:	Plaza West Covina, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary

Horton Plaza LP, a Delaware limited partnership
By:	Horton Plaza, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary
Fox Hills Mall LP, a Delaware limited partnership
By:	Fox Hills Mall, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary
West Park Partners, L.P., a Missouri limited partnership
By:	West Park Shopping Center, Inc., a Delaware corporation, its general partner
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary

Northwest Plaza LLC, a Delaware limited liability company
By:	Northwest Plaza, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary
WEA Crestwood Plaza LLC, a Delaware limited liability company
By:	Crestwood Plaza, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary
Mid Rivers Mall LLC, a Delaware limited liability company
By:	Mid Rivers, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary

Enfield Square LLC. a Delaware limited liability company
By:	Enfield Square, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary
Mid Rivers Land LLC II, a Delaware limited liability company
By:	Mid Rivers Land, Inc., a Delaware corporation, its managing member
	By:	/s/ ELIZABETH P. WESTMAN
	Name:	Elizabeth P. Westman
	Title:	Assistant Secretary

QuickLinks

LOAN AGREEMENT
TABLE OF CONTENTS
LOAN AGREEMENT
FORM OF TENANT NOTICE LETTER
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT A LEGAL DESCRIPTION
Exhibit C-1 Form of Managers Consent and Subordination Agreement MANAGER'S CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENT
EXHIBIT A (see attached)
Exhibit C-2 Form of Managers Consent and Subordination Agreement MANAGER'S CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENT
EXHIBIT A (see attached)
Schedule 1 Allocated Loan Amount
Schedule 2 Intentionally Deleted
Schedule 3 Required Repair
Schedule 4 Intentionally Omitted
Schedule 5 Exceptions to Representation
Schedule 6 Organizational Chart
Schedule 7 Environmental Post Closing Obligations
Schedule 8 Intentionally Omitted
Schedule 9 Amortization Schedule
Schedule 10 Properties in Flood Zones
FIRST AMENDMENT TO LOAN AGREEMENT